As filed with the Securities and Exchange Commission on August 13, 2007.
Registration Statement No. 333-142204

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
to
FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EQUICAP, INC.
(Exact name of registrant as specified in its charter)

Nevada	3510	33-0652593
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Number)	Identification No.)

10510 Hillsboro Road
Santa Ana, California 92705
904-507-4937
(Address and telephone number of principal executive offices)

Peter Wang, President
Equicap, Inc.
10510 Hillsboro Road
Santa Ana, California 92705
904-507-4937
(Name, address and telephone number of agent for service)

Copies to:
Andrew D. Hudders, Esq.
Golenbock Eiseman Assor Bell & Peskoe LLP
437 Madison Avenue - 40th Floor
New York, NY 10022
Telephone: (212) 907-7300 (x7349)
Facsimile (221) 754-0330

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock in connection with Securities Purchase Transaction	9,773,969	$1.25	(2)	$12,217,461	$375.08
Common stock underlying Placement Agent Warrants	422,535	$2.13	(3)	$899,999.55	$27.63
TOTAL PREVIOUSLY PAID					$402.71

(1)	Pursuant to Rule 416, also being registered are such additional securities as may become issuable pursuant to anti-dilution provisions of the placement agent warrants.

(2)
Pursuant to Rule 457(c), the fee is calculated on the basis of the average of the bid and ask prices of the common stock. Notwithstanding the foregoing, the last trade was November 28, 2006, which is the price used for the above calculations.

(3)	Pursuant to Rule 457(g), the fee is based on the exercise price of the placement agent warrants.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any state.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED AUGUST 13, 2007

EQUICAP, INC.

10,196,504 Shares of common stock

This prospectus covers up to 10,196,504 shares of common stock of Equicap, Inc. that may be offered for sale or otherwise transferred for the account of the selling stockholders, the names of which are set forth under the heading “Selling Stockholders” beginning on page 49.

The shares of common stock are traded on the OTC Bulletin Board under the symbol EQPI.OB. The last sale price of the common stock was $1.30 on April 9, 2007.

Equicap will not receive any proceeds from the sale or other transfer of the shares or interests therein by the selling stockholders. Equicap is registering up to 422,535 shares of common stock for sale that may be issued on exercise of outstanding warrants, and if those warrants are exercised, Equicap will receive up to $899,999.55 in gross proceeds.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2007

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

Summary

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, paying particular attention to the section entitled Risk Factors.

Generally about us

Equicap, Inc., doing business through its subsidiary, Usunco Automotive Limited (“Usunco”) operates through IBC Automotive Products, Inc. (“IBC”), its wholly-owned subsidiary established under the laws of the State of California, and through Zhejiang ZhongChai Machinery Co., Ltd. (the “ZhongChai JV”), a 75%-owned joint venture established under the laws of the People’s Republic of China (the “PRC” or “China”). Through its two operating subsidiaries, the company is engaged in the development and distribution of automotive parts and diesel engines sourced from China and sold to customers located primarily in China and North America.

For the establishment and funding of the ZhongChai JV, Equicap funded the joint venture with $8,000,000 at the same time as the joint venture partner contributed $2,600,000 in capital. These amounts will be used as working capital of the joint venture.

At present, we anticipate that the diesel engines and engine related products for industrial and agricultural equipment will contribute a significant portion of our immediate future revenues. These products will generally be incorporated in the products manufactured by others. The industrial equipment will include products such as forklifts, excavators, construction equipment and power generators, and the agricultural equipment will include products such as tractors, water pumps and other farm machinery. In the near term, forklifts and similar equipment are anticipated to be the end products that will use our parts the most. We are exploring other products for the same type of equipment which may become significant products for us in the future, such as transmissions. On July 6, 2007, ZhongChai JV completed the purchase of Zhejiang Shengte Transmission Co., Ltd, a manufacturer and distributor of gears and transmissions systems mainly used with diesel engines for industrial and agricultural machinery. Currently, automotive parts, such as starters and alternators, sold through IBC, have generated the revenues of the company, approximating $1,206,077 and $315,789 for the nine month periods ended March 31, 2007 and 2006, respectively, resulting in net losses of approximately $1,005,124 and $13,227 for the same periods, respectively. For the fiscal year ended June 30, 2006, the revenues and net income of the company were $961,632 and $60,557 respectively, and were generated by the sales activity of IBC. The diesel engine, transmission and other industrial and agricultural products will be sold mostly within the Chinese domestic market and the automotive parts are and will continue to be mostly sold within the North American market. The primary focus of the company’s future development will be on its Chinese markets using the ZhongChai JV subsidiary, and the product range will focus on the industrial and agricultural equipment products.

Equicap was a public “shell” company with nominal assets until March 9, 2007, when it conducted a share exchange with the equity owners of Usunco (“Share Exchange”) and sold common stock in a private placement with eleven accredited and institutional investors for gross proceeds of $12,000,000 (“Offering”). Prior to the Share Exchange, its sole business had been to identify, evaluate and investigate various companies with the intent that, if such investigation warranted, a reverse merger transaction be negotiated and completed pursuant to which Equicap would acquire a target company with an operating business with the intent of continuing the acquired company’s business as a publicly held entity.

Except as otherwise indicated by the context, references in this document to “Usunco,” “company,” “we,” “us,” or “our” are references to the combined business of Usunco, IBC and the ZhongChai JV. All references to “$” are to the legal currency of the United States.

Our mailing address is at 10510 Hillsboro Road, Santa Ana, California 92705. Our telephone number is 904-507-4937.

Risk Factors

You should carefully consider the risks described below, in conjunction with other information and our consolidated financial statements and related notes included elsewhere in this Form 8-K, before making an investment decision. You should pay particular attention to the fact that we will conduct substantially all of our operations in China and those operations are governed by a legal and regulatory environment that in some respects differ significantly from the environment that may prevail in other countries that you may be familiar with. Our business, financial condition or operating results could be affected materially and adversely by any or all of these risks. The trading price of our common stock could decline due to any or all of these risks, and you may lose all or part of your investment. An investment in our common stock consequently involves a high degree of risk that you should be aware of.

Risks Related to Our Business

We anticipate that a significant portion of our revenue will be from our planned distribution of diesel engines and related products, which we purchase from one single supplier. We have considerable risk related to the reliance on the sole supplier which could have a detrimental consequence to our long term viability.

We anticipate that a significant portion of our revenues in the nearer term will be from the distribution of diesel engine products which we will purchase from Xinchai Holding Group Co., Ltd. and its subsidiary, Xinchai Diesel Engine Co., Ltd. Although Xinchai Holding is our joint venture partner and holds 25% interest in our joint venture distribution company, Zhejiang Zhongchai Machinery Co., Ltd., and such distributorship is based on an exclusive distribution agreement between Xinchai Holding and Zhongchai Machinery, whereby Zhongchai Machinery serves as Xinchai’s sole agent responsible for distribution of all of the latter’s diesel engines and related accessories. We face risks inherent in relying on a single supplier for our most important products. If Xinchai Diesel supplies products that are defective or defaults, experiences disruptions in supplying us, or experiences any other events that affect our supply of marketable products, there could be considerable detrimental consequences to our reputation, market image, financial results and long term viability.

Our revenues will decrease if there is less demand for industrial and agricultural equipment or medium and light duty commercial vehicles in which our products are installed.

Once our business in China is fully operational, we believe our principal customers will be manufacturers of industrial and agricultural equipment and of medium and light duty commercial vehicles. Our products will be part of the larger end product of these manufacturers, including things such as fork lifts, excavators, construction equipment, tractors, pumps and other machinery. If sales of industrial and agricultural equipment or medium and light duty commercial vehicles decrease, then the demand for our major products and our revenues would likewise decrease.

We will continue to be under downward pricing pressures on our diesel engine and other engine products from our customers and competitors which may adversely affect our growth, profit margins and net income.

We will face continuing downward pricing pressure from our customers and competitors as products similar to ours are sourced in different developing economies, new engine manufacturers offer better priced products and improved products are offered in the market place. To retain our existing customers and gain new ones, we will have to continue to keep our unit prices competitive and possibly improve or expand our product offerings. In view of our need to maintain competitive prices on our products, our growth, profit margins and net income will be affected if we cannot effectively continue to control our sourcing and other costs.

Our contracts with our customers generally will be short-term and do not require the purchase of a minimum amount, which may result in periods of time during which we have limited orders for our products.

Our customers generally do not provide long-term volume purchase commitments. Although we anticipate receiving non-binding purchase plans from significant customers who will have continuing demand for certain products, these plans provide only purchase forecasts and state terms such as price, payment method, payment period, quality standards and inspection and similar matters rather than provide firm, long-term commitments to purchase products. As we are not likely to have many long term contracts for the majority of our sales, we could have periods during which we have no or only limited orders for our products, but will continue to have to pay the costs to maintain our work force and our operating facilities and to service our indebtedness without the benefit of current revenues.

We will face short lead-times for delivery of products to customers. Failure to meet delivery deadlines could result in the loss of customers and damage to our reputation and goodwill.

We will have to enter into many customer purchase agreements prior to ordering from our suppliers. However, these purchase agreements typically contain short lead-times for the delivery of products, leading to production and manufacturer supply schedules that can reduce our profit margins on the products procured from our suppliers. Our suppliers may lack sufficient capacity at any given time to meet all of our customers’ demands if orders exceed their production capacity. We will strive for rapid response to customer demand which can lead to reduced purchasing efficiency and increased procurement costs, therefore reducing margins. If we are unable to sufficiently meet our customers’ demands, we may lose our customers. Moreover, failure to meet customer demands may damage our reputation and goodwill.

If our selling efforts generate rapid growth in demand, we may not be able to respond effectively if our sources of supply or capital are not adequate resulting in lost business opportunity.

If we are successful in our marketing plans resulting in significant market growth and demand for our products, we will be required to deliver larger volumes of products to our customers. Meeting any substantial demand will require us to increase our need to source a sufficient amount of quality products that meet our customers’ requirements, either from Xinchai Diesel or other sources. Such demand would require our current suppliers, and in particular Xinchai Diesel, to expand their production capacities, or it will necessitate our securing additional qualified suppliers. In addition, we may require more working capital than we currently have available to support new supply arrangements or additional inventory. The failure to be able to meet demand for our products may result in customers seeking other sources of supply and may adversely affect our reputation as a ready and consistent supplier.

Because of market conditions, we will have to grant relatively long payment terms for accounts receivable which can adversely affect our cash flow.

As is customary in China, for competitive reasons we will have to grant relatively long payment terms to most of our China based customers (generally 45-60 days for our original equipment manufacturing customers). As a result of the size of many of our orders, these payment terms may adversely affect our cash flow and our ability to fund our operations out of our operating cash flow. In addition, the reserves we will have to establish for our receivables may not prove to be adequate in view of an actual experience of bad debts. The failure of our customers to pay us timely would negatively affect our working capital, which could in turn adversely affect our cash flow.

Because our customers are likely to be large manufacturers, they generally will be placing large orders for our products and require their prompt delivery which will impact our working capital. If our customers do not use our products and sell the final end products in a timely fashion to generate their income, they, in turn may not pay us in a timely fashion. This failure to pay our invoices in a timely manner may defer or delay further product orders from us, which may adversely affect our cash flows, sales or income in subsequent periods.

We may not be able to finance the development of new products which could negatively impact our competitiveness.

Our future operating results will depend, to some extent, on our ability to continue to provide new products that compare favorably on the basis of cost and performance with the products of our competitors. Some of our competitors have design and manufacturing capabilities and technologies that compete well with our products, particularly in markets outside of China. We will conduct research and development on a number of new products as we implement our business plans. Some of these activities may require a substantial outlay of capital. To remain competitive, we believe that we will have to incur product development expense and invest in research of new products. These costs will result in greater operating expenses. All of these factors will create demands on our working capital and our ability to fund our current and future marketing and distribution activities and the expansion of our business.

We will receive a significant portion of our revenues from a small number of customers which may make it difficult to negotiate attractive prices for our products and exposes us to risks of substantial losses if we lose certain of these customers.

Our five largest potential customers will include Anhui Heli and Hangzhou Forklift. We anticipate that a significant portion of our revenues will be dependant on such customers. Dependence on a few major customers could make it difficult to negotiate attractive prices for our products and could expose us to the risk of substantial losses if a single dominant customer stops purchasing our products. In such event, unless we are able to replace a terminating customer, we would suffer a loss of revenue and net income.

Our ability to effectively implement our business strategy depends upon, among other factors, the successful recruitment and retention of additional skilled and experienced management and other key personnel and we cannot assure that we will be able to hire or retain such employees.

We must attract, recruit and retain a sizeable workforce of technically competent management and employees, particularly in the areas of marketing and sales and to some extent technical personnel. These individuals can be difficult to find in China, and as the economy in China expands, there is increasing competition for these types of educated and trained workers. We cannot give assurance that we will be able to find, hire or retain such management persons and employees, or even if we are able to so hire such persons, that the financial costs therefrom may have an adverse affect on our net income.

Our business depends on our ability to protect and enforce our intellectual property effectively which may be difficult particularly in China.

The success of our business depends in some measure on the legal protection of proprietary rights in the technology we hold. We will protect our proprietary rights in our products and operations through contractual obligations, including nondisclosure agreements. If these contractual measures fail to protect our proprietary rights, any advantage those proprietary rights provide us would be negated.

Monitoring infringement of intellectual property rights is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our intellectual property and know-how, particularly in China and other countries in which the laws may not protect our proprietary rights as fully as the laws of the United States. Accordingly, other parties, including competitors, may duplicate our products using our proprietary technologies. Pursuing legal remedies against persons infringing our patents or otherwise improperly using our proprietary information is a costly and time consuming process that would divert management’s attention and other resources from the conduct of our other business, and could cause delays and other problems with the marketing and sales of our products, as well as delays in deliveries.

It may be difficult to find or integrate acquisitions which could have an adverse effect on our expansion plans.

Although we have no commitments or agreements for any acquisitions at this time, a component of our growth strategy is to invest in or establish strategic alliances such as joint ventures with other companies, or acquire companies or divisions of companies that design, manufacture or distribute complementary products such as other sizes or designs of diesel engines, transmissions or automotive parts. We may be unable to identify suitable investments or acquisition candidates or to make these investments, alliances or acquisitions on a commercially reasonable basis, if at all. If we complete an investment, alliance or acquisition, we may not realize the anticipated benefits from the transaction.

Integrating an acquired company, division or product line is complex, distracting and time consuming, as well as a potentially expensive process. The successful integration of an acquisition would require us to:

•	integrate and retain key management, sales, research and development, and other personnel;

•	incorporate the acquired products or capabilities into our offerings both from an engineering and sales and marketing perspective;

•	coordinate research and development efforts;

•	integrate and support pre-existing supplier, distribution and customer relationships; and

•	consolidate duplicate facilities and functions and combine back office accounting, order processing and support functions.

The geographic distance between the companies, the complexity of the technologies and operations being integrated and the disparate corporate cultures being combined may increase the difficulties of combining an acquired company. Acquired businesses are likely to have different standards, controls, contracts, procedures and policies, making it more difficult to implement and harmonize company-wide financial, accounting, billing, information and other systems. Management’s focus on integrating operations may distract attention from our day-to-day business and may disrupt key research and development, marketing or sales efforts.

With the diesel engine industry being fragmented and many of our competitors having greater resources than we do, we may not be able to compete successfully.

The diesel engine industry in China is fragmented, and markets for industrial and agricultural equipment and automobile parts are competitive. Criteria for our customers and potential customers include:

•	Quality;

•	Price/cost competitiveness;

•	Product performance;

•	Reliability and timeliness of delivery;

•	New product and technology development capability;

•	Degree of global and local presence;

•	Effectiveness of customer service; and

•	Overall management capability.

Depending on the particular product market (original equipment manufacturers or aftermarket sales) and geographic market, the number of our competitors varies considerably. Many of our competitors have substantially greater revenues and financial resources than we do, as well as stronger brand names, consumer recognition, business relationships with industrial and agricultural equipment and automotive manufacturers, and geographic presence than we have, especially where we intend to enter a new application domain or geographic market. We may not be able to compete favorably and increased competition may substantially harm our competitive position.

Internationally, we face different market dynamics and competition. We may not be as successful as our competitors in generating revenues in international markets due to the lack of recognition of our brands, products or other factors. Developing product recognition overseas is expensive and time-consuming and our international expansion efforts may be more costly and less profitable than we expect. If we are not able to execute our business expansion in our target markets, our sales could decline, our margins could be negatively impacted and we could lose market share.

The growing use of electrical motors present a competitive obstacle for the company because they are cleaner and suitable for smaller equipment.

We face competition from other power sources in the engine market, such as electrical motors. There is a trend in the market that industrial equipment such as forklifts will employ electrical motors because they are more environmentally friendly. Although electrical motors may have reduced power when compared with the diesel engines we sell, we anticipate that we will face competition against our sales in the small forklift market where the power produced by electrical motors is sufficient for the smaller loads of these sized vehicles. Currently management estimates that about 10% of forklifts sold in China use electrical motors. This percentage, management believes, is likely to grow to 20% over the next 5 to 10 years. We believe that we will need to deal with this challenge by introducing cleaner emission technology to Xinchai Holdings and our other future suppliers of diesel engines in China. If we fail to do so, then our sales will be affected with the result of reduced revenues and profits.

The cyclical nature of industrial and agricultural equipment and medium and light duty commercial vehicle production and sales could result in a reduction in diesel engine sales, which could adversely affect our financial liquidity.

Our sales to manufacturers rely on industrial and agricultural equipment and medium and light duty commercial vehicle production and sales by our customers, which are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences. They also can be affected by government policies, labor relations issues, regulatory requirements, and other factors, which could give rise to fluctuations in the demand for our products.

Increasing costs of goods from our suppliers as a result of increasing costs for manufactured components and raw materials may adversely affect our profitability.

A broad range of manufactured components and raw materials are used in the production of diesel engines, including castings, electronic components, finished sub-components, molded plastic parts, fabricated metal, aluminum and steel, and resins. The prices of these products is increasing as a result of the growth of the Chinese economy. Our suppliers may increase diesel engine prices as a result of increasing prices for components and raw materials. Because it may be difficult for us to pass the increased costs on to our customers, any significant increase in the prices of our purchased goods could materially increase our operating costs and adversely affect our profit margins and profitability.

We may be subject to product liability and warranty and recall claims, which may increase the costs of doing business and adversely affect our reputation, financial condition and liquidity.

We face an inherent business risk of exposure to product liability and warranty claims if our products actually or allegedly fail to perform as expected or the use of our products results, or is alleged to result, in bodily injury and/or property damage. We may be exposed to potential liability even if we have product liability insurance. We cannot give any assurance that we will not incur significant costs to defend these claims or that we will not experience any product liability losses in the future. In addition, if any of our designed products are or are alleged to be defective, we may be required to participate in a recall of such products. We cannot assure you that the future costs associated with providing product warranties and/or bearing the cost of repair or replacement of our products will not have an adverse effect on our financial condition and liquidity.

We are subject to environmental and safety regulations, which may increase our compliance costs.

We are subject to the requirements of environmental and occupational safety and health laws and regulations in China and other countries where we sell our products. To the extent that we expect to expand our operations into other geographic areas, we will become subject to such laws and regulations of those countries as well. We cannot provide assurance that at all times we have been or will be in full compliance with all of these requirements, or that we will not incur material costs or liabilities in connection with these requirements. The capital requirements and other expenditures that may be necessary to comply with environmental requirements could increase and become a material expense of doing business.

Our commercial viability depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties.

In the event that our technologies infringe or violate the patent or other proprietary rights of third parties, we may be prevented from pursuing product development, commercialization or distribution of our products that utilize such technologies. There may be patents held by others of which we are unaware that contain claims that our products or operations infringe. In addition, given the complexities and uncertainties of patent laws, there may be patents of which we know that we may ultimately be held to infringe, particularly if the claims of the patent are determined to be broader than we believe them to be. As a result, avoiding patent infringement may be difficult.

If a third party claims that we infringe its patents, any of the following may occur:

•	we may become liable for substantial damages for past infringement if a court decides that our technologies infringe upon a competitor’s patent;

•
a court may prohibit us from selling or licensing our product without a license from the patent holder, which may not be available on commercially acceptable terms or at all, or which may require us to pay substantial royalties or grant cross-licenses to our patents; and

•	we may have to redesign our product so that it does not infringe upon others’ patent rights, which may not be possible or could require substantial funds or time.

In addition, employees, consultants, contractors, suppliers and others may use the trade secret information of others in their work for us or disclose our trade secret information to others. Either of these events could lead to disputes over the ownership of inventions derived from that information or expose us to potential damages or other penalties. If any of these events occurs, our business will suffer and the market price of our common stock will likely decline.

Our international expansion plans subject us to risks inherent in doing business internationally, such as protectionist limitations, higher sales costs and additional importation taxes, all of which would affect our profitability.

Our long-term business strategy relies on the expansion of our international sales outside China by targeting markets, such as Europe and the United States. Risks affecting our international expansion include challenges caused by distance, language and cultural differences, conflicting and changing laws and regulations, international import and export legislation, trading and investment policies, foreign currency fluctuations, the burdens of complying with a wide variety of laws and regulations, protectionist laws and business practices that favor local businesses in some countries, foreign tax consequences, higher costs associated with doing business internationally, restrictions on the export or import of technology, difficulties in staffing and managing international operations, trade and tariff restrictions, and variations in tariffs, quotas, taxes and other market barriers. These risks could harm our international expansion efforts, which in turn could materially and adversely affect our business, operating results and financial condition.

Risks Related to Management

We do not intend to pay dividends on shares of our common stock in the foreseeable future.

We have never paid cash dividends on our common stock. Our current board of directors does not anticipate that we will pay cash dividends in the foreseeable future. Instead, we intend to retain future earnings for reinvestment in our business and/or to fund future acquisitions. Determination of net income under PRC accounting standards and regulations may differ from determination under U.S. GAAP in significant aspects, such as the use of different principles for recognition of revenues and expenses. Under PRC law, our PRC joint venture is required to set aside a portion of its net income each year to fund designated statutory reserve funds. Therefore, there may be limitations on the availability of cash for the payment of dividends.

The management persons own a controlling interest in the company and will be able to control management decisions, thereby limiting the ability of the public shareholders to influence the corporate direction and affairs for the foreseeable future.

The management persons hold approximately 14,177,989 shares, currently representing approximately 50.3% of the issued and outstanding shares. As such, they have the ability to exert control over the business affairs of the company, including the ability to delay or prevent a change in our corporate control even if our other stockholders wanted it to occur. These stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

We currently have only one independent director and there is no assurance that any additional independent directors will be appointed or what their qualifications may be if they are appointed.

We currently have only one independent director, Mr. Haining Liu. We plan on adding additional independent directors to comply with our commitment to the investors in the Offering. In the future, if we seek listing of our common stock on a national securities exchange or NASDAQ, we will be required to add independent directors. Such additions may also be for other reasons. We may not be able to identify independent directors qualified to be on our board.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 or SOX 404, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K or 10-KSB. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. We were not subject to these requirements for the fiscal year ended June 30, 2006, accordingly, we have not evaluated our internal control systems in order to allow our management to report on, and our independent auditors to attest to, our internal controls as required by these requirements of SOX 404. Under current law, we may be subject to these requirements beginning with our annual report for the fiscal year ending June 30, 2007. We can provide no assurance that we will meet all of the requirements imposed thereby. There can be no assurance that we will receive a positive attestation from our independent auditors. In the event there are significant deficiencies or material weaknesses identified in our internal controls, and we cannot remediate in a timely manner, we may not be able to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

Compliance with the Sarbanes-Oxley act could cost hundreds of thousands of dollars, require additional personnel and require hundreds of man hours of effort, and there can be no assurance that we will have the personnel, financial resources or expertise to comply with these regulations.

The US Public Company Accounting Reform and Investor Protection Act of 2002, better known as Sarbanes-Oxley, has had a profound effect on publicly traded companies. Sarbanes-Oxley created a set of complex and burdensome regulations. Compliance with such regulations requires hundreds of thousands of dollars, additional personnel and hundreds of man hours of effort. There can be no assurance that we will have the personnel, financial resources or expertise to comply with these regulations.

Although individual members of our management team have experience as officers of publicly-traded companies, much of that experience came prior to the adoption of the Sarbanes-Oxley Act. It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to meet the Sarbanes-Oxley Act’s internal controls requirements, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires publicly-traded companies to obtain.

Risks Related to Doing Business in China

We are subject to the risks associated with doing business in the People’s Republic of China.

Our principal operating subsidiary, Zhejiang Zhongchai Machinery Co., Ltd., is a Sino-foreign joint venture organized under the laws of the PRC.

As the majority of our operations will be conducted and most of our assets are located in China, and we anticipate that China will be our primary sales base in the future, we are subject to special considerations and significant risks not typically associated with companies operating in North America and Western Europe. These include risks associated with, among other things, the political, economic and legal environments and foreign currency exchange environment of China which is a partially controlled economy. Our results may be adversely affected by changes in the political and social conditions in China and by changes in governmental policies with respect to social and commercial laws and regulations, anti-inflationary measures, currency controls, conversion restrictions and remittances abroad. The recent changes in the tax laws will also have an impact on the operations of our company.

Although the majority of productive assets in China are owned by the Chinese government, in the past years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. Because these economic reform measures may be inconsistent or ineffectual, there are no assurances that:

•	We will be able to capitalize on economic reforms;

•	The Chinese government will continue its pursuit of economic reform policies;

•	The economic policies, even if pursued, will be successful;

•	Economic policies will not be significantly altered from time to time; and

•	Business operations in China will not become subject to the risk of nationalization.

Economic reform policies or nationalization could result in a total loss of investment in our common stock.

Since 1979, the Chinese government has implemented policies to reform its economic system, which reforms have accelerated in the last 15 years. Because many reforms are unprecedented or experimental in the China context, they are expected to be changed over time. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to readjustment of the reform measures so far taken. Any refining and readjustment may negatively affect our operations or our profits.

Over the last few years, China’s economy has registered a particularly high growth rate. Recently, there have been indications that rates of inflation have increased. For example, employee costs are increasing as are the costs of raw materials. In response, the Chinese government has taken some measures to curb this excessively expansive economy. These measures include restrictions on the availability of domestic credit, reducing the purchasing capability of certain of its customers, and limited re-centralization of the approval process for purchases of some foreign products. There has been some revaluation of the currency which has increased the costs of imported products. The Chinese government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets. These measures may adversely affect our manufacturing operations and margins.

To date, the basic reforms to China’s economic system have not adversely impacted our operations and are not expected to adversely impact operations in the foreseeable future. We, however, will be affected by the change in the tax structure and rising costs of an expanding and increasingly sophisticated economy. We cannot assure you that the reforms to China’s economic system will continue or that we will not be adversely affected by changes in China’s political, economic, and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation and changes in the rate or method of taxation.

On November 11, 2001, China signed an agreement to become a member of the World Trade Organization, sometimes referred to as the WTO, the international body that sets most trade rules, further integrating China into the global economy and significantly reducing the barriers to international commerce. China’s membership in the WTO was effective on December 11, 2001. China has agreed upon its accession to the WTO to reduce tariffs and non-tariff barriers, remove investment restrictions and provide trading and distribution rights for foreign firms. The tariff rate reductions and other enhancements will enable us to develop better investment strategies. In addition, the WTO’s dispute settlement mechanism provides a credible and effective tool to enforce members’ commercial rights. Also, with China’s entry to the WTO, it is believed that the relevant laws on foreign investment in China will be amplified and will follow common practices.

The legal authorities in China are in the process of changing heretofore tax and fee benefits provided to foreign investors and companies to encourage development within the country such that these benefits will be lessened or removed with the consequence that expenses may rise and adversely impact margins and net income.

The legal authorities are in the process of changing business income tax and fee benefits that have been available to foreign investors and foreign companies operating in China and reducing the availability of tax holidays for new enterprises. In the near term, there will be changes that substantially reduce or eliminate many, if not all, the tax and other governmental fee advantages that heretofore have been available to foreign entities and newly created entities whether or not such new entities are foreign. The goal is to institute greater equalization of tax and government fee treatment of all corporate and similar entities organized and operating in China. China is being encouraged to create this more equal treatment because of its WTO obligations and public opinion within China. There may be phase-ins of various taxes and fees for entities that currently benefit from either no or lower tax rates and fees compared to wholly Chinese companies and entities, but there can be no assurance of this. Even if there are phase-in periods, the length of such periods is not known. There may also be extended tax benefits for certain industries. Overall, it is expected that the cost of operating in China will increase for those companies and entities that have had various tax and fee advantages in the past. As a result, Usunco, a company which has had and expected to have benefits from some forms of preferential tax and fee rates, expects that in the near term certain of its costs will increase which may have an adverse impact on operating margins and will have an impact on net income.

The Chinese legal system is not fully developed and has inherent uncertainties that could limit the legal protections available to investors.

The Chinese legal system is a system based on written statutes and their interpretation by the Supreme People’s Court. Prior court decisions may be cited for reference but have limited legal precedents. Since 1979, the Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. Two examples are the promulgation of the Contract Law of the People’s Republic of China to unify the various economic contract laws into a single code, which went into effect on October 1, 1999, and the Securities Law of the People’s Republic of China, which went into effect on July 1, 1999. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties. In addition, as the Chinese legal system develops, changes in such laws and regulations, their interpretation or their enforcement may have a material adverse effect on our business operations.

Enforcement of regulations in China may be inconsistent.

Although the Chinese government has introduced new laws and regulations to modernize its securities and tax systems, China does not yet possess a comprehensive body of business law. As a result, the enforcement, interpretation and implementation of regulations may prove to be inconsistent and it may be difficult to enforce contracts.

We may experience lengthy delays in resolution of legal disputes.

As China has not developed a dispute resolution mechanism similar to the Western court system, dispute resolution over Chinese projects and joint ventures can be difficult and we cannot assure you that any dispute involving our business in China can be resolved expeditiously and satisfactorily.

Impact of the United States Foreign Corrupt Practices Act on our business.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. We have attempted to implement safeguards to prevent and discourage such practices by our employees and agents. We cannot assure you, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

It may be difficult to serve us with legal process or enforce judgments against our management or us.

Most of our assets are located in China. In addition, some of our directors and officers are non-residents of the United States, and all, or substantial portions of the assets of such non-residents, are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons. Moreover, there is doubt as to whether the courts of China would enforce:

•	Judgments of United States courts against us, our directors or our officers based on the civil liability provisions of the securities laws of the United States or any state; or

•	Original actions brought in China relating to liabilities against non-residents or us based upon the securities laws of the United States or any state.

The Chinese government could change its policies toward private enterprise or even nationalize or expropriate it, which could result in the total loss of your investment.

Our business may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice. Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in China and in the total loss of your investment.

Our primary source of funds for dividend and other distributions will be from our operating subsidiary in China which is subject to various legal and contractual restrictions and uncertainties as well as the practice of such subsidiary in declaring dividends, and our ability to pay dividends or make other distributions to our shareholders is negatively affected by those restrictions, uncertainties and dividend practices.

We conduct our core business operations mainly through our Chinese joint venture. As a result, our profits available for distribution to our shareholders are dependent on the profits available for distribution from our joint venture. Under current PRC law, our PRC joint venture is regarded as a foreign-invested enterprise in China. Although dividends paid by foreign invested enterprises will be subject to a low withholding rate in the future, PRC law permits payment of dividends only out of net income as determined in accordance with PRC accounting standards and regulations. Determination of net income under PRC accounting standards and regulations may differ from determination under U.S. generally accepted accounting principles in significant aspects, such as the use of different principles for recognition of revenues and expenses. Under PRC law, our PRC joint venture is required to set aside 10% of its net income each year to fund a designated statutory reserve fund until such funds reach 50% of registered share capital. These reserves are not distributable as cash dividends. As a result, our primary internal source of funds for dividend payments is subject to these and other legal and contractual restrictions and uncertainties, which in turn may limit or impair our ability to pay dividends to our shareholders although we do not presently anticipate paying any dividends. Moreover, any transfer of funds from us to our PRC joint venture, either as a shareholder loan or as an increase in registered capital, is subject to registration with or approval by PRC governmental authorities. These limitations on the flow of funds between us and our PRC joint venture could restrict our ability to act in response to changing market conditions. Additionally to date, our PRC Joint Venture has not distributed any profits and does not anticipate doing so for the near term.

If relations between the United States and China worsen, our stock price may decrease and we may have difficulty accessing U.S. capital markets.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

Foreign Exchange Control Risks

Fluctuations in the value of the Chinese Renminbi relative to foreign currencies could affect our operating results.

Substantially all our revenues and expenses are currently denominated in the Chinese Renminbi. However, we use the United States dollar for financial reporting purposes. The value of Chinese Renminbi against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. The Chinese government recently announced that it is valuing the exchange rate of the Chinese Renminbi against a number of currencies, rather than just exclusively to the United States dollar. Although the Chinese government has stated its intention to support the value of the Chinese Renminbi, we cannot assure you that the government will not revalue it. As our operations are primarily in China, any significant revaluation of the Chinese Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert United States dollars into Chinese Renminbi for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our Chinese Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Chinese Renminbi we convert would be reduced. To date, we have not engaged in any hedging transactions in connection with our operations.

The PRC government imposes control over the conversion of the Chinese Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People’s Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day’s dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC.

Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still subject to certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

Risks Related to Our common stock

An active trading market for Equicap’s common stock may not develop or be sustained.

Currently, there is almost no trading in our common stock. Equicap intends to use its commercially reasonable efforts to have its shares of common stock commence quotation on NASDAQ Capital Markets (“NASDAQ”) or continue the listing on the Over-the-Counter Bulletin Board (“OTC BB”). However, there can be no assurance as to when and if the shares of common stock will become quoted on NASDAQ. Even if the shares of common stock are quoted on either venue, there can be no assurance that an active trading market will develop for such shares. If an active public trading market does not develop or continue, you may have limited liquidity and may be forced to hold your investment in the company for an indefinite period of time. Further, the prices and volume of trading in the common stock may be adversely affected if its securities are not listed or quoted.

The offering price of the common stock in connection with the offering was arbitrary and the stock price may decline after the Share Exchange.

The offering price of the common stock in the private placement consummated March 9, 2007offering was determined by negotiations between the Usunco management, vFinance Investment, Inc., as placement agent, and some of the investors, and was not based on any objective criteria of value. The price per share in the offering does not bear any direct relationship to the company assets, net worth, book value (loss) per share or net loss. Accordingly, the stock price may suffer a decline from the price paid by investors.

There may be substantial sales of the common stock by existing stockholders and by the selling security holders who purchased shares in the offering consummated March 9, 2007 which could cause the price of the stock to fall.

Future sales of substantial amounts of the common stock in the public market, if one develops, or the perception that such sales might occur due to the various registration rights, could cause the market price of its common stock to decline and could impair the value of an investment in the common stock and its ability to raise equity capital in the future. As of the date of this prospectus, Equicap had 28,169,013 shares of common stock outstanding, of which 185,550 shares may be sold immediately without restriction and up to 9,773,969 shares subject to immediate registration rights. Of these shares, 8,450,704 have a cost basis of approximately $1.42 and approximately 1,061,632 have a cost basis of less than $1.42. There can be no assurance that the shares of common stock subject to registration rights will become registered under the Securities Act. The sales of common stock by the stockholders having registration rights or even the appearance that such holders may make such sales once a registration statement becomes effective may depress any trading market that develops.

If the Equicap common stock is traded, it expects that the stock will be subject to the “penny stock” rules for the foreseeable future.

Equicap is subject now and expects in the future to be subject to the SEC’s “penny stock” rules if its common stock sells below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for the common stock. As long as the common stock is subject to the penny stock rules, the holders of its shares may find it more difficult to sell their securities.

Equicap’s articles of incorporation authorize the issuance of shares of preferred stock, the rights, preferences, designations and limitations of which may be set by the board of directors.

Equicap’s articles of incorporation have authorized issuance of up to 10,000,000 shares of preferred stock in the discretion of its board of directors. Any undesignated shares of preferred stock may be issued by the Equicap board of directors; no further shareholder action is required. If issued, the rights, preferences, designations and limitations of such preferred stock would be set by the board of directors and could operate to the disadvantage of the outstanding common stock. Such terms could include, among others, preferences as to dividends and distributions on liquidation, or could be used to prevent possible corporate takeovers.

Because we became public by means of a “reverse merger”, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we will become public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of our company in the future.

Share Exchange and Private Placement

Share Exchange

Equicap and Usunco entered a Share Exchange Agreement on March 7, 2007 which was consummated on March 9, 2007. Under the terms of the Exchange Agreement, Equicap acquired all the outstanding equity securities of Usunco in exchange for 18,323,944 shares of common stock of Equicap, and thereby Equicap acquired Usunco as a wholly-owned subsidiary. It is contemplated that Equicap will hold a stockholders meeting to change the name of the company at some point in the future to reflect the acquisition of Usunco.

Prior to the Share Exchange, Equicap was a shell company with nominal assets and operations. Its sole business purpose was to identify, evaluate and complete a business combination with an operating company. Equicap is a reporting company under Section 12(g) of the Securities Exchange Act of 1934, as amended and is current in its reporting under the Exchange Act.

Each share of common stock of Equicap issued in the exchange to the former shareholders of Usunco is restricted stock, and the holder thereof may not sell, transfer or otherwise dispose of the shares without registration under the Securities Act of 1933, as amended, or an available exemption therefrom. No registration statement covering these shares has been filed with the Securities and Exchange Commission or with any state securities commission. In addition, some of these shares are subject to lock up agreements and a pledge of shares for the benefit of the investors in the offering, described below, and none of these persons have registration rights.

The Exchange Agreement provides that the principal shareholders of Equicap immediately before the Share Exchange will have piggy-back and demand registration rights as provided in a registration rights agreement executed with the investors in the offering. There can be no assurance that the shares of Equicap common stock held by those persons will become registered under the Securities Act.

Upon execution of the Exchange Agreement, Mr. Peter Wang was appointed a director and the president of Equicap. Mr. Thomas W. Colligan, the sole officer and director of Equicap before the Share Exchange, submitted his resignation letter resigning from all executive offices, effective on March 9, 2007 and with respect to his position as a director, effective on March 29, 2007.

In connection with the Exchange Agreement, Equicap engaged Fountainhead Capital Partners Limited, to act as a financial advisor for Equicap in connection with the Share Exchange. At the closing of the Share Exchange, Fountainhead was paid an advisory fee of $450,000.

In connection with the Share Exchange, vFinance Investments, Inc., for advice in connection with the Share Exchange, was issued 161,633 shares of common stock as compensation. These shares have registration rights which are described under the “Description of Securities.”

Since the former shareholders of Usunco own approximately 65% of the shares of common stock of Equicap, the former shareholders of Usunco have control over Equicap. As a result, Usunco is deemed to have been the acquiring company in the Share Exchange for accounting purposes, the Share Exchange transaction is treated as a reverse acquisition with Usunco as the acquirer and Equicap as the acquired party.

Conversion of Convertible Note of Equicap

Equicap and Fountainhead Capital Partners Limited, an affiliate of Equicap, entered into a convertible note on September 30, 2006, the principal of which was for working capital and discharge of then accrued payables of Equicap. The note was due December 31, 2007, and carried an annual interest rate of 3%. As part of the Share Exchange, Fountainhead agreed to convert the outstanding principal and accrued interest of approximately $100,000 into 702,132 shares of common stock, contingent on the closing of the Share Exchange. The rate of conversion was negotiated in connection with the acquisition of Equicap between the Usunco stockholders and Fountainhead, and represents a significant discount to the sale price of the shares in the private placement offering. Upon the conversion, the note was cancelled. The shares were issued on the basis that Fountainhead is an accredited investor, under Section 4(2) of the Securities Act. As such the shares being received on conversion are restricted stock. Equicap has agreed to register the shares issued in the conversion. Equicap will also take such action to make Rule 144 available for the sale of the shares issued on conversion, the extent permitted by the securities laws.

Private Placement Offering

As a condition to the Share Exchange, Equicap and Usunco conducted a private placement offering of its common stock to accredited and institutional investors (“investors in the Offering”) in which Equicap raised gross proceeds of $12 million (“Offering”) from 11 investors. The Offering was a condition to the Share Exchange, and the Share Exchange was contingent on the Offering funds being in escrow prior to closing.

Equicap sold common stock for gross proceeds of $12,000,000 in the Offering. After commissions and expenses related to the Offering and the $450,000 advisory fee payable to Fountainhead, Equicap received net proceeds of approximately $10,000,000 in the Offering. The investors were issued an aggregate of 8,450,704 shares of common stock, representing approximately 30% of the issued and outstanding common stock of Equicap. The price per share of common stock was $1.42.

vFinance Investment, Inc. was the exclusive placement agent for the Offering. For their services as placement agent, Equicap paid vFinance a fee equal to approximately $983,000. Equicap also paid vFinance expenses of approximately $120,000. In addition, Equicap issued to vFinance a five-year warrant to purchase an aggregate of 422,535 shares of common stock at an exercise price of $2.13 per share (“Agent Warrant”). The warrant vests over a three-year period and terminates March 6, 2012.

In connection with the Offering, Equicap granted registration rights to the investors in the Offering and the holders of the Agent Warrant, and provided for certain former principal shareholders of Equicap piggy-back registration rights for their respective shares of common stock. Equicap entered into one registration rights agreement with the aforementioned persons. Equicap agreed to register the sale of the 8,450,704 shares of common stock issued to the investors in the Offering, the 161,633 shares of common stock issued to vFinance, the 422,535 shares of common stock underlying the Agent Warrant and the 1,161,632 shares held by the former principal shareholders of Equicap. In addition, if the make good shares (described below) are distributed to the investors, Equicap will be obligated to register these shares in addition. If any of the above shares are not eligible for registration because of the rules and regulations of the Securities and Exchange Commission, when they are eligible for registration, Equicap will be obligated to take such action to have them registered for sale by the holder by filing successive registration statements. The initial registration statement for sale of the common shares must be filed by Equicap within 45 days of the closing date of the Offering and achieve its effectiveness within 150 days of the closing date of the Offering, and if these actions are not achieved by those dates then Equicap must pay each of, and only, the investors 1% of the share purchase price paid by such investor for each month thereafter that the investors cannot publicly sell the shares of common stock covered by that registration statement The same penalties for the failure to file or have declared effective a registration statement within the stated time periods and maintain its effectiveness also apply to the subsequent required registration statements. The maximum penalties under the liquidated damages provision payable to the investors is 10% of the share purchase price paid by the investors in the Offering. The above timing and number of shares are subject to various conditions, and the registration statements are subject to the rules and regulations of the SEC and the staff interpretations thereof. The registration statements required for the investors and vFinance under the registration rights agreement must be kept effective until all the shares of these parties are sold or may be sold without limitation under Rule 144k.

The former principal shareholders of Equicap who have piggy-back registration rights also have a demand registration right after all the shares of the investors in the Offering and vFinance have either been sold or may be sold without limitation under Rule 144k. The company is obliged to keep this registration statement effective until all the shares have been sold or are eligible for sale under Rule 144k.

Equicap has agreed with the investors in the Offering to engage an investor relations firm within 30 days of the closing of the Offering from one of several companies identified in the Securities Purchase Agreement of the investors.

Equicap has agreed to put in place an independent board of directors, as defined under the NASDAQ Marketplace Rules, consisting of a minimum of five members. This is to be achieved within 150 days of the closing. The board of directors of Equicap will consult with its company counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NASDAQ listing standards define an “independent director” generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. Currently, Mr. Haining Liu will qualify as an independent director.

Pursuant to the terms of the Securities Purchase Agreement, Equicap completed the capitalization of its PRC joint venture by April 8, 2007. Pursuant to PRC law, foreign joint ventures have a period after formation to complete the capitalization. For this Equicap, through Usunco contributed $8,000,000 and its joint venture partner contributed $2,600,000, all of which will be used as working capital for the joint venture. Future capital contributions between the parties are to be on a 75% - 25% basis, with Usunco being the majority party. The term of existence of the joint venture is 25 years. The balance of the funds raised in the Offering will be used for corporate overhead, market research and business development, regulatory compliance, accounting and professional expenses and general working capital of Equicap and such sums may be deployed through any of its subsidiaries, including the ZhongChai JV or IBC. Currently, Equicap also provided certain product list and pricing information to the investors in the Offering pursuant to the Securities Purchase Agreement. Equicap is required to obtain business insurance for its operations within 180 days of the closing of the Offering.

The issuance of shares of common stock to the investors in the Offering was completed pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (“Securities Act”), and the provisions of Regulations D, only to accredited investors. The shares of common stock may not be offered or sold in the United States unless they are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available. No registration statement covering these securities has been filed with the SEC or with any state securities commission in respect of the Offering.

Right of First Refusal

For a period of one year after the earlier of: (i) effective date of the first registration statement filed for the sale of common stock by the investors in the Offering, or (ii) the first date on which any of the shares of the investors in the Offering otherwise becomes tradable according to Rule 144, those investors will have a right of first refusal to acquire any equity securities offered by Equicap, other than in excluded offerings which are defined in the Securities Purchase Agreement. The offering will be on a pro rata basis, and investors participating in the new offering may acquire those securities not taken up by other investors.

Make Good Escrow Agreement

In connection with the Offering, for the benefit of the investors, eight of the former shareholders of Usunco, some of whom are the officers and directors of Equicap, have agreed to place into escrow an aggregate of 10,140,846 shares of common stock issued in the Share Exchange. These are referred to as the “make good shares.” The make good shares will act to adjust the investment of the investors in the Offering by increasing their holdings if the financial targets are not achieved by management as described in this section.

If the consolidated financial statements of Equicap for the fiscal year ending June 30, 2007, prepared in accordance with United States generally accepted accounting principles, consistently applied, reflect either (i) less than $2,320,000 of after-tax net income or (ii) earnings before income tax provision and before minority interest of less than $3,200,000, then 3,042,254 shares of common stock in escrow will be distributed to the investors on a pro rata basis for no additional consideration. If either (i) the earnings per share reported in the Annual Report on Form 10-KSB of Equicap for the fiscal year ending June 30, 2008 is less than $0.343 on a fully diluted basis (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions), (ii) the earnings per share before income tax provision and before minority interest of the company for the fiscal year ending June 30, 2008, is less than $0.446 on a fully diluted basis (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions), (iii) the after tax net income reported in the Annual Report on Form 10-KSB of the company for the fiscal year ending June 30, 2008, is less than $10,000,000, or (iv) the earnings before income tax provision and before minority interest reported in the Annual Report on Form 10-KSB of the company for the fiscal year ending June 30, 2008, is less than $13,020,000, then 7,098,592 shares of common stock in escrow will be distributed to the investors on a pro rata basis for no additional consideration. For purposes of determining the above amounts, if the release of the make good shares causes a charge or expense reflected on the company financial statements, then these will be ignored for purposes of the determination of the earnings before income tax provision and before minority interest, after-tax net income and earnings per share amounts. Also, the effects after the closing of the Offering of changes in China’s tax law and regulation for the purpose of equalization of taxes between domestic and foreign entities, if any, will be excluded from calculation of the earnings before income tax provision and before minority interest, after-tax net income and earnings per share amounts and any registration penalties accrued or paid, other than for a filing failure, will be excluded as an expense of the company. Any make good shares not distributed to the investors will be returned to the persons who placed them in escrow. Any make good shares issued to the investors will be subject to the registration rights under the Registration Rights Agreement.

The escrow agent will be Securities Transfer Corporation, and vFinance will have the authority to instruct the escrow agent to distribute the make good shares at the appropriate dates either to the investors or to the depositing shareholders. The distributions are to take place within 10 business days after the filing of the Form 10-KSB (or equivalent) Annual Report with the SEC by the company.

While the make good shares of common stock are in escrow, the eight former equity owners of Usunco who placed them with the escrow agent will have the right to vote the shares and receive the benefits incident to the ownership of the shares, including the right to receive dividends. The investors will have the right to receive the escrowed shares whether or not they hold the shares they acquired in the offering, and they will have the right to assign their rights to receive the shares while they are in escrow.

Lock Up Restrictions

Stockholders of Equicap who are the officers and directors or their affiliates on a going forward basis, holding an aggregate of 14,177,989 shares of common stock entered into a lock up agreement under which they will be prohibited from selling or otherwise transferring any of their shares of common stock for a period ending the later of (i) twelve (12) months following the effective date of the initial Registration Statement, or (ii) two years after the consummation of the Share Exchange. In addition, a portion of these shares are subject to the make good agreement which will prevent a portion of these shares from being available for sale until June 30, 2008.

As part of the share exchange transaction between Equicap and Usunco, the former principal stockholders of Equicap have entered into lock up agreements governing an aggregate of 1,161,632 shares which provide that they will not sell or otherwise transfer their shares for a period of 365 days from the closing of the Share Exchange. The lock up is subject to a release of one-twelfth of the shares each month following the closing of the exchange transaction whether or not they are sold.

Outstanding Securities after the Share Exchange and Offering

Equicap, as of the date of this prospectus has a total of 28,169,013 shares of common stock issued and outstanding and options and warrants for an additional 789,085 shares of common stock as follows:

•	18,323,944 shares issued in the Share Exchange to the former owners of Usunco (representing 65% of the issued and outstanding shares of common stock);

•	8,450,704 shares of common stock issued to investors in the Offering (representing 30% of the issued and outstanding shares of common stock);

•
1,232,732 shares of common stock held by the stockholders of Equicap immediately prior to the Share Exchange, of which 1,161,632 are held by the former insiders or their affiliates (representing 4.1%of the issued and outstanding shares of common stock) ;

•	161,633 shares of common stock issued to vFinance as partial consideration for their services (representing 0.57% of the issued and outstanding shares of common stock);

•	366,550 shares of common stock issuable upon exercise of the Employee Options; and

•	422,535 shares of common stock issuable upon exercise of the Agent Warrant.

Dilution upon Sales by Selling Stockholders

Except for the 422,535 shares of common stock to be issued upon exercise of the Agent Warrant, all the shares that may be sold by the selling stockholders are issued and outstanding. Therefore, upon the sale of the 9,773,969 shares held by the selling stockholders, there will be no dilution to the existing stockholders of Equicap. If the Agent Warrants are exercised, Equicap will receive $2.13 per share as the exercise price. The shares issued in the private placement were sold at a price equivalent to $1.42 per share. Therefore, if the Agent Warrants are exercised, there will not be substantial dilution to the stockholders of Equicap, from a financial point of view or numerical point of view. The shares to be issued upon exercise of the Agent Warrants would represent 1.5% of the issued and outstanding shares of Equicap based on 28,169,013 shares currently outstanding and assuming all the Agent Warrants are exercised. Currently, the exercise price of the Agent Warrants is greater than the price at which Equicap recently sold other shares of common stock and the most recent trade in the Over the Counter Bulletin Board market.

Copies of Agreements

In connection with the Share Exchange and Offering, the company filed with the Securities and Exchange Commission copies of all the agreements between us and:

•	the selling shareholders;

•	any affiliates of the selling shareholders; and

•	any person with whom any of the selling shareholders has a contractual relationship regarding the transaction in connection with the sale of the convertible debentures and attached warrants.

These documents include the following, which were included in our Report on Form 8-K filed on March 9, 2007:

•	Form of Securities Purchase Agreement between Equicap and the investors

•	Form of Lock Up Agreement for benefit of investors

•	Form of Make Good Agreement for the benefit of investors

•	Form of Registration Rights Agreement

•	Form of Warrant Agreement between Equicap and vFinance

Use of Proceeds

All of the shares of common stock covered by this prospectus may be sold or otherwise disposed of for the account of the selling stockholders. Equicap will not receive any of the proceeds from the sale or other disposition of the shares or interests therein by the selling stockholders.

If the Agent Warrants are exercised for cash, Equicap will receive the exercise price. If all the Agent Warrants are exercised assuming no adjustments to the exercise price for anti-dilution protection and no exercise pursuant to cashless-exercise provisions, the company would receive approximately $899,999.55 in gross proceeds.

Anti-dilution provisions protect the holder of a warrant so that he retains his proportionate right to acquire shares of common stock at a proportionate price in the event of certain events, such as stock splits and combinations and merger transactions. The cashless exercise provision permits the holder to surrender a number of the warrants and receive shares without paying cash on the basis of the value of the surrendered warrants determined by the difference between the market price of a share of common stock and the exercise price of the warrant for a share of common stock. Upon a cashless exercise, the company would not receive any proceeds.

The proceeds of the sale of the common stock in the private placement with the investors in the Offering and any proceeds from the exercise of the Agent Warrants will be used for general corporate purposes and working capital.

Market Data

The company became subject to Securities Exchange Act reporting requirements in July 2000. The symbol “EQPI:OB”: was assigned for the common stock at that time. There is a very limited trading market for our stock. During calendar year 2006, approximately 3,466 shares of our stock traded on the OTCBB with a high price of $1.25 and a low price of $0.60. There can be no assurance that a highly-liquid market for our securities will ever develop. The last trade in the calendar year 2006 was 100 shares at $1.25 per share on November 28, 2006. The only trade in calendar year 2007, to date, was 100 shares at $1.30 per share on April 9, 2007.

Our common stock is designated as “penny stock” and thus may be illiquid.  The SEC has adopted rules (Rules 15g-2 through l5g-6 of the Exchange Act), which regulate broker-dealer practices in connection with transactions in “penny stocks.”  Penny stocks generally are any non-NASDAQ equity securities with a price of less than $5.00, subject to certain exceptions.  The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customers account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that is subject to the penny stock rules.  Since our common shares are subject to the penny stock rules, persons holding or receiving such shares may find it more difficult to sell their shares.  The market liquidity for the shares could be severely and adversely affected by limiting the ability of broker-dealers to sell the shares and the ability of stockholders to sell their stock in any secondary market.

The trading volume in our common stock has been and is extremely limited. The limited nature of the trading market can create the potential for significant changes in the trading price for the common stock as a result of relatively minor changes in the supply and demand for our common stock and perhaps without regard to our business activities.

The market price of our common stock may be subject to significant fluctuations in response to numerous factors, including: variations in our annual or quarterly financial results or those of our competitors; conditions in the economy in general; announcements of key developments by competitors; loss of key personnel; unfavorable publicity affecting our industry or us; adverse legal events affecting us; and sales of our common stock by existing stockholders.

We have approximately 420 record holders of our common stock as of the date of this prospectus.

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

The following is management’s discussion and analysis of certain significant factors that have affected our financial position and operating results during the periods included in the accompanying consolidated financial statements, as well as information relating to the plans of our current management. This prospectus includes forward-looking statements. Generally, the words “believes,” “anticipates,” “may,” “will,” “should,” “expect,” “intend,” “estimate,” “continue,” and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus and the matters set forth in other reports or documents we file with the Securities and Exchange Commission from time to time, which could cause actual results or outcomes to differ materially from those projected. Undue reliance should not be placed on these forward-looking statements that speak only as of the date hereof. We undertake no obligation to update these forward-looking statements.

The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto and other financial information contained elsewhere in this prospectus.

Overview

Equicap, Inc. (“Equicap”) does business through its subsidiary, Usunco Automotive Limited (“Usunco”) which in turn operates through IBC Automotive Products, Inc. (“IBC”), its wholly-owned subsidiary established under the laws of the State of California, and through Zhejiang ZhongChai Machinery Co., Ltd. (the “ZhongChai JV”), a 75%-owned joint venture established under the laws of the People’s Republic of China (the “PRC” or “China”) and Zhejiang Shengte Transmission Co., Ltd.(“Shengte”) a wholly-owned company established under the laws of the PRC and wholly owned by ZhongChai JV. Through its operating subsidiaries, the company is engaged in the development and distribution of automotive parts, diesel engines, transmissions and related products in industrial and agricultural sectors, sourced from China and sold to customers located primarily in China and North America.

Equicap was a public “shell” company with nominal assets until March 9, 2007, when it conducted a share exchange with the equity owners of Usunco (“Share Exchange”) and sold common stock in a private placement to eleven accredited and institutional investors for gross proceeds of $12,000,000. Prior to the Share Exchange, its sole business had been to identify, evaluate and investigate various companies with the intent that, if such investigation warranted, a reverse merger transaction be negotiated and completed pursuant to which Equicap would acquire a target company with an operating business with the intent of continuing the acquired company’s business as a publicly held entity.

Share Exchange

Equicap and Usunco entered a Share Exchange Agreement on March 7, 2007 which was consummated on March 9, 2007. Under the terms of the Exchange Agreement, Equicap acquired all the outstanding equity securities of Usunco in exchange for 18,323,944 shares of common stock of Equicap, and thereby Equicap acquired Usunco as a wholly-owned subsidiary. It is contemplated that Equicap will hold a stockholders meeting to change the name of the company at some point in the future to reflect the acquisition of Usunco.

Prior to the Share Exchange, Equicap is a reporting company under Section 12(g) of the Securities Exchange Act of 1934, as amended and is current in its reporting under the Exchange Act.

Upon execution of the Exchange Agreement, Mr. Peter Wang was appointed a director and the president of Equicap. Mr. Thomas W. Colligan, the sole officer and director of Equicap before the Share Exchange, submitted his resignation letter resigning from all executive offices, effective on March 9, 2007 and with respect to his position as a director, effective on March 29, 2007. On March 29, 2007, additional persons were appointed to the board of directors and as management persons.

In connection with the Share Exchange, Equicap engaged Fountainhead Capital Partners Limited, to act as a financial advisor. At the closing of the Share Exchange, Fountainhead was paid an advisory fee of $450,000 by Equicap.

In connection with the Share Exchange, vFinance Investments, Inc., for advice in connection with the transaction, was issued 161,633 shares of common stock as compensation. The shares were issued as restricted stock on the basis that vFinance is an accredited investor under Section 4(2) of the Securities Act. These shares have registration rights.

Since the former shareholders of Usunco own approximately 65% of the shares of common stock of Equicap, the former shareholders of Usunco have control over Equicap. As a result, Usunco is deemed to have been the acquiring company in the Share Exchange for accounting purposes, and the Share Exchange transaction is treated as a reverse acquisition with Usunco as the acquirer and Equicap as the acquired party.

Conversion of Convertible Note of Equicap

Equicap and Fountainhead Capital Partners Limited entered into a convertible note on September 30, 2006, the principal of which was for working capital and discharge of accrued payables of Equicap. As part of the Share Exchange, Fountainhead agreed to convert the outstanding principal and accrued interest of approximately $100,000 into 702,132 shares of common stock, contingent on the closing of the Share Exchange. Upon the conversion, the note was cancelled. The shares were issued as restricted stock on the basis that Fountainhead is an accredited investor, under Section 4(2) of the Securities Act. Equicap has agreed to register the shares issued in the conversion.

Private Placement Offering

As a condition to the Share Exchange, Equicap and Usunco conducted a private placement offering of its common stock to accredited, institutional investors in which Equicap raised gross proceeds of $12 million (“Offering”) from 11 investors under an exemption from registration under Section 4(2) of the Securities Act. The Offering was a condition to the Share Exchange, and the Share Exchange was contingent on the Offering.

Equicap sold common stock for gross proceeds of $12,000,000 in the Offering. After commissions and expenses related to the Offering and the $450,000 advisory fee payable to Fountainhead, Equicap received net proceeds of approximately $10,000,000 in the Offering. The investors were issued an aggregate of 8,450,704 shares of common stock, representing approximately 30% of the issued and outstanding common stock of Equicap. The price per share of common stock was $1.42.

vFinance Investment, Inc. was the exclusive placement agent for the Offering. For their services as placement agent, Equicap paid vFinance a fee equal to approximately $983,000. Equicap also reimbursed vFinance its expenses of approximately $120,000. In addition, Equicap issued to vFinance a five-year warrant to purchase an aggregate of 422,535 shares of common stock at an exercise price of $2.13 per share (“Agent Warrant”). The warrant vests over a three-year period and terminates March 6, 2012.

In connection with the Offering, Equicap granted registration rights to the investors and the holders of the Agent Warrant, and provided for registration rights for certain former principal shareholders of Equicap through piggy-back rights for their respective shares of common stock. Equicap entered into one registration rights agreement with the aforementioned persons. Equicap agreed to register the sale of the 8,450,704 shares of common stock issued to investors in the Offering, the 161,633 shares of common stock issued to vFinance, the 422,535 shares of common stock underlying the Agent Warrant and the 1,161,632 shares held by the former principal shareholders of Equicap. In addition, if certain make good shares are distributed to the investors, Equicap will be obligated to register these shares in addition. If any of the above shares are not eligible for registration because of the rules and regulations of the Securities and Exchange Commission, when they are eligible for registration, Equicap will be obligated to take such action to have them registered for sale by the holder by filing successive registration statements. The initial registration statement for sale of the common shares was filed within the time limits of the registration rights agreement, and Equicap must achieve its effectiveness within 150 days of the closing date of the Offering, and if these actions are not achieved by those dates then Equicap must pay each of, and only, the investors 1% of the share purchase price paid by such investor for each month thereafter that the investors cannot publicly sell the shares of common stock covered by that registration statement The same penalties for the failure to file or have declared effective a registration statement within the stated time periods and maintain its effectiveness also apply to the subsequent required registration statements. The maximum penalties under the liquidated damages provision payable to the investors is 10% of the share purchase price paid by the investors in the Offering. The above timing and number of shares are subject to various conditions, and the registration statements are subject to the rules and regulations of the SEC and the staff interpretations thereof. The registration statements required for the investors and vFinance under the registration rights agreement must be kept effective until all the shares of these parties are sold or may be sold without limitation under Rule 144k.

The former principal shareholders of Equicap who have piggy-back rights also have a demand registration right after all the shares of the investors and vFinance have either been sold or may be sold without limitation under Rule 144k. The company is obliged to keep this registration statement effective until all the shares have been sold or are eligible for sale under Rule 144k.

Equicap completed the capitalization of its PRC joint venture shortly after the above described private placement. Pursuant to PRC law, foreign joint ventures have to be capitalized pursuant to the terms of their approval. Equicap, through Usunco contributed $8,000,000 and its joint venture partner contributed $2,600,000, all of which will be used as working capital. Future capital contributions between the parties are to be on a 75% - 25% basis, with Usunco being the majority party.

Critical Accounting Policies And Estimates

Below is a description of accounting policies that we consider critical to the preparation and understanding of our financial statements. In addition, certain amounts included in or affecting our financial statements and related disclosure must be estimated, which requires us to make assumptions with respect to values or conditions which cannot be known with certainty at the time the financial statements are prepared. Actual results may differ from these estimates under different assumptions or conditions. The selection of critical accounting policies, the judgments and other uncertainties affecting the application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors to be considered when reviewing our consolidated financial statements.

We believe that the critical accounting policies set forth below involve the most significant judgments and estimates used in the preparation of our consolidated financial statements. We regularly evaluate these policies, in light of historical results and experience, consultation with experts, trends and other methods we consider reasonable in the particular circumstances, as well as our forecasts as to how these might change in the future.

Principles of Consolidation

The consolidated financial statements include the accounts of the parent company and the subsidiaries. Significant inter-company accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

In accordance with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” the company considers all highly liquid instruments with original maturities of three months or less to be cash and cash equivalents.

Accounts Receivable

Trade accounts receivable are stated at the amount management expects to collect from balances outstanding at the end of the period. Based on its assessment of the credit history with customers having outstanding balances and current relationships with them, management makes conclusions whether any realization of losses on balances outstanding at period end will be deemed uncollectible based on the age of the receivables. We reserve 5% of accounts receivable balances that have been outstanding for greater than 90 days.

Inventory

Inventories are stated at the lower of cost or net realizable value. Cost is calculated on the weighted-average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. We evaluate the net realizable value of our inventories on a regular basis and record a provision for loss to reduce the computed weighted-average cost if it exceeds the net realizable value.

Revenue Recognition

In accordance with the provisions of Staff Accounting Bulletin No. 103, revenue is recognized when merchandise is shipped, and title and risk of loss pass to the customer and collectibility is reasonably assured. The goods are shipped directly from the factories to the customers. Revenue is recorded as the sales price of goods and services, net of rebates and discounts and is reported on a gross basis. The gross basis is used mainly due to the fact that the Company acts as principal in each transaction and is responsible for fulfillment and acceptability of the products purchased, the Company takes title to its products before the products are ordered by its customers, the Company has risk of inventory loss as title of the products is transferred to the Company, the Company is responsible for collection of sales and delivery of products and the Company does not act as an agent or broker and is not compensated on a commission or fee basis.

Sales Return and Warranties

Generally the company does not accept return of products once sold to customers. Instead, the company provides a one-year limited warranty covering manufacturing defects and/or product functional failures. After evaluation and confirmation of customer complaints, the company either replaces the defective products or accepts returns by crediting the customer's account. Such replacements or returns as well as handling costs therefrom are passed through to the suppliers.

Advertising Costs

The company expenses the cost of advertising as incurred. Advertising costs for the year ended June 30, 2006 and for the quarter ended March 31, 2007 were insignificant.

Income Taxes

Deferred income taxes are computed using the asset and liability method, such that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between financial reporting amounts and the tax basis of existing assets and liabilities based on currently enacted tax laws and tax rates in effect in the United States of America for the periods in which the differences are expected to reverse. Income tax expense is the tax payable for the period plus the change during the period in deferred income taxes. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Fair Value of Financial Instruments

The company considers the carrying amounts reported in the consolidated balance sheet for current assets and current liabilities qualifying as financial instruments and approximating fair value.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures at the date of the financial statements and during the reporting period. Actual results could differ from those estimates.

Operating Results

The Fiscal Year Ended June 30, 2006 Compared to the Fiscal Year Ended June 30, 2005

Revenue

Revenue increased to $961,632 for the year ended June 30, 2006 compared to $0 for the year ended June 30, 2005. All sales revenue for the year ended June 30, 2006 were generated by its IBC subsidiary, incepted on May 14, 2004, from distribution of starters and alternators. IBC did not generate revenue for the year ended June 30, 2005.

Cost of Sales and Gross Margin

Cost of sales was $758,767 for the year ended June 30, 2006, compared to $0 for the year ended June 30, 2005, in which year no business was conducted. The gross margin was approximately 21% for the year ended June 30, 2006.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses consisted primarily of labor cost and related overhead costs for sales, marketing, finance, legal, human resources and general management. SG&A expenses were $70,393 for the year ended June 30, 2006.

Other Expenses

Other expenses of $30,449 for the year ended June 30, 2006 represented the financing expenses charged by one of the vendors who provided financing to IBC.

Net Income

Net income reached $60,557 for the year ended June 30, 2006, the first operating year for IBC.

Liquidity and Capital Resources

As of June 30, 2006, the Company had assets equal to $603,327, which primarily were comprised of current assets such as cash and cash equivalents, accounts receivable and inventory. The Company’s current liabilities as of June 30, 2006 were $538,370, which primarily were comprised of trade accounts payable and accrued expenses and taxes payable. At June 30, 2006, the company had working capital of $64,957.

The cash balance was $129,798 at June 30, 2006, as compared to $0 at the beginning of the year. The increase was mainly attributable to cash flow from operations during the year which amounted to $129,598.

Cash flow generated from operations was $129,598 for the year ended June 30, 2006, as a result of net income of $60,557, adjusted for non-cash expenses of 14,997, and changes in working capital needs resulting in an aggregate increase of cash inflows. Accounts receivable and inventory increased by $363,604 and $120,722 respectively, meanwhile accounts payable and other current liabilities increased by $538,370.

During the year ended June 30, 2006, the Company incurred no investing activities, and received $200 as proceeds from capital stock subscription.

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

Revenue

Revenue increased by $305,282 or 163.5% to $491,981 for the three months ended March 31, 2007 compared to $186,699 for the three months ended March 31, 2006. All sales revenue for the three months ended March 31, 2007 and 2006 were generated by the IBC subsidiary from distribution of starters and alternators.

Cost of Sales and Gross Margin

Cost of sales increased by $270,511 or 162.8% to $436,637 for the three months ended March 31, 2007 compared to $166,126 for the three months ended March 31, 2006, in line with the increase in sales revenue. The Company has maintained its gross margin at approximately 11% in the two periods.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses consisted primarily of labor cost and related overhead costs for sales, marketing, finance, legal, human resources and general management. Such costs also include the expenses recognized for stock-based compensation pursuant to FAS 123(R).

SG&A expenses increased by $969,733 to $990,236 in the three months ended March 31, 2007 from $20,503 in the three months ended March 31, 2006. The increase was mainly attributed to the recognition of expense of $897,131 as a result of the conversion of outstanding convertible notes in aggregate principal and accrued interest of approximately $100,000 into 702,132 shares of common stock, which was at a discount to the sale price of the shares in the March 2007 private placement offering. Increase in SG&A was also attributed to the increase in costs related to being a public company, including professional services related to auditing, legal and other services, costs associated with the new recruitments and operating expenses in China, and non-cash expenses amounting to $17,987 recognized for stock based compensation related to stock options and warrants granted in the period pursuant to SFAS 123(R).

Net Loss

Net loss increased by $933,137 to $936,790 in the three months ended March 31, 2007 from $3,653 in the three months ended March 31, 2006. The increase was mainly attributed to the increase in general and administrative expenses, comprised of the expenses recognized for conversion of convertible notes, costs related to being a public company including professional services such as auditing, legal and other services, costs associated with the new recruitments and operating expenses in China, and non-cash expenses recognized for stock based compensation related to stock options and warrants granted in the period pursuant to SFAS 123(R), partially offset by increased sales revenue and gross profit for the period, and the interest income amounting to $11,746 from the deposit of unused portion of the proceeds from the private placement consummated in March 2007.

Nine Months Ended March 31, 2007 Compared to Nine Months Ended March 31, 2006

Revenue

Revenue increased by $890,288 or 281.9% to $1,206,077 for the nine months ended March 31, 2007 compared to $315,789 for the nine months ended March 31, 2006. All sales revenue for the nine months ended March 31, 2007 and 2006 were generated by the IBC subsidiary from distribution of starters and alternators.

Cost of Sales and Gross Margin

Cost of sales increased by $818,112 or 289.5% to $1,100,715 for the nine months ended March 31, 2007 compared to $282,603 for the nine months ended March 31, 2006. This increase in cost of sales was primarily due to increased prices of materials such as copper during the first six months ended December 31, 2006. The Company gradually has managed to increase sales prices in the latter part of 2006, and the overall gross margin for the nine months ended March 31, 2007 was approximately 8.7%, compared to 10.5% during the same period last year.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses consisted primarily of labor cost and related overhead costs for sales, marketing, finance, legal, human resources and general management. Such costs also include the expenses recognized for stock-based compensation pursuant to FAS 123(R).

SG&A expenses increased by $1,065,898 to $1,108,588 in the nine months ended March 31, 2007 from $42,690 in the nine months ended March 31, 2006. The increase was mainly attributed to the recognition of expense of $897,131 as a result of the conversion of the outstanding convertible notes in aggregate principal amount and accrued interest of approximately $100,000 into 702,132 shares of common stock, at a discount to the sale price of the shares in the private placement offering. Increase in SG&A was also attributed to the increase in costs related to being a public company including professional services related to auditing, legal and other services, costs associated with the new recruitments and operating expenses in China, and non-cash expenses amounting to $17,987 recognized for stock based compensation related to stock options and warrants granted in the period pursuant to SFAS 123(R).

Net Loss

Net loss increased by $991,897 to $1,005,124 in the nine months ended March 31, 2007 from $13,227 in the nine months ended March 31, 2006. The increase was mainly attributed to the increase in general and administrative expenses, comprised of expenses recognized for conversion of convertible notes, costs related to being a public company including professional services related to auditing, legal and other services, costs associated with the new recruitments and operating expenses in China, and non-cash expenses recognized for stock based compensation related to stock options and warrants granted in the period pursuant to SFAS 123(R), partially offset by increased sales revenue and gross profit for the period, and the interest income amounting to $11,746 from the deposit of unused portion of the proceeds from the private placement consummated in March 2007.

Potential Impact on Future Results from Make Good Arrangement

As elaborated in the section “Share Exchange and Private Placement”, in connection with the Offering, for the benefit of the investors, eight of the former shareholders of Usunco, some of whom are the officers and directors of Equicap, have agreed to place into escrow an aggregate of 10,140,846 shares of common stock issued in the Share Exchange. If the consolidated financial statements of Equicap for the fiscal years ending June 30, 2007 and 2008, respectively, prepared in accordance with United States generally accepted accounting principles, consistently applied, do not meet certain performance criteria, then 3,042,254 shares and 7,098,592 shares, respectively, of common stock in escrow will be distributed to the investors on a pro rata basis for no additional consideration. Any shares not distributed to the investors will be released to the persons who placed them in escrow.

According to SAB 79, Accounting for Expenses or Liabilities by Principal Stockholder(s), if the performance criteria are not met these shares will be released to the investors and treated as an expense for the amount of the market value of the shares as of the date of release. Per SFAS No. 123R, Accounting for Stock-Based Compensation, if the performance criteria are met, the shares will be released back to the former shareholders of Usunco and treated as an expense for the amount of the market value of the shares as of the date of release. Therefore, whether or not such performance criteria are met, based upon the current market value of $1.30, the potential impact of the release of shares (either to the investors or back to the former Usunco shareholders) upon the financial statements is estimated to be approximately $4.0 million and $9.2 million for fiscal years 2007 and 2008, respectively. This recognition of expense will not occur if the shares are forfeited or cancelled and are not released to either the investors or the former shareholders of Usunco.

Liquidity and Capital Resources

As of March 31, 2007, the Company had assets equal to $13,478,097, which primarily were comprised of cash amounting to $12,871,855, as well as other current assets such as accounts receivable and inventory, and deferred compensation cost as a result of the stock options and warrants granted but unvested as of March 31, 2007. The Company’s current liabilities as of March 31, 2007 were $697,612, which primarily were comprised of trade accounts payable and accrued expenses. At March 31, 2007, the company had working capital of $12,472,104.

The cash balance increased by $12,742,057 to $12,871,855 at March 31, 2007, as compared to $129,798 at the beginning of the period. The increase was mainly attributable to cash flow from financing activities in the nine months ended March 31, 2007 which amounted to $12,476,306, as well as cash generated from operating activities which amounted to $248,054. The remaining $17,697 was the effect of exchange rate changes on cash items.

Cash flow generated from operations was $248,054 for the nine months ended March 31, 2007, primarily as a result of changes in working capital needs resulting in an aggregate increase of cash inflows. Accounts receivable and inventory decreased by $121,518 and $59,395 respectively, while accounts payable and other current liabilities increased by $159,243. Net loss of $1,005,124 was largely attributed to non-cash expenses, including a $897,131 charge for conversion of notes into common stock at a discount to market price, $17,987 of share-based compensation expense for stock options and warrants vested during the period, and $3,150 non-cash expense for rental contributed by officers and shareholders in lieu of capital contribution to the IBC subsidiary.

During the nine months ended March 31, 2007, the Company incurred no cash changes in investing activities. Equicap and Fountainhead entered into a convertible note on September 30, 2006, the principal of which was for working capital and discharge of accrued payables of Equicap. As part of the Share Exchange, Fountainhead agreed to convert the outstanding principal and accrued interest of approximately $100,000 into 702,132 shares of common stock. The note was converted on March 9, 2007 and was cancelled.

Cash flows generated from financing activities was $12,476,306, including $9,876,306 of net proceeds from the $12 million private placement net of placement commissions, advisory fees, legal expenses and other directly related costs, and $2,600,000 of proceeds from minority investment in subsidiary. On March 9, 2007, the Company completed a private placement of 8,450,704 shares of its common stock to accredited investors for a total amount of $12,000,000. The per share price of the offered shares was $1.42. The offering represented 30% of the outstanding shares of common stock after the consummation of the placement. Equicap used $8,000,000 of the proceeds to capitalize its joint venture, ZhongChai JV. The joint venture partner contributed $2,600,000 at the same time.

The net proceeds of the private placement, after payment of the other related expenses, held by Equicap and its joint venture will be primarily used for market expansion, product development and working capital and general corporate purposes. There also will be costs related to being a public company including professional services such as auditing, legal and investor relations services. The company does not have a specific plan to raise additional funds. However, in the event the company seeks to make an acquisition, make additional investment or expand its business operating scale, it may need additional capital.

Subsequent to the end of the March 31, 2007 quarter, Equicap used approximately $3,700,000 of its cash to acquire Shengte as a wholly-owned subsidiary of ZhongChai JV. Shengte is a manufacturer and distributor of gears and transmissions systems mainly used with diesel engines for industrial and agricultural machinery. We expect that future cash flows generated from the operation of transmission business will be sufficient to cover Shengte’s working capital requirements.

Also subsequent to the end of the March 31, 2007 quarter, Equicap did not have the registration statement declared effective within the time period specified in the registration rights agreement for the March 2007 offering.  As a result Equicap will be obligated to pay the liquidated damage amount provided in the agreement to the investors until either the registration statement is declared effective or the maximum penalty amount has been paid. The maximum amount is 10% of the amount paid for the common stock purchased by the investors.

Off-Balance Sheet Arrangements

The company does not have off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

Business

Background of Equicap

Reincorporation of Equicap

Equicap, Inc. was incorporated on March 13, 2002, for the purpose of entering into a merger with and redomiciling its predecessor, Equicap, Inc., a California corporation ("Equicap California"). Effective January 25, 2005, Equicap California was merged with and into Equicap in a statutory merger based on management's belief that Nevada law is more advantageous to a corporation than California law. Equicap was considered a blank check company prior to the acquisition of Usunco.

Predecessor Corporation to Equicap

Equicap's predecessor, Equicap California was incorporated under the laws of the State of California on March 1, 1995, under the name of VWR Acquisition company, Inc. ("VWR"); the name was later changed to Equicap, Inc. Equicap's business activities prior to July 1996 were that of an investment banking and consulting firm whose business plan was to assist its clients by infusing capital into them and utilizing its experience to assist its client companies in getting their products or services to market and becoming profitable. Equicap thus anticipated "incubating" client companies. Equicap has not had operations since July 1996, has no assets and only modest liabilities. Equicap issued 5,500,000 shares of its common stock in March 1995, to its founders in consideration of cash and services rendered. In March 1995, 200,000 shares of its common stock were issued to an investor for approximately $137,000 in cash. All such shares were treated as "restricted securities", meaning that they were shares issued in transactions not involving any public offering, stop transfer orders were entered into the stock books as to such shares, and all certificates evidencing these shares bore a customary form of investment legend. Then in October 1995, approximately 4,022,115 common shares were voluntarily cancelled by the shareholders, reducing the number of outstanding shares to 1,677,885.

On December 29, 1995, BBU Systems Inc. ("BBU") was merged with and into Equicap as the surviving entity pursuant to an Agreement and Plan of Merger. In the merger Equicap issued 1,273,415 shares of its common stock and acquired all of the issued and outstanding common shares of BBU. In connection with the merger, an additional 509,295 shares were voluntarily cancelled by the holders, reducing the number of outstanding shares to 2,442,005. Equicap became dormant in July 1996 when the company's board of directors determined that its original business plan could not be executed, and that the business of BBU could not be developed, due to lack of operating capital and the lack of prospects to raise adequate funding.

On June 19, 1998, Equicap issued 5,000,000 shares of its common stock to Stephen M. Siedow, the former President of the company, for services and costs advanced on behalf of Equicap that were valued at $5,000 in the aggregate. These shares were also treated as "restricted securities." Mr. Siedow has informed the company that he will not sell these shares in the public markets until they have been registered for sale under the Securities Act of 1933 or otherwise in compliance with applicable law.

On July 31, 1998, Equicap's common stock underwent a reverse split in which each 100 of the issued and outstanding shares were changed into one share, which decreased the number of issued and outstanding shares from 7,442,005 to 74,732. On December 29, 1999, Equicap issued 100,000 shares of its common stock to Mr. Siedow for services and fees and costs advanced on behalf of Equicap that were valued at $10,000 in the aggregate, which also were treated as "restricted securities." Mr. Siedow has informed the company that he will not sell these shares in the public markets until they have been registered for sale under the Act or otherwise in compliance with applicable law.

On January 18, 2000, Equicap's common stock underwent a reverse and forward split of the common shares in which (i) each 50 of the issued and outstanding shares were changed into one share, with each fraction being rounded up to a whole share, and (ii) immediately following the reverse split, each resulting share was changed into 100 shares. Upon conclusion of this recapitalization, Equicap had 390,100 common shares issued and outstanding.

Usunco Automotive Limited

Usunco Automotive Limited (“Usunco”) was organized in the British Virgin Islands as a limited liability company on April 24, 2006. The business plan of Usunco calls for it to be a developer and distributor of diesel engines and other engine related products and currently is a distributor of automotive parts from suppliers in China to customers in China, North America and other regions. Usunco owns 100% of the equity interest of IBC Automotive Products, Inc. (“IBC”), the North American arm of its business, and 75% of the equity interest of Zhejiang ZhongChai Machinery Co., Ltd. (“ZhongChai JV”), which serves as the China arm of its business.

IBC was incorporated on May 14, 2004 in the State of California and is headquartered in Santa Ana, California. IBC specializes in sourcing automotive parts and products from the China and distributing them in North America and other regions. IBC also introduces the designs of new product lines of automotive parts demanded by their customers in North America to manufacturers in China for their development and manufacturing. IBC primarily distributes parts, such as alternators and starters, to retailers, wholesalers and other distributors in the automotive replacement parts sector. Its current customers include, among others, Maxpower, LTD/Visteon, Cardone, BBB/OCA, Dixie and MPA. End-users of parts and products sourced by IBC include, among others, Pep Boys, Worldpac/Carquest, and Ford.

ZhongChai JV is a Sino-foreign equity joint venture established in the PRC by Usunco, and a local party in China, Xinchai Holding Group Co., Ltd. ("Xinchai Holding"). The ZhongChai JV seeks to distribute mid-sized diesel engines and engine related products for the industrial and agricultural equipment markets throughout China and in the future it will attempt to expand its distribution internationally, most likely to the other markets in Asia.

Xinchai Holding was incorporated in the PRC in 1998 as a domestic limited liability company with its operations and headquarters in Xinchang, Zhejiang Province, China. Xinchai Holding specializes in manufacturing four-cylinder mid-sized diesel engines, among other products.

The ZhongChai JV was approved by local authorities in the PRC as a Sino-foreign joint venture company with limited liability to be operated by Usunco and Xinchai Holding for a term of 25 years. Usunco and Xinchai Holding have contributed $8 million and $2.6 million in cash for 75% and 25% equity ownership, respectively, for an aggregate amount of $10.6 million in registered capital for the joint-venture. The registered capital will be used as general working capital for it operations.

The operation of ZhongChai JV is governed by a binding Joint Venture Agreement entered into between Usunco and Xinchai Holding (the “JV Agreement”). Pursuant to the JV Agreement, the board of directors of ZhongChai JV consists of four directors, of which, Usunco has the right to designate three directors and Xinchai Holding has the right to designate one director. All material issues and actions of ZhongChai JV require approval by a majority of the Board.

On July 6, 2007, ZhongChai JV completed the acquisition of all the outstanding equity of Zhejiang Shengte Transmission Co., Ltd. (“Shengte”). Shengte is a company organized under the laws of the PRC. The equity interest was acquired for approximately $3,7000,000, in cash. Shengte manufactures and distributes gears and transmission systems mainly used with diesel engines for industrial and agricultural machinery.

Products

As Usunco develops its business plan, it will distributes diesel engine and engine related products for the industrial and agricultural equipment markets within China and elsewhere and auto part products primarily in North America.

Diesel Engine Products

The primary focus of the company will be on its distribution business to be conducted through the ZhongChai JV. Its initial business purpose will be to improve the marketing of the diesel engines manufactured by its joint venture partner. In time, it will seek to distribute additional diesel engine and other engine related products, some of which may be manufactured by its joint venture partner or by others. The company believes that it can improve the marketing and distribution of these products within the PRC by employing certain international marketing and distribution techniques that are not commonly deployed in China at this time. The result sought is greater efficiencies in sales, inventory holdings, distribution timing and improved profit margins within the context of the then economy. The company also will seek to introduce new diesel engine designs or modifications and parts that will be the basis of more efficient and less costly engines and end products. ZhongChai JV currently offers its customers a four-cylinder, medium-sized diesel engine. The medium-sized diesel engines range from 30 to 60 hp and are used principally in the following applications:

•	Industrial equipment, including forklifts, excavators, construction equipment, power generators;

•	Agricultural equipment, including tractors, combined harvesters, water pumps, and other farming equipment; and

•	Automobiles, particularly 3.5 ton trucks and light duty commercial vehicles.

Auto Parts Products

Usunco’s distribution arm in the United States, IBC, imports and distributes automotive parts and products, such as starters and alternators. These are sold to various distributors and wholesalers in the North America and other regions. IBC sources its automotive products from various manufacturers in China. IBC also introduces to its supplying manufacturers in China new auto part designs sourced from North American companies so that they may be manufactured to IBC’s client specifications.

Transmission Systems

As a result of the acquisition of Shengte, in the future Usunco’s products will include gears and transmission systems. These are primarily used with diesel engines for industrial and agricultural machinery.

Exclusive Distribution Agreement

ZhongChai JV has an exclusive distribution agreement with Xinchai Holding dated as of January 28, 2007. The distribution agreement was agreed upon in connection with setting up the joint venture, ZhongChai JV of which both Usunco and Xinchai Holding are the owners. The term of the agreement is for 25 years, and it is governed by the laws of the PRC.

ZhongChai JV is appointed the world wide, exclusive distributor for all the current and future diesel engine and diesel engine related products of Xinchai Holdings. As such, Xinchai Holdings is prohibited from appointing any third party as a distributor, sales or other agent or representative for distribution, marketing, sale, commercialization or other disposition of the products subject to the agreement, and it is not permitted to appoint on a limited product or territory basis any other parties to sell or commercialize, including by license, the products. In addition, it is required to refer purchase inquiries to ZhongChai JV. Xinchai Holdings also will not develop internal sales and marketing capabilities of the products under the distribution agreement. ZhongChai JV has the right of first refusal to act as the exclusive distributor for products to be marketed and sold by Xinchai Holdings that are outside the scope of diesel engines and related products.

ZhongChai JV is obligated to use its commercially reasonable efforts to sell, distribute and export the products under the distribution agreement for which it acts as distributor. ZhongChai JV may not distribute, sell or export diesel engines and related products produced by other parties, except those produced by Xinchai Holdings. It may use sub-distributors, sales agent and other companies, persons and organizations in order to achieve this objective. The pricing of the products under the distribution agreement will be determined by both parties on a regular basis.

Xinchai Holdings will provide sales and technical support to ZhongChai JV, as requested. Such support, among other things, will include maintenance and service instructions, operations manuals, installation kits, and technical training.

Xinchai Holdings is the owner of various intellectual property used in the design and manufacture of the products under the distribution agreement. Although it will retain such ownership, ZhongChai JV has the right to use such intellectual property in its marketing and sales efforts on a royalty free basis. This generally covers copyrights, trademarks and similar or related intellectual property.

Market Overview

The company products will be sold internationally, with a dual market emphasis on China and North America. The ZhongChai JV will focus on the domestic market in China, and IBC will focus on North America as well as certain other markets.

The principal market for ZhongChai JV will be manufacturers of industrial and agricultural equipment and light trucks located in China. The principal market for IBC is the wholesalers of aftermarket and replacement automobile parts. The products that ZhongChai JV will distribute will be those that are used as components in its customers’ final products, such as forklifts, excavators, construction equipment, tractors, water pumps and other machinery. The products that IBC currently distributes are automobile starters and alternators.

The domestic market in China for diesel engines and engine-related products has grown at a relatively high rate in recent years because of the increase in domestic demand driven by country wide economic growth, the real estate boom and urban expansion. In addition, beginning in 2005, because of the favorable government policies towards farmers in China, the PRC agricultural equipment market has been a rapidly growing market for the products like those of the company. As a result, the company has seen growth in all sectors of the diesel engine market in recent years, and especially that industrial equipment, agricultural equipment, and light duty trucks.

The diesel engines and engine-related products that ZhongChai JV will distribute to industrial equipment manufacturers are mostly for material handling equipment (“MHE”), such as forklifts. Diesel engines are also used in various forms of agricultural equipment, such as tractors and harvesters. Diesel engines and engine-related products are also designed and manufactured for the light duty truck market (LTD). The LDT market in China also is experiencing growth, much of which comes from demand for low to middle end LDTs. The growth in demand, in part, is due to recent government policies in China that encourage smaller and lower emission vehicles. The roll-out of the Euro III standard in major cities also has stimulated growth in the truck market since older, less environmentally friendly machines are having to be replaced by their owners.

China is becoming a major manufacturing base for worldwide automotive parts and components. Over the last several years, the company believes that a number of major original equipment manufacturers in the United States and Europe have announced sourcing programs which will represent a significant amount, in both dollars and pieces, of auto parts from China. Both the domestic market and the export market are expected to continue growing over the next 5 to 10 years.

Customers

The majority of the company’s customers in its diesel engine-related business are original equipment manufactures operating in China. These manufacturers typically integrate diesel engines with other components into their final products, such as forklifts, excavators, tractors and light duty, trucks. ZhongChai JV expects that its largest customer base will be in forklift sector. The company will attempt to sell to some of the largest forklift manufacturers in China, including Anhui Heli Co., Ltd., Zhejiang Hangcha Engineering Machinery Co., Ltd. (a.k.a. Hangzhou Forklift) and Xiamen Forklift Truck Factory.

Original equipment manufacturers in the agricultural market are typically those which produce agricultural vehicles and machines for the domestic market. These include Ningbo Benye Tractor & Automobile Manufacture Co., Ltd. (formerly First Tractor), Beiqi Foton Motor Co., Ltd., Shandong Shifeng Group, Jiangsu Yanchen Tractors Ltd., Guilin Combined Harvester Ltd., Hyundai Agricultural Equipment (Huzhou) Combined Harvester Co., Ltd. The company will also attempt to supply diesel engines to manufacturers of medium and light duty trucks, such as FAW-Hongta Yunnan Automobile Co., Ltd. and Anhui Jianghuai Automobile Co., Ltd.

The company also plans to become the supplier of diesel engines to manufacturers of excavators, power generators, and other machinery. It is anticipated that these customers will constitute only a small part of our total diesel engine and related product sales.

Internationally, through IBC, the company distributes automotive parts, most of which are made in China, to distributors and wholesalers. The company focuses particularly on starters and alternators, for sale primarily in the North American aftermarket and replacement sector. The current customers include Maxpower Rebuilders, Inc., LTD/Visteon, Cardone, BBB/OCA, Dixie and MPA, and the end-users of our products include Pep Boys, Worldpac/Carquest, and Ford.

Principal Customers

For the fiscal year ended June 30, 2006, and the nine month period ended March 31, 2007, our principal customers were BBB/OAC, Ltd/Visteon and Maxpower Rebuilders, Inc., representing approximately 27%, 37 % and 13%, respectively, of our fiscal year sales. For the nine month period ended March 31, 2007 these same customers represented approximately 27%, 45% and 24%, respectively, of our sales. The company performs appropriate credit checks before orders are accepted and invoices are issued. Most accounts are collected with 90 days. Customers generally do not provide long term volume purchase commitments. Rather, transactions are based on non-binding purchase plans which provide only purchase forecasts and state basis terms.

Product Returns and Warranties

The company does not provide a right of return if the customer does not see the products in a timely fashion. The company generally provides a one-year limited warranty covering manufacturing defects and functional failures of products. After evaluation and confirmation, the company will either replace the defective product, or accept returns by crediting the customer account. Replacements and returns, and handling costs will be passed through to suppliers.

Sales And Marketing

The company’s operations will be the sale and marketing of diesel engines, engine-related products and automotive parts. It conducts its sales and marketing through its two operating entities, ZhongChai JV and IBC.

The company plans to acquire customers in China by developing the network of original equipment manufacturers which currently use diesel engines manufactured by Xinchai Holdings, the joint venture partner in the ZhongChai JV. The experience of management with both international and domestic markets in China will allow the company to implement sales and marketing methods and systems which are more efficient relative to current market standards and practices in the manufacturing sector in China. Specifically, the company will focus on customer awareness and meeting customer needs for after sales support. It will also try to employ timed delivery of products to reduce the need to carry inventory. The after sales support will include providing technical training programs on products for customers, ensuring parts availability, efficient delivery logistics for such parts and efficient servicing of the diesel engines the company sells. In addition, the maintenance of the quality for the products the company will distribute, as well as Xinchai Holdings’ reputation among manufacturers in China for producing quality diesel engines are factors in the sales and marketing. Therefore, ZhongChai JV will act to continue the strict quality control checks on the products distributed by Xinchai Holdings and continue to develop the Xinchai Holdings brand name in China. The company intends to use the “Usunco” brand name to market products internationally, outside of China.

In order to expand the customer base, the company’s sales representatives will approach Chinese original equipment manufacturers of forklifts, tractors, excavators and construction equipment as well as other industrial or agricultural equipment manufacturers, through referrals and trade shows. The company’s marketing efforts to develop new customers will emphasize its attention to customer awareness and after sales support.

Typically, the customers of these products will provide the supplier with a forecast and a desired shipment schedule up to one year in advance, which are reviewed quarterly, and in some cases monthly. The company’s customers usually will issue to the company an irrevocable purchase order combined with the firm shipment schedule three months prior to shipment.

With respect to the international market, the company markets to the aftermarket auto parts replacement sector through its subsidiary, IBC. It determines what products wholesalers, distributors and retailers in this sector require, and then it sources them from a selected group of manufacturers in China. IBC finds its customers through referrals and trade shows in the aftermarket parts sector. A customer will usually provide IBC with certain specifications for the product they require. IBC works closely with qualified manufacturers in China to meet the technical specifications and cost requirements of those customers. It then approves manufactured samples and obtains a trial order for our customers. Once this process is completed, IBC works with the customer on the forecast, shipment schedule and payment term. Subsequently, it issues orders to the factories of auto parts suppliers and IBC’s team in China follows up with local manufacturers to ensure quality control and timely shipment.

Suppliers

IBC sources automotive parts and products from various manufacturers in China. Currently, diesel engines will be sourced from Xinchai Holding, our joint venture partner in ZhongChai JV, based on the exclusive distribution agreement. The diesel engines supplied by Xinchai Holding are mainly four-cylinder midsize engines of 30 to 60 hp suited for industrial and agricultural equipment and light truck applications. A major aspect of company business plan is to source related diesel engine products from other manufacturers in China. Currently we are in the process of locating and developing relationships with manufacturers that produce parts complimentary to the diesel engines we will distribute so that we can build on our current customer base by expanding our offerings and cross selling. We seek to leverage our current distribution channels to increase our business since our customers typically produce entire products for which our diesel engines are the primary component. The ability to supply other parts to our network of customers will not only increase our revenues but also allow us to provide a more comprehensive line of products to our customers to satisfy the needs of their manufacturing chain. The current auto parts distributed by IBC on the international market are mainly starters and alternators. These products are sourced mainly from Zhejiang Boyu and Wuxi Susun, which are original equipment manufacturers in China. We also distribute other auto parts such as brake pads sourced from other various suppliers.

Principal Suppliers

For the year ended June 30, 2006, the principal suppliers of the company were SIIG International Inc., Zhejiang Yongkang Boyu and Wuxi Susun, representing 43%, 21% and 12%, respectively. The company does not have any long term supply agreements with any of these companies, and it purchases products on the basis of purchase orders.

Except for the joint venture relationship with Xinchai Holding, none of our suppliers have any ownership in the company or any relationship with the insiders of the company.

Distribution

An important aspect of the company’s business model is to avoid keeping inventory in China. Since most of our operations are in China, the company believes that the avoidance of inventories and the focus on the distribution and sales process allows it to maintain a lean work force focused specifically on distribution and reduces our requirements for capital expenditures in the jurisdiction. We believe that this lowers our exposure to risks in China related to large capital investments and local labor matters and allows us to focus on the aspects where we can derive the most return on our use of proceeds. For our diesel engine business we will ship finished products directly to our customers from the source manufacturer’s warehouse. Our ZhongChai JV will endeavor to avoid maintaining any physical inventory. For our automotive parts business, we do not maintain inventories in China. However, IBC maintains a warehouse in Ontario, California to receive returned products which are still under warranty and to refurbish them locally. IBC will sometimes keep inventories in California when there is a receipt of a firm order from its customer.

Most of the orders received by IBC are container based with the shipment pre-scheduled. In most of cases IBC arranges for shipments directly from the suppliers in China to the customers’ warehouse in another country.

Research And Development

The company seeks to introduce new technologies related to engines and auto parts to its suppliers in China so as to be able to expand its own product offerings. The company will attempt to define, evaluate and negotiate for the use of technology which has matured by international standards but represent advanced standards in China. It intends to establish partnerships with local Chinese industrial equipment component and auto part producers specifically for the use of such technology for their current and future products. Usunco believes that concentrating on the introduction of technology and products to manufacturers in China, rather than conducting internal research and development activities, is a better suited model for the China market since diesel engine and auto part technology is not as advanced as it is in other nations, particularly the United States. This model has worked effectively for IBC with respect to automotive parts, and the company believes that it is also applicable to diesel engines. With respect to introducing technology and design for products to manufacturers in China, the emphasis will be on providing technology for new engine designs, meeting emission control requirements, safety improvement, and cost reductions.

Furthermore, the company intends to partner with various developers of engine technology in the United States in order to assist them to license or transfer their know-how to manufacturers in China. We believe based on our understanding of the current levels of technology, governmental policy, and demand in China, that the most important technologies to seek for this purpose are those related to lower emission and clean fuel engine solutions. These include technologies related to clean natural gas and liquefied petroleum gas. We believe that recent policies by the government in China to control engine emissions and the need for domestic manufacturers to meet even higher environmental standards for their products than they would need to meet at home will drive this growth in demand.

During the fiscal year ended June 30, 2007 and for the nine months ended March 31, 2007, the company did not have any research and development activities.

Competition

There are approximately 100 diesel engine manufacturers in China. These manufacturers typically distribute their engines in China through their internal marketing teams or through a subsidiary specifically established for the purpose of distributing their products. The break down related to size of engine for these companies is as follows:

•	Approximately 10 companies sell large-sized diesel engines;

•	80 sell medium-sized diesel engines; and

•	10 sell small-sized diesel engines.

Most of our competitors, particularly in medium-size diesel engine market, are smaller manufacturers, limited by their production capacity, research and development capability and the size and sophistication of their distribution team. The largest diesel engine manufactures in China are:

•	YuChai Machinery Co., Ltd.;

•	Weichai Powers Co., Ltd.;

•	Anhui QuanChai Co., Ltd.;

•	Yangzhou Diesel Engine Co. Ltd; and

•	ChangChai Co., Ltd..

YuChai Machinery, WeiChai Power, and Anhui QuanChai produce and sell four-cylinder and six-Cylinder diesel engines and focus primarily on engines for road vehicles such as for cars, trucks, and buses. Both YuChai and WeiChai are companies publicly listed in United States and Hong Kong. Some of their diesel engines are also manufactured for boats. Yangzhou Diesel Engine and ChangChai produce primarily four-cylinder diesel engines and mainly sell to original equipment manufacturers that produce road vehicles and agricultural equipment. Both companies have larger market shares in this mid-sized engine space than Usunco in the agricultural market. There are also some companies selling compressed natural gas and liquefied petroleum gas fuel system engines in China for automotive applications. These companies present competition to us in the truck and light duty commercial vehicle market.

In addition to these local domestic competitors in China, there are foreign competitors, primarily from Japan, Korea, and the United States. These companies include Nissan, Mitsubishi, Hyundai, General Electric. These well established foreign competitors have superior quality products with better financing terms than we generally can provide our customers. They also have better brand reputations and more marketing coverage for their distribution in China than the company. These competitors dominate the high-end and large engines markets internationally and in China. However, due to the price advantages we have in the mid-size diesel engine space, as well as our strong local supporting networks in comparison with the foreign competitors within the mid-tier domestic market, foreign companies usually will not be able to effectively compete against Usunco. This is especially true in the forklift market which will constitute the company’s largest market.

We also face competition from other power sources in the engine market, such as electrical motors. There is a trend in the market that industrial equipment such as forklifts will employ electrical motors because they are more environmentally friendly. Although electrical motors may have reduced power when compared with the diesel engines we plan to sell, we anticipate that we will face competition against our sales in the small forklift market where the power produced by electrical motors is sufficient for the smaller loads of these sized vehicles. Currently, the company estimates, based on its own assessments, that about 10% of forklifts sold in China use electrical motors. The company believes that this percentage is likely to grow to 20% over the next 5 to 10 years. We believe that we will need to deal with this challenge by introducing cleaner emission technology to Xinchai Holdings and our other future suppliers of diesel engines in China.

With respect to the auto parts market, we have competition from two principal sources, including other international distributors and manufactures in China who export and distribute to the international market directly. Some of the international distributors in our sector have better branding, distribution platforms, and financial capabilities than IBC. These companies source auto parts directly from manufactures in China and distribute them on the international market using their established sales channels and distribution networks. These competitors in North America include companies like WAI, American Automotive Parts, Inc., Arrowhead Electrical Products, Inc., DuBois Marketing Inc., and UniPoint Electrical Mfg. Co.

Governmental Regulation

In China, engine products that are used on vehicles are subject to Limits and Measurement Methods for Emission from Light-Duty Vehicles (III IV) - GB 18352.3-2005 approved by China Environment Protection Agency (EPA) on April 5, 2006, and to be effective on July 1, 2007, which requires vehicles specified therein to meet the EU III standard after July 1, 2007, and the EU IV standard after July 1, 2010.

The China EPA, so far, has not specified emission requirements for industrial and agricultural equipment that use engines as power source.

Engines exported to other countries are subject to their respective local environmental protection requirements and occupational safety and health laws. Many aspects of these laws and regulations are generally enforced through the export agencies and customs authorities. Because the standards in the importing nations are usually quite clear and defined for the products we import, these regulations are easy to comply with, and the company does not anticipate any issues in having to comply with or satisfying them.

Legal Proceedings

The company is not a party in any bankruptcy, receivership or other legal proceeding, and to the best of its knowledge, no such proceedings by or against the company have been threatened.

Employees

As of January 31, 2007, the company employed approximately 28 individuals in the United States and China, consisting of 6 managers, 8 product development personnel, 8 sales and marketing personnel, and 6 administrative and support personnel. The employees are not currently represented by any labor union or similar collective bargaining group.

Facilities

The company has three representative offices and two operating facilities. One office is located in Santa Anna, California. Its two other offices are located in the cities of Hangzhou and Beijing in China. These three offices mainly handle general corporate affairs, administrative matters, accounting activities and other supporting functions. The ZhongChai JV conducts its distribution operations from its facility in Xinchang County, Zhejiang Province in China. IBC conducts its distribution operations in Santa Anna, California.

Management

Our directors and executive officers are as follows:

Name	Age	Position with company	Serving as a Director or an Officer Since
Peter Wang	53	Chairman and President	2007
Jason Lu	51	Director, Chief Executive Officer	2007
Haining Liu	54	Director	2007
David Ming He	37	Chief Financial Officer	2007

Mr. Peter Wang has been the Chairman of the board of directors since the inception of Usunco in April 2006. He has more than 20 years of experience in technology and service area with strong background in research and development, operations and corporate management. Mr. Wang successfully co-founded a telecom venture in China, Unitech Telecom (now named UTStarcom, NASDAQ: UTSI) in 1990 and was the Executive Vice President until August 30, 1995. From August 1995 to December 2000, Mr. Wang was the Chairman and CEO of World Communication Group. From December 2000 to the present, Mr. Wang was Chairman and CEO of China Quantum Communication Limited (later changed to Techedge, Inc. and then to China Biopharma, Inc. Before forming his own companies, Mr. Wang worked at AT&T Bell Labs during 1987-1990 and Racal-Milgo Information System during 1983-1987. Mr. Wang was also a co-chairman of Business Advisory Council of the National Republican Congressional Committee during the period 1994-1995. In 2004, Mr. Wang received Outstanding 50 Asian Americans in Business Award. Mr. Wang earned his BS in Math & Computer Science and MS in Electrical Engineering from University of Illinois in 1983, as well as MBA in Marketing from Southeast-Nova University in 1986. Mr. Wang is a director of China Biopharma, Inc. (OTCBB: CBPC)., a company involved in biopharmaceutical distribution.

Mr. Jason Lu has been the Chief Executive Officer of Usunco since its inception in April 2006, and the Executive Vice President of IBC Automotive Products, Inc., its wholly-owned subsidiary. He spent more than 20 years in Sino-U.S. business development with strong experience in corporate operations and management. Between February 1990 and March 1993, Mr. Lu served as the Deputy General Manager for Hubei International Trading Corporation. He served as the Vice President of California-headquartered Andus Group from November 2001 until June, 2003, and served as the Vice President of Century Automotive Mfg., Inc from July 2003 until November, 2006. Between 1999 and 2001, he acted as the Executive Vice President of Means Come Enterprises. He was elected the Deputy General Secretary of Association of International Laws, Hubei Branch, for the tenure between 1985 and 1988. Mr. Lu received BA of English Literature and Language from Wuhan University, China in 1982 and Master of Laws from Law School of Wuhan University, China in 1984.

Mr. Haining Liu has been a director of Usunco since its inception in April 2006. He has been the Chairman and President of Zhejiang Province Science & Technology Venture Capital since 1995. This fund has brought nine of its portfolio companies to the public market in China. Before joining the fund, Mr. Liu served as the President of Zhejiang Keji Qicai Company, which is under direct supervision of Zhejiang Province Science and Technology Commission, handling technology licensing and scientific instruments import and export.

Mr. David Ming He joined Usunco in January 2007 as the Chief Financial Officer. From October 2004 until January 2007 Mr. He served as the Senior Manager of SORL Auto Parts, Inc. (NASDAQ: SORL) in charge of capital market operations, investor relations, SEC filings and corporate internal controls. In his two years with SORL, Mr. He has been instrumental in SORL’s progress in US capital market from an OTC BB company to a NASDAQ Global Market listed company, and also successfully completed a secondary public offering in November 2006. Before going to graduate school, from 1994 to 2001, Mr. He was a senior manager in corporate banking with Credit Agricole Indosuez (now Calyon) in Shanghai. Mr. He holds the designations of Chartered Financial Analyst and Illinois Certified Public Accountant. Mr. He pursued graduate degrees from 2001 to 2004 and received his Master of Science degree in Accountancy in 2004 and Master of Business Administration degree in Finance in 2003 from University of Illinois at Urbana-Champaign. He also received his BA from Shanghai Institute of Foreign Trade in 1992.

All directors are elected to annual terms by the holders of common stock. All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Outside directors receive no fee for meetings attended but are reimbursed for expenses. Officers are elected annually by the board of directors and serve at the discretion of the Board.

There are no family relationships (whether by blood, marriage or adoption) between or among the Equicap directors or executive officers or the directors.

The business address of the directors is: 10510 Hillsboro Road, Santa Ana, CA 92705, U.S.A.

Description of Other Officers of the Corporation

All of the officers of the corporation are appointed by the board of directors to serve until the annual meeting of the directors and the election and qualification of their successors. Another officer of Equicap not identified above is as follows:

Mr. Phil Widmann, 63 year old, has served as the SVP, Global Marketing for Usunco since its inception, and the President of IBC Automotive Products, Inc., a wholly owned subsidiary of Usunco. He has over 27 years experience in senior management and business development, with a strong background in strategic and financial planning, strategic alliances, product and program development. Mr. Widmann has been credited with establishing the global strategic plans for Chinese factories and corporations entering the global marketplace. Before establishing and building IBC, he served as Executive Vice President and General Manager with Century Automotive MFG., Inc. from February 2002 to June 2003, and led the company in establishing its global business plan, creating internal infrastructure, and selecting American management teams. Mr. Widmann spent 24 years. years in the senior management of Japanese automotive systems suppliers including Hitachi and Nippondenso. From 1984 through 2002 he developed Hitachi’s global service parts marketing plan. He also created programs in product development etc. with all major automotive companies such as Ford, General Motors, Toyota, Nissan, and Honda. Between 1976 and 1983, he established Nippondenso as electronics leader in the North American automotive marketplace.

Code of Ethics

Equicap adopted a code of ethics that applies to its directors, officers and employees and to those of its subsidiaries. A copy of the form of Equicap’s code of ethics is filed as an exhibit to a Report on Form 8-K dated March 9, 2007. Requests for copies of Equicap’s code of ethics should be sent in writing to 10510 Hillsboro Road, Santa Ana, CA 92705, U.S.A., Attention: Secretary.

Indemnification Agreement

Equicap has entered into an indemnification agreement with a former director and officer, Mr. Colligan, dated March 7, 2007. The agreement requires Equicap to indemnify Mr. Colligan against any damages, liabilities, losses, taxes, fines, penalties, costs and expenses that may be sustained by Mr. Colligan in connection with any action he takes while a director or as an agent on behalf of Equicap from March 7, 2007 until March 29, 2007, and in connection with any registration statement of the company for which he is a signatory, if at all.

Board Committees and Meetings

Committees of the Board

The board of directors considers all major decisions. The board has not established any standing committees thereunder. The board has affirmatively determined that Mr. Haining Liu will be an independent director as defined by applicable securities law and corporate governance guidelines.

Not later than 150 days after the closing of the offering on March 9, 2007, the company will have a board of directors consisting of five persons, the majority of which will be independent directors complying with the independent director requirements of NASDAQ. This obligation is pursuant to the stock purchase agreement with the investors. In addition, if Equicap seeks listing of its shares with the NASDAQ Capital Market, then it will have to take action prior to listing to comply with the other corporate governance requirements, including having audit, nominating and executive compensation committees.

The board of directors does not have a nominations committee because there are a limited number of directors, and the board believes that shareholder suggestions would be known to the entire board if and when communicated to the company. As such, the board of directors believes there will be sufficient communication by shareholders with the board about matters and nominees to be brought to its attention.

The board of directors functions as an audit committee and performs some of the same functions as an audit committee including: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; and (3) engaging outside advisors. The company is not a "listed company" under SEC rules and is therefore not required to have an audit committee comprised of independent directors. The board has determined that its members do not include a person who is an "audit committee financial expert" within the meaning of the rules and regulations of the SEC. The board has determined, however, that each of its members is able to read and understand fundamental financial statements and has substantial business experience that results in that member's financial sophistication. Accordingly, the board believes that each of its members have the sufficient knowledge and experience necessary to fulfill the duties and obligations that an audit committee would have.

Meetings. The board met once during fiscal year ended June 30, 2006. Each director attended all of the meetings held by the board during the period that he served as a director of Equicap.

Director Compensation

For the fiscal years ended June 30, 2005 and 2006 each of the current Equicap’s directors who were former directors of Usunco received no compensation for their service as directors.

Equicap intends to initially compensate each outside director with 50,000 shares of the company’s common stock or options to purchase 50,000 shares of the company’s common stock, vesting over 3 years. Thereafter, the board of directors may award additional equity compensation as it determines from time to time, but there is no established plan at this time for such awards.

Equicap does not provide cash compensation to directors for attending meetings, but it does reimburse them for their out-of-pocket expenses for attending meetings.

Management Compensation

The following table provides information concerning compensation earned by the officers of Equicap who were the former management of Usunco.

SUMMARY COMPENSATION TABLE
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Peter Wang, Chairman, President	2006	—	—	—	—	—	—	—	—
Jason Lu, Chief Executive Officer	2006	—	—	—	—	—	—	—	—
David Ming He, Chief Financial Officer	2006	—	—	—	—	—	—	—	—

There are no equity awards for the fiscal year ended June 30, 2006. In the future, Equicap expects that equity shares will be a part of compensation for executives and other employees and consultants.

2006 Stock Option Plan

Usunco adopted its 2006 Stock Option Plan on May 18, 2006 by the board of directors and approved by the shareholders on May 18, 2006. The plan provides for the issuance of up to 1,970,698 shares of common stock under incentive or nonstatutory stock options. The plan is administered by the board of directors. The board of directors, at the time of a grant, will determine the type of option, the exercise price, vesting schedule, and expiration date, as well as any other terms of the grant. The minimum exercise price of incentive stock option cannot be less than 75% (or 100% if granted to an Employee who, at the time of grant of such option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the company or any parent or subsidiary) of the fair market value on the date of the grant, and the minimum exercise price of nonstatutory stock option cannot be less than 100% of the fair market value on the date of the grant. Incentive stock options may be granted only to employees, otherwise options may be granted to officers, directors, employees and consultants, or collectively “Service Providers”. No stock options were awarded during the fiscal year ended June 30, 2006. Currently, there are 366,550 shares which Usunco has committed to issue as incentive stock option grants under the plan at an average weighted exercise of $1.065 per share. The company plans to take steps to provide any options that were committed to be issued under this plan are modified to provide that they will be issued under a plan under which the shares to be issued will be those of Equicap rather than Usunco.

Employment Contracts

Currently, all employees of Equicap are employed on “at will” employment agreements except Mr. David Ming He, the Chief Financial Officer, who has signed an employment agreement with the company. The company intends to establish formal employment contracts for certain other key employees in the future.

The employment agreement with Mr. He provides for a term of employment ending January 2012, unless terminated in accordance with the agreement. Mr. He will devote substantially all of his employment time and attention to the affairs of the company. Mr. He will report to the Chief Executive Officer. He will be entitled to a base salary of $48,000 which will be reviewed annually by the Chief Executive Officer or the compensation committee if there is one to determine if increases should be made in light of the size and performance of the company. There is provided a 10% increase on January 15, 2009. Mr. He is entitled to a bonus in each of the fiscal years during the term of the agreement, and may be in the form of cash, stock options or stock. Mr. He will also be eligible to participate in the stock option and similar plans of the company. He will be granted an option for 183,275 shares of common stock, of which one third will vest each 12 months after the commencement of employment and the balance will pro rate each month thereafter. Mr. He will be provided insurance under the company health plans or paid $1,000 in respect of premiums if not so covered. He will also be entitled to $1,000 per month as a non accountable expense account, in addition to reimbursement for all other actual travel and other business related expenses. The employment agreement provides for non-competition and non-solicitation restrictions, confidentiality obligations and restrictions on engaging in other employment. In the event of termination without cause or for good reason by the executive or upon a change of control, Mr. He will be paid the consideration due for the balance of the employment period of the contract, bonuses for the prior and current year of termination and insurance coverage.

Executive Compensation Determination

It is the intention of Equicap to determine executive compensation by a decision of the majority of the independent directors, at a meeting at which the chief executive officer will not be present. In the future, the board may establish a compensation committee.

From time to time key employees may receive a cash bonus as rewards for their job performance that meet or exceed the operation goals and results set up by the board of directors or high-level management. The company will also consider other employee benefits for which it will assume the cost, such as health and dental insurance benefits. The company also will reimburse employees for their travel expenses. The following table lists the compensation the company pays to its executives and key persons for fiscal year 2007. The compensation listed in the following table may be changed based on the decision or resolution from the company’s board of directors or the compensation committee.

Name and Principal Position	Annual Salary or Wages
Peter Wang, Chairman, President	$50,000.00
Jason Lu, Chief Executive Officer	$75,000.00
David Ming He, Chief Financial Officer	$48,000.00
Philip Widmann, Senior Vice President	$45,000.00

Certain Transactions

Equicap and Fountainhead Capital Partners Limited, an affiliate of Equicap until the consummation of the Share Exchange, entered into a convertible note on September 30, 2006, the principal of which was for working capital and discharge of then accrued payables of Equicap. The note was due on December 31, 2007 and carried an interest rate of 3% per annum, payable at the end of the calendar year. The conversion rate was to be determined at the time of conversion based by the board of directors and the noteholder. As part of the Share Exchange, in negotiations with the stockholders of Usunco, Fountainhead agreed to convert the outstanding principal and accrued interest of approximately $100,000 into 702,132 shares of common stock, contingent on the closing of the Share Exchange. The rate of conversion represents a significant discount to the sale price of the shares in the private placement offering. Upon the conversion, the note was cancelled.

Principal Stockholders

The following table sets forth certain information regarding common stock beneficially owned on August 13, 2007, for (i) each stockholder known to be the beneficial owner of 5% or more of the outstanding common stock, (ii) each current executive officer and director, and (iii) all executive officers and directors as a group. The table assumes a total of 28,169,013 shares of common stock outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	% of common stock Beneficially Owned
Sinoquest Management Ltd. (2) 75 Shuguang Lu, Building B Hangzhou, 310007 P.R.C.	6,164,343	21.88%
SIJ Holding Ltd. 75 Shuguang Lu, Building B Hangzhou, 310007 P.R.C.	2,719,563	9.65%
Peter Wang (2) 10510 Hillsboro Road Santa Ana, CA 92705 U.S.A.	2,928,063	10.39%
Haining Liu Huanchen Beilu Hangzhou, 310007 P.R.C.	-	*
Jason Zhongyuan Lu 10510 Hillsboro Road Santa Ana, CA 92705 U.S.A.	5,141,945	18.25%
David Ming He (3) 10510 Hillsboro Road Santa Ana, CA 92705 U.S.A.	-	*
Philip Widmann 10510 Hillsboro Road Santa Ana, CA 92705 U.S.A.	2,690,397	9.55%
Pinnacle China Fund, L.P.(4) 4965 Preston Park Blvd. Suite 240 Plano, TX 75093	2,816,902	10.0%

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	% of common stock Beneficially Owned
The Pinnacle Fund, LP(5) 4965 Preston Park Blvd. Suite 240 Plano, TX 75093	1,408,451	5.0%
Jayhawk Private Equity Fund, L.P.(6) c/o Genesis Fund Service Limited 5410 West 61st Place Suite 100 Mission, KS 66205	1,586,368	5.6%
All Directors and Executive Officers as a Group (4 persons) (7)	8,070,008	28.65%

*	Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which include holding voting and investment power with respect to the securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the total number of shares beneficially owned by the designated person, but are not deemed outstanding for computing the percentage for any other person.

(2)	Peter Wang has a 47.5% beneficial ownership in Sinoquest Management Limited.

(3)	David Ming He has been granted options to purchase 183,275 shares at an exercise price of $1.065 per share, none of which will vest and become exercisable within 60 days.

(4)
Mr. Barry M. Kitt, the Manager of Kitt China Management, LLC, the Manager of Pinnacle China Management, L.L.C., the General Partner of Pinnacle China Advisors, L.P., the General Partner of Pinnacle China Fund, L.P. has dispositive and voting power over the shares.

(5)
Mr. Barry M. Kitt, the Sole Member, Pinnacle Fund Management, L.L.C., the General Partner of Pinnacle Advisers, L.P., the General Partner of the Pinnacle Fund, L.P. has dispositive and voting power over the shares.

(6)	Mr. Kent C. McCarthy has dispositive and voting power over the shares held by Jayhawk Private Equity Fund, L.P.

(7)	Consists of Peter Wang, Haining Liu, Jason Zhongyuan Lu and David Ming He.

Description of Securities

General

Equicap’s articles of incorporation provide that it is authorized to issue up to 100,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share. As of August 13, 2007, there were 28,169,013 shares of common stock outstanding. No shares of preferred stock were issued and outstanding. Nevada law allows Equicap board of directors to issue shares of common stock and preferred stock up to the total amount of authorized shares without obtaining the prior approval of shareholders.

The following description of the common stock, preferred stock, and warrants summarizes the material provisions of each and is qualified in its entirety by the provisions of articles of incorporation, bylaws, and warrant agreements, copies of which will be provided by us upon request.

Common stock

Holders of issued and outstanding common stock, have the following rights and privileges in general:

•	the right to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors,

•	no cumulative voting rights, which means that holders of a majority of shares outstanding can elect all of the directors,

•
the right to receive ratably dividends when, if and as may be declared by the board of directors out of funds legally available for such purposes, subject to the senior rights of any holders of preferred stock then outstanding,

•	the right to share ratably in the net assets legally available for distribution to common stockholders after the payment of liabilities on its liquidation, dissolution and winding-up, and

•	no preemptive or conversion rights or other subscription rights, and no redemption privileges.

All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

The preferred stock may be issued from time to time by its board of directors, without further action by its stockholders, in one or more series. The board can fix the relative designations, preferences, priorities, powers and other special rights for each series of preferred stock.

Equicap believes that the preferred stock will provide it with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. Although the board of directors currently has no intention to issue preferred stock, in the event of any issuance, its common stockholders will not have any preemptive or similar rights to acquire any of the preferred stock. Issuances of preferred stock could:

•	dilute the voting power of common stockholders,

•	adversely affect the voting power of common stockholders,

•	adversely affect the likelihood that common stockholders will receive dividend payments and payments on liquidation, and

•	have the effect of delaying or preventing a change in shareholder and management control.

Agent Warrants

In connection with the Offering consummated March 9, 2007, Equicap issued to vFinance Investments, Inc., the Agent Warrant which provides for the acquisition of up to 422,535 shares of common stock. The Agent Warrant vests over three years, and once vested is exercisable in whole or in part from time to time prior to March 6, 2012, at an exercise price of $2.13 per share. In certain circumstances, the Agent Warrant may be exercised on a cashless basis. Upon the expiration of the warrant exercise period each warrant will expire and become void and of no value. The exercise price and number for which the warrant is exercisable are subject to adjustments in certain events such as mergers, reorganizations or stock splits, to prevent dilution. The holder of the warrant will not possess the rights that the shareholders have unless and until the holder exercises the warrants and then only as a holder of the common stock.

vFinance has allocated a portion of the Agent Warrants to certain employees of vFinance.

The shares of common stock underlying the Agent Warrant have registration rights. See “Registration Rights” below.

Make Good Escrow Agreement

In connection with the Offering consummated March 9, 2007, for the benefit of the investors, eight of the former shareholders of Usunco, some of whom are the officers and directors of Equicap, have agreed to place into escrow an aggregate of 10,140,846 shares of common stock issued in the Share Exchange. The make good shares will act to adjust the investment of the investors in the Offering by increasing their holdings if the financial targets are not achieved by management as described in this section. If the consolidated financial statements of Equicap for the fiscal year ending June 30, 2007, prepared in accordance with United States generally accepted accounting principles, consistently applied, reflect either (i) less than $2,320,000 of after-tax net income or (ii) earnings before income tax provision and before minority interest of less than $3,200,000, then 3,042,254 shares of common stock in escrow will be distributed to the investors on a pro rata basis for no additional consideration. If either (i) the earnings per share reported in the Annual Report on Form 10-KSB of Equicap for the fiscal year ending June 30, 2008 is less than $0.343 on a fully diluted basis (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions), (ii) the earnings per share before income tax provision and before minority interest of the company for the fiscal year ending June 30, 2008, is less than $0.446 on a fully diluted basis (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions), (iii) the after tax net income reported in the Annual Report on Form 10-KSB of the company for the fiscal year ending June 30, 2008, is less than $10,000,000, or (iv) the earnings before income tax provision and before minority interest reported in the Annual Report on Form 10-KSB of the company for the fiscal year ending June 30, 2008, is less than $13,020,000, then 7,098,592 shares of common stock in escrow will be distributed to the investors on a pro rata basis for no additional consideration. For purposes of determining the above amounts, if the release of the make good shares causes a charge or expense reflected on the Equicap financial statements, then these will be ignored for purposes of the determination of the earnings before income tax provision and before minority interest, after-tax net income and earnings per share amounts. Also, the effects after the closing of the Offering of changes in China’s tax law and regulation for the purpose of equalization of taxes between domestic and foreign entities, if any, will be excluded from calculation of the earnings before income tax provision and before minority interest, after-tax net income and earnings per share amounts and any registration penalties accrued or paid, other than for a filing failure, will be excluded as an expense of the company. Any make good shares not distributed to the investors will be returned to the persons who placed them in escrow. Any make good shares issued to the investors will be subject to the registration rights under the Registration Rights Agreement.

The escrow agent will be Securities Transfer Corporation, and vFinance will have the authority to instruct the escrow agent to distribute the make good shares at the appropriate dates either to the investors or to the depositing shareholders. The distributions are to take place within 10 business days after the filing of the Form 10-KSB (or equivalent) Annual Report with the SEC by Equicap.

While the make good shares of common stock are in escrow, the eight former equity owners of Usunco who placed them with the escrow agent will have the right to vote the shares and receive the benefits incident to the ownership of the shares, including the right to receive dividends. The investors will have the right to receive the escrowed shares whether or not they hold the shares they acquired in the offering, and they will have the right to assign their rights to receive the shares while they are in escrow.

Registration Rights

In connection with the Offering consummated on March 9, 2007, Equicap granted registration rights to the investors and the holders of the Agent Warrants, and provided for registration rights for certain former principal shareholders of Equicap through piggy-back rights for their respective shares of common stock. Equicap entered into one registration rights agreement with the aforementioned persons. Equicap agreed to register the sale of the 8,450,704 shares of common stock issued to investors in the Offering, the 161,633 shares of common stock issued to vFinance, the 422,535 shares of common stock underlying the Agent Warrant and the 1,161,632 shares held by the former principal shareholders of Equicap. In addition, if the make good shares are distributed to the investors, Equicap will be obligated to register these shares in addition. If any of the above shares are not eligible for registration because of the rules and regulations of the Securities and Exchange Commission, when they are eligible for registration, Equicap will be obligated to take such action to have them registered for sale by the holder by filing successive registration statements. The initial registration statement for the sale the common shares must be filed by Equicap within 45 days of the closing date of the Offering and achieve its effectiveness within 150 days of the closing date of the Offering, then Equicap must pay each of, and only, the investors 1% of the share purchase price paid by such investor for each month thereafter that the investors cannot publicly sell the shares of common stock covered by that registration statement The same penalties for the failure to file or have declared effective a registration statement within the stated time periods and maintain its effectiveness also apply to the subsequent required registration statements. The maximum penalties under the liquidated damages provision payable to the investors is 10% of the share purchase price paid by the investors in the Offering. The above timing and number of shares are subject to various conditions, and the registration statements are subject to the rules and regulations of the SEC and the staff interpretations thereof. The registration statements required for the investors and vFinance under the registration rights agreement must be kept effective until all the shares of these parties are sold or may be sold without limitation under Rule 144k.

The former principal shareholders of Equicap who have piggy-back rights also have a demand registration right after all the shares of the investors and vFinance have either been sold or may be sold without limitation under Rule 144k. The company is obliged to keep this registration statement effective until all the shares have been sold or are eligible for sale under Rule 144k.

Lock Up Agreements

Stockholders of Equicap who are the officers and directors or their affiliates on a going forward basis, holding an aggregate of 14,177,989 shares of common stock entered into a lock up agreement under which they will be prohibited from selling or otherwise transferring any of their shares of common stock for a period ending the later of (i) twelve (12) months following the effective date of the initial Registration Statement, or (ii) two years after the consummation of the Share Exchange. In addition, a portion of these shares are subject to the make good agreement which will prevent a portion of these shares from being available for sale until June 30, 2008.

As part of the share exchange transaction between Equicap and Usunco, the former principal stockholders of Equicap have entered into lock up agreements governing an aggregate of 1,161,632 shares which provide that they will not sell or otherwise transfer their shares for a period of 365 days from the closing of the exchange. The lock up is subject to a release of one-twelfth of the shares each month following the closing of the exchange transaction whether or not they are sold.

Dividend Policy

Equicap has not declared or paid any cash dividends on its common stock. It intends to retain any future earnings to finance the growth and development of its business, and therefore it does not anticipate paying any cash dividends on the common stock in the future. The board of directors will determine any future payment of cash dividends depending on the financial condition, results of operations, capital requirements, general business condition and other relevant factors. If the company issues preferred shares, although not currently anticipated, no dividends may be paid on the outstanding common stock until all dividends then due on the outstanding preferred stock will have been paid.

Transfer Agent and Registrar

Equicap has appointed Executive Registrar & Transfer, Inc., Englewood, Colorado, as its registrar and transfer agent of its common stock. The mailing address of the transfer agent is 3615 South Huron Street, Englewood, Colorado 80110.

Limitation of Director Liability; Indemnification

Under Nevada law and the Equicap bylaws, the company is required to indemnify its officers, directors, employees and agents in certain situations. In some instances, a court must approve indemnification. As permitted by Nevada statutes, the articles of incorporation eliminate in certain circumstances the monetary liability of its directors for a breach of their fiduciary duties. These provisions do not eliminate a director’s liability for:

•	a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director has a material conflict of interest,

•	a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful,

•	a transaction from which the director derived an improper personal profit, and

•	willful misconduct.

As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers or persons controlling the company, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and therefore unenforceable.

Selling Stockholders

Of the 10,196,504 shares of common stock being offered by this prospectus, 9,773,969 shares are issued and outstanding and 422,535 are issuable upon exercise of the Agent Warrants. Equicap is registering the shares of common stock in order to enable the selling stockholders to offer the shares of common stock for sale from time to time. None of the selling stockholders have had any material relationship with the company within the past three years, except as noted below in the table.

Equicap sold 8,450,704 shares of common stock in the Offering, a private placement, to 11 of the selling stockholders listed below, at a per share price of $1.42. Equicap received gross proceeds of $12,000,000 and after commissions and expenses related to the Offering and the $450,000 advisory fee payable to Fountainhead Capital Partners Limited, Equicap received net proceeds of approximately $10,400,000. The 11 investors are Pinnacle China Fund L.P., The Pinnacle Fund, LP, Atlas Capital Master Fund LP, Atlas Capital (Q.P.) LP, Westpark Capital LP, Sandor Capital Master Fund, LP, BTG Investments LLC, Vision Opportunity Master Fund Ltd., Heller Family Foundation, Jayhawk Private Equity Co-Invest Fund, L.P., and Jayhawk Private Equity Fund, L.P.

Equicap issued to vFinance a five-year warrant to purchase an aggregate of 422,535 shares of common stock at an exercise price of $2.13 per share. The warrant vests over a three-year period and terminates March 6, 2012. The warrant was issued a partial compensation for vFinance acting as the placement agent in the Offering. Equicap also at the consummation of the Offering, issued 161,633 shares of common stock to vFinance in consideration of advice it rendered in connection with the Share Exchange. Some of these securities were subsequently transferred to Sean Martin, Carmelo E. Triccoli and Jonathan Rich, three individuals employed at vFinance, who are among the selling stockholders listed below.

Mr. Siedow, one of the selling stockholders listed below, acquired the 150,000 shares to be sold under this prospectus as consideration for accounting services provided to Equicap and costs advanced to Equicap in 1998 and 1999.

La Pergola Investments Limited and Gaha Ventures, LLC and G4, LLC acquired the shares of common stock to be sold under this prospectus in December 2005 from another stockholder in a private transaction which in turn had acquired the shares from Equicap upon conversion of a convertible note issued for accrued expenses.

Fountainhead Capital Partners Limited acquired some of its shares of common stock to be sold under this prospectus in December 2005 from another stockholder in a private transaction which in turn had acquired the shares from Equicap upon conversion of a convertible note issued for accrued expenses. Fountainhead Capital Partners Limited acquired 702,132 of the shares of common stock to be sold under this prospectus upon conversion of a note in principal amount of $100,000 issued by Equicap for working capital purposes.

The table below lists the selling stockholders and other information regarding their beneficial ownership of the shares of common stock. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on its ownership of the outstanding common stock or the exercise of the Agent Warrants on that date. The fourth column assumes the sale of all of the shares to be offered by the selling stockholder pursuant to this prospectus. The fifth column lists the shares of common stock to be offered by this prospectus by the selling stockholder.

The selling stockholder may sell all, some or none of their shares in this offering made by this prospectus. See “Plan of Distribution.”

	Prior to Offering			After Offering
	Maximum Number of Shares that may be Beneficially Owned	Percentage Of Class	Maximum Number or Shares that may be Sold	Number of Shares Beneficially Owned	Percentage Of Class
Pinnacle China Fund L.P.(1)	2,816,902	10.0%	2,816,902	-0-	-0-
The Pinnacle Fund, LP(2)	1,408,451	5.0%	1,408,451	-0-	-0-
Atlas Capital Master Fund LP(3)	228,873	*	228,873	-0-	-0-
Atlas Capital (Q.P.) LP(4)	123,239	*	123,239	-0-	-0-
Westpark Capital LP(5)	704,225	2.5%	704,225	-0-	-0-
Sandor Capital Master Fund, LP(6)	215,000	*	215,000	-0-	-0-
BTG Investments LLC(7)	141,000	*	141,000	-0-	-0-
Vision Opportunity Master Fund Ltd.(8)	704,225	2.5%	704,225	-0-	-0-
Heller Family Foundation(9)	422,540	1.5%	422,540	-0-	-0-
Jayhawk Private Equity Co-Invest Fund, L.P.(10)	99,881	*	99,881	-0-	-0-
Jayhawk Private Equity Fund, L.P.(10)	1,586,368	5.6%	1,586,368	-0-	-0-
LaPergola Investments Limited(11)	87,166	*	87,166	-0-	-0-
Gaha Ventures, LLC(12)	57,167	*	57,167	-0-	-0-
Fountainhead Capital Partners Limited(13)	813,299	2.9%	813,299	-0-	-0-
G4, LLC(14)	54,000	*	54,000	-0-	-0-
Stephen M. Siedow	150,000	*	150,000	-0-	-0-
vFinance Investments, Inc.(15)(16)	214,682	*	214,682	-0-	-0-
Carmelo E. Triccoli(16)(17)	92,006	*	92,006	-0-	-0-
Jonathan Rich(16)(18)	52,575	*	52,575	-0-	-0-
Sean Martin(16)(19)	224,905	*	224,905	-0-	-0-

*	Less than one percent.

(1)
Mr. Barry M. Kitt, the Manager of Kitt China Management, LLC, the Manager of Pinnacle China Management, L.L.C., the General Partner of Pinnacle China Advisors, L.P., the General Partner of Pinnacle China Fund, L.P., has dispositive and voting power over the shares. The shares were acquired in the Offering.

(2)
Mr. Barry M. Kitt, the Sole Member, Pinnacle Fund Management, L.L.C., the General Partner of Pinnacle Advisers, L.P., the General Partner of the Pinnacle Fund, L.P., has dispositive and voting power over the shares. The shares were acquired in the Offering.

(3)
Mr. Robert H. Alpert, the President of RHA, Inc., the General Partner of Atlas Capital, L.P., the General Partner of Atlas Capital Offshore Fund, Ltd. for Atlas Capital Master Fund, L.P., has dispositive and voting power over the shares. The shares were acquired in the Offering.

(4)
Mr. Robert H. Albert, the President of RHA, Inc., the General Partner of Atlas Capital Management, L.P., the General Partner of Atlas Capital (Q.P.) L.P., has dispositive and voting power over the shares. The shares were acquired in the Offering.

(5)
Mr. Patrick J. Brosnahan, General Partner of Westpark Capital, L.P., has dispositive and voting power over the shares. Mr. Brosnahan disclaims beneficial ownership of the shares. The shares were acquired in the Offering.

(6)
Mr. John S. Lemak, General Partner of Sandor Capital Master Fund, L.P., has dispositive and voting power over the shares. Mr. Lemak is an affiliate of WFG Investments, Inc., a member of the NASD. The shares were acquired in the Offering.

(7)
Mr. Gordon J. Roth, Manager of BTG Investments, LLC, has dispositive and voting power over the shares. BTG Investments, LLC is an affiliate of Roth Capital Partners, LLC, a registered broker-dealer. The shares were acquired in the Offering.

(8)	Mr. Adam Benowitz, the portfolio manager of Vision Opportunity Master Fund, Ltd., has dispositive and voting power over the shares. The shares were acquired in the Offering

(9)	Mr. Ronald I. Heller has dispositive and voting power over the shares. The shares were acquired in the Offering.

(10)	Mr. Kent L. McCarthy has dispositive and voting power over the shares. The shares were acquired in the Offering.

(11)	The board of directors and management of LaPergola Investments Limited exercise dispositive and voting power over the shares.

(12)	Mrs. Jodi Kirsch, the Managing Member of Gaha Ventures, LLC, has dispositive and voting power over the shares.

(13)	The board of directors and management of Fountainhead Capital Partners Limited exercise dispositive and voting power over the shares.

(14)	Mrs. Virginia Casadonte, the Managing Member of G4, LLC, has dispositive and voting power over the shares.

(15)
Mr. Leonard Sokolow, the Chief Executive Officer of vFinance Investments, Inc., has dispositive and voting power over the shares. Includes 155,282 shares which may be acquired upon exercise of the Agent Warrants.

(16)
vFinance Investments, Inc. is a registered broker-dealer with the NASD, and each of Messrs. Troccoli, Rich and Martin are employees of vFinance Investments, Inc. and, therefore, affiliates of a member of the NASD.

(17)	Includes 66,549 shares which may be acquired on exercise of the Agent Warrants.

(18)	Includes 38,028 shares which may be acquired on exercise of the Agent Warrants.

(19)	Includes 162,676 shares which may be acquired on exercise of the Agent Warrants.

Plan of Distribution

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Securities and Exchange Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the Securities and Exchange Commission. If a Selling Stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with the sale of their respective shares under this Registration Statement.

The company is required to pay all fees and expenses incident to the registration of the shares, but the company will not receive any proceeds from the sale of the common stock. The company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Changes in Registrant’s Certifying Accountant

On April 5, 2007, Equicap dismissed Paritz & Company, P.A., as its independent certified public accountants. The decision was approved by the board of directors of the Equicap.

During the company’s fiscal year ended December 31, 2006, and any subsequent interim period preceding the termination, there were no disagreements with Paritz & Company, P.A. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Paritz & Company, P.A. would have caused Paritz & Company, P.A. to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such years or subsequent interim periods.

In connection with the year ended December 31, 2006, the Report of Independent Registered Public Accounting Firm, issued by Paritz & Company, PA with respect to the company audited financial statements stated the following:

“The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The company has suffered recurring net losses and as of December 31, 2006 its current liabilities and total liabilities exceeded its current assets and total assets by $105,445. These factors raise substantial doubt about the company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

In connection with the year ended December 31, 2005, the Report of Independent Registered Public Accounting Firm, issued by Paritz & Company, PA with respect to the company audited financial statements stated the following:

“The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The company has suffered recurring net losses and as of December 31, 2005 its current liabilities and total liabilities exceeded its current assets and total assets by $13,617. These factors raise substantial doubt about the company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

Equicap requested that Paritz & Company P.A. furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the company’s statements in this Item 4.01(a). A copy of the letter furnished by Paritz & Company, P.A. in response to that request, dated April 5, 2007, is filed as Exhibit 16.1 to the Form 8-K reporting the change.

On April 5, 2007, Patrizio & Zhao, LLC was engaged as the new independent certified accountants to Equicap. During the two most recent fiscal years and the interim period preceding the engagement of Patrizio & Zhao, LLC, Equicap has not consulted with Patrizio & Zhao, LLC regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the company’s financial statements; or (ii) any matter that was either the subject of a disagreement or event identified in paragraph (a)(1)(iv) of Item 304 of Regulation S-B.

Legal Matters

Graubard Miller, has opined as to the validity of the common stock offered by this prospectus and legal matters for us.

Experts

Our audited financial statements for the periods ended June 30, 2005 and 2006 of Equicap, Inc. and for the period ended June 30, 2006 of Zhenjiang Shengte Transmission Co., Ltd. have been included in the registration statement in reliance upon the report of Patrizio & Zhao, LLC , independent registered public accountants appearing in this registration statement, and upon the authority of that firm as experts in accounting and auditing.

Where You Can Find Additional Information

We intend to furnish our stockholders with annual reports, which will include financial statements audited by independent accountants, and all other periodic reports as we may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Exchange Act.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the accompanying exhibits, as permitted by the rules and regulations of the SEC. For further information, please see the registration statement and accompanying exhibits. Statements contained in this prospectus regarding any contract or other document which has been filed as an exhibit to the registration statement are qualified in their entirety by reference to these exhibits for a complete statement of their terms and conditions. The registration statement and the accompanying exhibits may be inspected without charge at the offices of the SEC and copies may be obtained from the SEC’s principal office at 100 F. Street, N.E., Washington, D.C. 20549, upon payment of the fees prescribed by the SEC. Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System, known as EDGAR, are publicly available on the SEC’s website, http://www.sec.gov.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Usunco Automotive Limited and Subsidiary

We have audited the accompanying consolidated balance sheet of Equicap, Inc. (formerly Usunco Automotive Limited and Subsidiary) as of June 30, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the two years ended June 30, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Equicap, Inc. (formerly Usunco Automotive Limited and Subsidiary) as of June 30, 2006, and the results of its operations and its cash flows for each of the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

Patrizio & Zhao, LLC

/s/ Patrizio & Zhao, LLC
Parsippany, New Jersey
June 8, 2007 (except for Note 7, as to which the date is August 6, 2007)

EQUICAP, INC.

(FORMERLY USUNCO AUTOMOTIVE LIMITED AND SUBSIDIARY)

CONSOLIDATED BALANCE SHEET

JUNE 30, 2006

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$129,798
Accounts receivable, net allowance of $10,797	352,807
Inventory	120,722

Total Current Assets	603,327

Total Assets	$603,327

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued expenses	$496,405
Taxes payable	39,866
Other payables	2,099

Total Liabilities	538,370

STOCKHOLDERS’ EQUITY
Common stock, $.001 par value, 10,000,000 shares
authorized, 18,323,944 shares issued and outstanding	18,324
Stock subscriptions receivable - IBC	(8,480)
Stock subscriptions receivable - Usunco	(33,120)
Additional paid-in capital	27,676
Retained earnings	60,557

Total Stockholder’s Equity	64,957

Total Liabilities and Stockholders' Equity	$603,327

The accompanying notes are an integral part of these consolidated financial statements.

EQUICAP, INC.

(FORMERLY USUNCO AUTOMOTIVE LIMITED AND SUBSIDIARY)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	June 30,
	2006	2005

REVENUE	$961,632	$-

COST OF SALES	758,767	-

GROSS PROFIT	202,865	-

EXPENSES
Selling, general and administrative	70,393	-

INCOME FROM OPERATIONS	132,472	-

OTHER EXPENSES	30,449	-

INCOME BEFORE PROVISION FOR INCOME TAX	102,023	-

PROVISION FOR INCOME TAX	41,466	-

NET INCOME	$60,557	$-

INCOME PER COMMON SHARE
Basic	$-	$-
Diluted	$-	$-

WEIGHTED AVERAGE SHARES OF
COMMON STOCK
Basic	18,323,944	18,323,944
Diluted	18,323,944	18,323,944

The accompanying notes are an integral part of these consolidated financial statements.

EQUICAP, INC.

(FORMERLY USUNCO AUTOMOTIVE LIMITED AND SUBSIDIARY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	June 30,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$60,557	$-
Adjustments to reconcile net income to net cash
provided by operating activities:
Allowance for bad debts	10,797
Non-cash payments of rent	4,200
Changes in assets and liabilities:
Accounts receivable	(363,604)	-
Inventory	(120,722)	-
Other payables	2,099	-
Accounts payable and accrued expenses	496,405	-
Income taxes payable	39,866	-

Total Adjustments	69,041	-

NET CASH PROVIDED BY OPERATING ACTIVITIES	129,598	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from capital stock and subscriptions	200	-

Net Cash Provided By Financing Activities	200	-

NET INCREASE IN CASH AND CASH EQUIVALENTS	129,798	-

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	-	-

CASH AND CASH EQUIVALENTS AT END OF YEAR	$129,798	$-

SUPPLEMENTAL INFORMATION:

CASH PAID FOR INCOME TAXES	$1,600	$-

CASH PAID FOR INTEREST	$30,449	$-

The accompanying notes are an integral part of these consolidated financial statements.

EQUICAP, INC.

(FORMERLY USUNCO AUTOMOTIVE LIMITED AND SUBSIDIARY)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Stock Subscriptions Receivable -	Stock Subscriptions Receivable	Additional Paid-in	Retained	Total Stockholders’
	Shares	Value	IBC	Usunco	Capital	Earnings	Equity

BALANCE - JULY 1, 2004	$-	$-	$-	$-	$-	$-	$-

Net income	-	-	-	-	-	-	-

BALANCE - JUNE 30, 2005	-	-	-	-	-	-	-

Issuance of common stock	18,323,944	18,324	(12,680)	(33,120)	27,676	-	200

Shareholder contribution	-	-	4,200	-	-	-	4,200

Net income	-	-	-	-	-	60,557	60,557

BALANCE - JUNE 30, 2006	18,323,944	$18,324	($ 8,480)	($33,120)	$27,676	$60,557	$64,957

The accompanying notes are an integral part of these consolidated financial statements

EQUICAP, INC.

(FORMERLY USUNCO AUTOMOTIVE LIMITED AND SUBSIDIARY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2006 AND 2005

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Equicap, Inc. (“the Company”), a Nevada corporation, is a developer and distributor of diesel engine products and automotive parts sourced from China and sold to customers primarily located in China and North America.

On June 18, 2006, Usunco acquired 100% of IBC Automotive Products Inc (“IBC”), a California Corporation as of May 14, 2004 (date of inception), through a Share Exchange Agreement of 28% of Usunco’s shares. IBC is considered a “predecessor” business to Usunco as its operations constituted the business activities of Usunco formed to consummate the acquisition of IBC. The consolidated financial statements reflect all predecessor statements of income and cash flow activities from the inception of IBC in May 2004.

IBC Automotive Products, Inc. focuses on distributing automotive parts worldwide.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the parent company and the subsidiaries. Significant inter-company accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," the Company considers all highly liquid instruments with original maturities of three months or less to be cash and cash equivalents.

ACCOUNTS RECEIVABLE

Trade accounts receivable are stated at the amount management expects to collect from balances outstanding at the end of the period.  Based on its assessment of the credit history with customers having outstanding balances and current relationships with them, management makes conclusions whether any realization of losses on balances outstanding at the end of the period will be deemed uncollectible based on the age of the receivables. The Company reserves 5% of accounts receivable balances that have been outstanding for greater than 90 days.

INVENTORY

Inventories are stated at the lower of cost or net realizable value.  Cost is calculated on the weighted-average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition.  We evaluate the net realizable value of our inventories on a regular basis and record a provision for loss to reduce the computed weighted-average cost if it exceeds the net realizable value.

REVENUE RECOGNITION

Revenue consists of sales of automotive parts. In accordance with the provisions of Staff Accounting Bulletin No. 103, revenue is recognized when merchandise is shipped, title and risk of loss pass to the customer and collectibility is reasonably assured.  The goods are shipped directly from the factories to the customers. Revenue is recorded as the sales price of goods and services, net of rebates and discounts and is reported on a gross basis. The gross basis is used mainly due to the fact that the Company acts as principal in each transaction and is responsible for fulfillment and acceptability of the products purchased, the Company takes title to its products before the products are ordered by its customers, the Company has risk of inventory loss as title of the products is transferred to the Company, the Company is responsible for collection of sales and delivery of products and the Company does not act as an agent or broker and is not compensated on a commission or fee basis.

EQUICAP, INC.

(FORMERLY USUNCO AUTOMOTIVE LIMITED AND SUBSIDIARY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2006 AND 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

RECENT ACCOUNTING PRONOUNCEMENTS

In October 2004, the Emerging Issues Task Force, or EITF, finalized its consensuses on EITF 04-01, “Accounting for Preexisting Relationships between the Parties to a Business Combination”. The consensuses in EITF 04-01 provide guidance on how to account for the settlement of a preexisting relationship and how it affects the accounting of the business combination. EITF 04-01 is effective for business combinations consummated in reporting periods beginning after October 13, 2004. The adoption of this statement did not have material impact on the Company’s financial statements.

In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123 (Revised 2004) “Share-based Payment” that will require compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the fair value on the date of grant of the equity or liability instruments issued. In addition, the fair value of liability instruments will be remeasured each reporting period. Compensation cost will be recognized over the period that an employee provides services in exchange for the award. In March 2005, the SEC issued Staff Accounting Bulletin 107 which describes the SEC staff’s expectations in determining the assumptions that underlie the fair value estimates and discusses the interaction of SFAS No. 123 (Revised) with existing SEC guidance. In April 2005, the SEC deferred the effective date for SFAS No. 123 (Revised) to the beginning of the first fiscal year that begins after June 15, 2005. The adoption of this statement did not have material impact on the Company’s financial statements.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligation”, or FIN 47, to clarify that the term “conditional asset retirement obligation” as used in SFAS No. 143 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. An entity must recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 also defines when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of this statement did not have a material impact on the Company’s financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, which changes the requirements for the accounting and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle as well as to changes required by an accounting pronouncement that does not include specific transition provisions. SFAS No. 154 requires that changes in accounting principle be retrospectively applied. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe adoption of this statement will have a material impact on the Company’s financial statements.

In June 2005, the FASB issued Staff Position No. 143-1, “Accounting for Electronic Equipment Waste Obligations”, or FSP 143-1 provides guidance on how commercial users and producers of electronic equipment should recognize and measure asset retirement obligations that arise from European Union (“EU”) Directive 2002/96/EC on Waste Electrical and Electronic Equipment (the “Directive”). FSP 143-1 is effective the later of the first reporting period that ends after June 8, 2005 or the date that the EU-member country adopts a law to implement the Directive. The Company does not believe adoption of this statement will have a material impact on the Company’s financial statement.

EQUICAP, INC.

(FORMERLY USUNCO AUTOMOTIVE LIMITED AND SUBSIDIARY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2006 AND 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

RECENT ACCOUNTING PRONOUNCEMENTS (continued)

In June 2005, the EITF reached a consensus on EITF 05-6, “Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination”. EITF 05-6 requires leasehold improvements purchased after the beginning of the initial lease term or that are acquired in a business combination to be amortized over the lesser of the useful life of the assets of a term that includes the original lease term plus any renewals that are reasonably assured at the date the leasehold improvements are purchased or acquired. In September 2005, the EITF modified the consensus to clarify that this issue does not apply to preexisting leasehold improvements. This guidance was effective for leasehold improvements purchased or acquired in reporting periods beginning after June 29, 2005. The adoption of this statement did not have a material impact on the Company’s financial statements.

In October 2005, the FASB issued Staff Position No. 13-1, “Accounting for Rental Costs Incurred During a Construction Period”, or FSP 13-1 states that rental costs associated with ground or building operating leases incurred during a construction period shall be recognized as rental expense and not capitalized. FSP 13-1 is effective for the first reporting period beginning after December 15, 2005. The Company does not believe adoption of this statement will have a material impact on the Company’s financial statements.

In November 2005, the FASB issued Staff Position Nos. FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments”. This statement addresses the determination as to when an investment is considered impaired, whether the impairment is other-than-temporary and the measurement of an impairment loss. The statement is effective for reporting periods beginning after December 15, 2005. The Company does not believe adoption of this statement will have material impact on the Company’s financial statements.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not believe adoption of this statement will have a material impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy (i.e., levels 1, 2, and 3, as defined). Additionally, companies are required to provide enhanced disclosure regarding instruments in the level 3 category, including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not believe adoption of this statement will have a material impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132®” (“SFAS 158”) requires employers to recognize the overfunded or underfunded status of a defined benefit post-retirement plan as an asset or liability in its statement of financial position. Further, SFAS 158 requires employers to recognize changes in the funded status in the year in which the changes occur through comprehensive income. SFAS 158 is effective for fiscal years ending after December 15, 2006. The Company does not believe adoption of this statement will have a material impact on the Company’s financial statements.

EQUICAP, INC.

(FORMERLY USUNCO AUTOMOTIVE LIMITED AND SUBSIDIARY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2006 AND 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

RECENT ACCOUNTING PRONOUNCEMENTS (continued)

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying misstatement that, when all relevant quantitative and qualitative factors considered, is material. SAB 108 is effective for fiscal years ending on or after November 15, 2006, with early application encouraged. The Company does not believe that SAB 108 will have a material impact on its financial position or results of operations.

In June 2006, the FASB ratified the consensus reached by the EITF related to ETIF Issue No. 06-5 “Accounting for Purchases of Life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life insurance” (“EITF 06-5”), which requires that a policyholder consider additional amounts included in the contractual terms of the policy in determining the amount that could be realized under the life insurance policy. EITF 06-5 provides additional guidance for determining the amount to be realized, including the policy level for which the analysis should be performed, amounts excluded and measurement criteria. EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The Company does not believe adoption of this statement will have a material impact on the Company’s financial statements.

ADVERTISING COSTS

The Company expenses the cost of advertising as incurred. Advertising costs for the year ended June 30, 2006 were insignificant.

INCOME TAXES

Deferred income taxes are computed using the asset and liability method, such that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between financial reporting amounts and the tax basis of existing assets and liabilities based on currently enacted tax laws and tax rates in effect in the United States of America for the periods in which the differences are expected to reverse. Income tax expense is the tax payable for the period plus the change during the period in deferred income taxes. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. No differences were noted between the book and tax bases of the Company’s assets and liabilities, respectively. Therefore, there are no deferred tax assets or liabilities for the year ended June 30, 2006.

EARNINGS PER SHARE

The Company presents earnings per share on a basic and diluted basis. Basic earnings per share have been computed by dividing net earnings by the weighted average number of shares outstanding. Diluted earnings per share has been computed by dividing net earnings by the weighted average number of shares outstanding including the dilutive effect of equity securities. All share and per share data have been adjusted to reflect the recapitalization of the Company after the share exchange agreement with Usunco.

EQUICAP, INC.

(FORMERLY USUNCO AUTOMOTIVE LIMITED AND SUBSIDIARY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2006 AND 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

EARNINGS PER SHARE (continued)

	Year Ended June 30, 2006
	Net Income	Shares	Per Share

Basic EPS	$60,557	18,323,944	$-
Effect of dilutive securities	-	-	-
Diluted EPS	$60,557	18,323,944	$-

	Year Ended June 30, 2005
	Net Income	Shares	Per Share

Basic EPS	$-	18,323,944	$-
Effect of dilutive securities	-	-	-
Diluted EPS	$-	18,323,944	$-

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company considers the carrying amounts reported in the consolidated Balance Sheet for current assets and current liabilities qualifying as financial instruments and approximating fair value.

USE OF ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures at the date of the financial statements and during the reporting period. Actual results could differ from those estimates.

NOTE 3 - INVENTORY

Inventory at June 30, 2006 consisted of the following:

Starters	$83,101
Alternators	36,360
Parts and supplies	1,261
Total	$120,722

NOTE 4 - RENTAL EXPENSE

The Company's office site is located in the state of California. Rental expense for the years ended June 30, 2006 and 2005 was $4,200 and $-0-, respectively

EQUICAP, INC.

(FORMERLY USUNCO AUTOMOTIVE LIMITED AND SUBSIDIARY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2006 AND 2005

NOTE 5 - RISK FACTORS

The Company had 4 major customers who accounted for approximately 37.4%, 27.2%, 13.0%, and 10.3%, respectively of the Company's net revenue for the year ended June 30, 2006.

The Company had 3 major vendors who provided approximately 35.0%, 22.8%, and 18.7%, respectively of the Company's purchases for the year ended June 30, 2006.

The Company's Articles of Association stipulate that shares which are not fully paid for on issue are subject to forfeiture provisions set forth in the regulation and for this purpose shares issued for a promissory note, other written obligation to contribute money or property or a contract for future services are deemed to be not fully paid.

NOTE 6 - CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to credit risk consist principally of cash on deposit with financial institutions of $29,798.

NOTE 7 - SUBSEQUENT EVENTS

On March 7, 2007, the Company and Usunco Automotive, Ltd. (“Usunco”) entered into a Share Exchange Agreement (“Exchange Agreement”) which was consummated on March 9, 2007. Under the terms of the Exchange Agreement, the Company acquired all of the outstanding equity securities of Usunco in exchange for 18,323,944 shares of common stock of Equicap, Inc.

For accounting purposes, because the Company had been a public shell company prior to the share exchange, the share exchange was treated as a recapitalization of the Company. As such, the historical financial information prior to the share exchange is that of Usunco and its subsidiaries. Historical share amounts have been restated to reflect the effect of the share exchange.

On March 9, 2007, the Company completed the sale of an aggregate of 8,450,704 shares of its common stock to a limited number of institutional investors in a private placement transaction pursuant to offering exemptions under the Securities Act of 1933. The shares, which represent approximately 30% of our outstanding common stock on an after-issued basis, were sold at a price of $1.42 per share, for net proceeds of approximately $10 million. The net proceeds from this transaction will be used for general working capital purposes.

On July 6, 2007, the Board of Directors of Zhejiang Zhongchai Machinery Co., Ltd. (“Zhongchai”), the China based and 75% owned subsidiary of Equicap, Inc., approved and finalized a Share Purchase Agreement (“Share Purchase Agreement”) with Xinchang Keyi Machinery Co., Ltd., a corporation incorporated in the People’s Republic of China (“Keyi”). Pursuant to the Share Purchase Agreement, Zhongchai purchased all the outstanding equity of Shengte from Keyi, the sole owner of Shengte for approximately $3.7 million.

EQUICAP, INC.

(FORMERLY USUNCO AUTOMOTIVE LIMITED AND SUBSIDIARY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2006 AND 2005

NOTE 7 - SUBSEQUENT EVENTS (continued)

The Company has a registration payment arrangement with regard to the common stock issued in the private offering. The Company was required to file a registration statement within 45 days of closing and cause the registration statement to become effective on or prior to 150 days after the closing date. The registration statement was filed within the 45 day limit thus fulfilling part of this obligation. In addition, the Company is required to use reasonable commercial efforts to maintain the registration statement’s effectiveness and file additional registration statements in the future, to continue to provide to the registered sellers the opportunity to sell the shares of restricted stock that they hold. In the event the Company does not satisfy the registration obligations of the registration rights agreement, (“Registration Default”), the Company shall pay the investors an amount in cash equal to 1% of the aggregate investment amount for each 30-day period of a Registration Default. The maximum penalty that the Company may incur under this registration payment arrangement is 10% of the aggregate investment amount, or $1,200,000. Any payments made are to be prorated for any portion of a 30-day period of a Registration Default.

Although the Company has the obligation to register shares of common stock for other persons under the above described registration rights agreement, the Company is not obligated to pay liquidated damages in the event that their shares are not registered or the registration statement is not available for their sale.

As described above, the Company was obligated to have a registration statement declared effective by August 5, 2007, for the sale of the common stock issued in the March 2007 private placement offering.  The registration statement was not declared effective within the stated time period, and currently there is a Registration Default. The Company will be obligated to pay the liquidated damages provided in the registration rights agreement until the Company has satisfied its obligation or the maximum amount of liquidated damages has been paid.

EQUICAP, INC.

(FORMERLY USUNCO AUTOMOTIVE LIMITED AND SUBSIDIARY)

CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2007

(UNAUDITED)

(Restated)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,871,855
Accounts receivable, net of allowance of $5,551	236,534
Inventory	61,327

Total Current Assets	13,169,716

OTHER ASSET
Deferred compensation	308,381

Total Assets	$13,478,097

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued expenses	$639,836
Taxes payable	39,866
Other payables	17,910

Total Liabilities	697,612

MINORITY INTEREST	2,600,000

STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value, 10,000,000 shares
authorized, -0- shares issued and outstanding	-
Common stock, $.001 par value, 100,000,000 shares
authorized, 28,169,013 shares issued and outstanding	28,169
Stock subscriptions receivable - IBC	(5,330)
Stock subscriptions receivable - Usunco	(33,120)
Additional paid-in capital	11,117,636
Accumulated other comprehensive income	17,697
Accumulated deficit	(944,567)

Total Stockholders’ Equity	10,180,485

Total Liabilities and Stockholders' Equity	$13,478,097

The accompanying notes are an integral part of these consolidated financial statements.

EQUICAP, INC.

(FORMERLY USUNCO AUTOMOTIVE LIMITED AND SUBSIDIARY)

CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
	(Restated)	(Restated)	(Restated)	(Restated)

REVENUE	$491,981	$186,699	$1,206,077	$315,789

COST OF SALES	436,637	166,126	1,100,715	282,603

GROSS PROFIT	55,344	20,573	105,362	33,186

EXPENSES
Selling, general and administrative	990,236	20,503	1,108,588	42,690

(LOSS) INCOME FROM OPERATIONS	(934,892)	70	(1,003,226)	(9,504)

OTHER EXPENSES	1,073	2,923	1,073	2,923

(LOSS) INCOME BEFORE PROVISION
FOR INCOME TAXES	(935,965)	(2,853)	(1,004,299)	(12,427)

PROVISION FOR INCOME TAXES	825	800	825	800

NET LOSS	(936,790)	(3,653)	(1,005,124)	(13,227)

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	17,697	-	17,697	-

COMPREHENSIVE LOSS	($919,093)	($ 3,653)	($ 987,427)	($ 13,227)

LOSS PER COMMON SHARE
Basic	($ .04)	($ -)	($ .05)	($ -)
Diluted	($ .04)	($ -)	($ .05)	($ -)

WEIGHTED AVERAGE SHARES OF
COMMON STOCK
Basic	20,839,906	18,323,944	19,568,101	18,323,944
Diluted	20,839,906	18,323,944	19,568,101	18,323,944

The accompanying notes are an integral part of these consolidated financial statements.

EQUICAP, INC.

(FORMERLY USUNCO AUTOMOTIVE LIMITED AND SUBSIDIARY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended March 31,
	2007	2006
	(Restated)	(Restated)

CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss) Income	($ 1,005,124)	($ 13,227)
Adjustments to reconcile net income to net cash
provided by operating activities:
Non cash note conversion cost	897,131	-
Share-based compensation	17,987	-
Allowance for bad debts	(5,246)	-
Non-cash payments of rent	3,150	3,150
Changes in assets and liabilities:
Accounts receivable	121,518	(41,114)
Inventory	59,395	(265,797)
Accounts payable and accrued expenses	143,431	318,342
Other payables	15,812	6,000-

Total Adjustments	1,253,178	20,581

NET CASH PROVIDED BY
OPERATING ACTIVITIES	248,054	7,354

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of stock	-	1,789
Net proceeds from private placement	9,876,306	-
Proceeds from minority investment	2,600,000	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	12,476,306	1,789

EFFECT OF FOREIGN CURRENCY TRANSLATION
ON CASH	17,697	-

NET INCREASE IN CASH AND CASH EQUIVALENTS	12,742,057	9,143

CASH AND CASH EQUIVALENTS AT
BEGINNING OF PERIOD	129,798	-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$12,871,855	$9,143

CASH PAID FOR INCOME TAXES	-	-

CASH PAID FOR INTEREST	-	-

The accompanying notes are an integral part of these consolidated financial statements.

EQUICAP, INC.

(FORMERLY USUNCO AUTOMOTIVE LIMITED AND SUBSIDIARY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007 AND 2006

(UNAUDITED)

NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

Equicap, Inc. (“the Company”), a Nevada corporation, is a developer and distributor of diesel engine products and automotive parts sourced from China and sold to customers primarily located in China and North America.

On March 7, 2007, the Company and Usunco Automotive, Ltd. (“Usunco”) entered into a Share Exchange Agreement (“Exchange Agreement”) which was consummated on March 9, 2007. Under the terms of the Exchange Agreement, the Company acquired all of the outstanding equity securities of Usunco in exchange for 18,323,944 shares of common stock of Equicap, Inc.

For accounting purposes, because the Company had been a public shell company prior to the share exchange, the share exchange was treated as a recapitalization of the Company. As such, the historical financial information prior to the share exchange is that of Usunco and its subsidiaries. Historical share amounts have been restated to reflect the effect of the share exchange.

On June 18, 2006, Usunco acquired 100% of IBC Automotive Products Inc (“IBC”), a California Corporation as of May 14, 2004 (date of inception), through a Share Exchange Agreement of 28% of Usunco’s shares. IBC is considered a “predecessor” business to Usunco as its operations constituted the business activities of Usunco formed to consummate the acquisition of IBC. The consolidated financial statements reflect all predecessor statements of income and cash flow activities from the inception of IBC in May 2004.

NOTE 2 - INTERIM FINANCIAL STATEMENTS

These interim financial statements should be read in conjunction with Usunco’s audited financial statements for the year ended June 30, 2006, as not all disclosures required by generally accepted accounting principles for annual financial statements are presented. The interim financial statements follow the same accounting policies and methods of computations as the audited financial statements for the year ended June 30, 2006.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principals (GAAP) applicable to interim financial information and with the requirements of Form 10-QSB and Item 310 of Regulation S-B of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. Interim results are not necessarily indicative of results for a full year. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods have been included.

NOTE 4 - RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

The consolidated balance sheet as of March 31, 2007, and the consolidated statements of operations and comprehensive loss, and cash flows for the three and nine months ended March 31, 2007 and 2006 have been restated to correct the conversion of the convertible note during March 2007, rental expenses and allowances for bad debts. The allowance for bad debts of $5,551 has been included to reflect a more conservative estimate of the amount of receivables management estimates will likely be uncollectible based on the age of receivable balances.

EQUICAP, INC.

(FORMERLY USUNCO AUTOMOTIVE LIMITED AND SUBSIDIARY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007 AND 2006

(UNAUDITED)

NOTE 4 - RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following is a reconciliation of the balance sheet captions at March 31, 2007 from previously reported to restated:

	Previously
	Reported	Adjustments	Restated

Accounts receivable, net	$242,085	($ 5,551)	$236,534

Due to shareholder	$10,565	($ 10,565)	-

Other payables	$7,345	$10,565	$17,910

Additional paid-in capital	$10,220,505	$897,131	$11,117,636

Stock subscriptions
receivable -IBC	($ 12,680)	$7,350	($ 5,330)

Accumulated deficit	($ 34,535)	($ 910,032)	($ 944,567)

The following is a reconciliation of the previously reported and restated statements of operations and comprehensive loss for the three and nine months ended March 31, 2007:

	Three Months	Nine Months
	Ended	Ended
March 31, 2007

Net loss previously reported	($ 43,855)	($ 110,089)

Selling, general and administrative expenses	(892,935)	(895,035)

Net loss, as restated	($936,790)	($1,005,124)

Comprehensive loss previously reported	($ 26,158)	($ 92,392)

Selling, general and administrative expenses	(892,935)	(895,035)

Comprehensive loss, as restated	($919,093)	($ 987,427)

Loss per share previously reported
Basic	($ -)	($ .01)
Diluted	($ -)	($ .01)

Increase (decrease)
Basic	($ .04)	($ .04)
Diluted	($ .04)	($ .04)

Loss per share, as restated
Basic	($ .04)	($ .05)
Diluted	($ .04)	($ .05)

EQUICAP, INC.

(FORMERLY USUNCO AUTOMOTIVE LIMITED AND SUBSIDIARY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007 AND 2006

(UNAUDITED)

NOTE 4 - RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following is a reconciliation of the previously reported and restated statements of operations and comprehensive loss for the three and nine months ended March 31, 2006:

	Three Months	Nine Months
	Ended	Ended
March 31, 2006

Net loss previously reported	($ 2,603)	($ 10,077)

Selling, general and administrative expenses	(1,050)	(3,150)

Net loss, as restated	($3,653)	($13,227)

Comprehensive loss previously reported	($ 2,603)	($ 10,077)

Selling, general and administrative expenses	(1,050)	(3,150)

Comprehensive loss, as restated	($3,653)	($13,227)

Loss per share previously reported
Basic	($ -)	($ -)
Diluted	($ -)	($ -)

Increase (decrease)
Basic	($ -)	($ -)
Diluted	($ -)	($ -)

Loss per share, as restated
Basic	($ -)	($ -)
Diluted	($ -)	($ -)

EQUICAP, INC.

(FORMERLY USUNCO AUTOMOTIVE LIMITED AND SUBSIDIARY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007 AND 2006

(UNAUDITED)

NOTE 4 - RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following is a reconciliation of the previously reported to restated statement of cash flows for the nine months ended March 31, 2007:

	Previously
	Reported	Adjustments	Restated

Cash flows from operating activities:

Net Loss	($110,089)	($895,035)	($1,005,124)

Deferred compensation	($326,368)	$326,368	$-

Other payables	$7,346	$8,466	$15,812

Convertible note conversion cost	$-	$897,131	$897,131

Share-based compensation	$-	$17,987	$17,987

Allowance for bad debts	$-	($ 5,246)	($ 5,246)

Non-cash payments of rent	$-	$3,150	$3,150

Cash flows from financing activities:

Net proceeds from private placement	$10,202,674	($326,368)	$9,876,306

Due to shareholder	$8,466	($ 8,466)	$-

The following is a reconciliation of the previously reported to restated statement of cash flows for the nine months ended March 31, 2006:

	Previously
	Reported	Adjustments	Restated

Cash flows from operating activities:

Net Loss	($10,077)	($3,150)	($13,227)

Non-cash payments of rent	$-	$3,150	$3,150

Other payables	$-	$6,000	$6,000

Cash flows from financing activities:

Due to shareholder	$6,000	($ 6,000)	$-

NOTE 5 - INVENTORY

Inventory at March 31, 2007 and 2006 consisted of starters, alternators and parts.

NOTE 6 - DEFERRED COMPENSATION

As described in Note 8 (“Stock based compensation), the Company granted options to employees and warrants to the private placement agent. Following SFAS No. 123R, the Company recognizes expenses on the fair value of the options and warrants. Deferred compensation represents stock based compensation that will be expensed in the future periods based on the vesting time of such options and warrants.

NOTE 7 - STOCK AUTHORIZATION AND ISSUANCE

On March 9, 2007, the Company completed the sale of an aggregate of 8,450,704 shares of its common stock to a limited number of institutional investors in a private placement transaction pursuant to offering exemptions under the Securities Act of 1933. The shares, which represent approximately 30% of our outstanding common stock on an after-issued basis, were sold at a price of $1.42 per share, for net proceeds of approximately $10 million. The net proceeds from this transaction will be used for general working capital purposes.

The Company has a registration payment arrangement with regard to the common stock issued in the private offering. The Company was required to file a registration statement within 45 days of closing and cause the registration statement to become effective on or prior to 150 days after the closing date. The registration statement was filed within the 45 day limit thus fulfilling part of this obligation. In addition, the Company is required to use reasonable commercial efforts to maintain the registration statement’s effectiveness and file additional registration statements in the future, to continue to provide to the registered sellers the opportunity to sell the shares of restricted stock that they hold. In the event the Company does not satisfy the registration obligations of the registration rights agreement, (“Registration Default”), the Company shall pay the investors an amount in cash equal to 1% of the aggregate investment amount for each 30-day period of a Registration Default. The maximum penalty that the Company may incur under this registration payment arrangement is 10% of the aggregate investment amount, or $1,200,000. Any payments made are to be prorated for any portion of a 30-day period of a Registration Default.

Although the Company has the obligation to register shares of common stock for other persons under the above described registration rights agreement, the Company is not obligated to pay liquidated damages in the event that their shares are not registered or the registration statement is not available for their sale.

NOTE 8 - STOCK BASED COMPENSATION

As of March 31, 2007, there are outstanding 366,550 options to employees (“Employee Options”) and 422,535 warrants (“Agent Warrants”) to the private placement agent. Both the Employee Options and Agent Warrants vest over three years and have a life of five years. In the three month period ended March 31, 2007, the Company recorded approximately $18,000 of stock based compensation based on the fair value method of SFAS. N0. 123R using the following assumptions: Volatility of 34.94%, risk free interest rate of 4.63%, dividend yield of 0%, and expected life of 5 years. No estimate of forfeitures was made as the Company has a short history of granting options.

The fair value of the options and warrants was determined based on the number of shares granted and the quoted price of the Company’s common stock on the date of grant. The fair value of stock based compensation was determined using the Black-Scholes model.

EQUICAP, INC.

(FORMERLY USUNCO AUTOMOTIVE LIMITED AND SUBSIDIARY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007 AND 2006

(UNAUDITED)

NOTE 9 - CONVERSION OF CONVERTIBLE NOTE OF EQUICAP

Equicap and Fountainhead Capital Partners Limited entered into a convertible note on September 30, 2006, the principal of which was for working capital and discharge of accrued payables of Equicap. As part of the Share Exchange, Fountainhead agreed to convert the outstanding principal and accrued interest of approximately $100,000 into 702,132 shares of common stock, contingent on the closing of the Share Exchange. Upon the conversion, the note was cancelled. The shares were issued on the basis that Fountainhead is an accredited investor, under Section 4(2) of the Securities Act. As such the shares being received on conversion are restricted stock. Equicap has agreed to register the shares issued in the conversion. Equicap will also take such action to make Rule 144 available for the sale of the shares issued on conversion, the extent permitted by the securities laws. Upon conversion, a charge of approximately $900,000 was made to general and administrative expenses with a respective increase to additional paid-in capital for the conversion into common shares at a 90% discount from the $1.42 per share received for the sale of common stock in the Share Exchange. The convertible note was relieved from the balance sheet while increasing common stock by approximately $700 and additional paid-in capital by approximately $99,200.

NOTE 10 - MAKE GOOD ESCROW AGREEMENT

In connection with the Offering, for the benefit of the investors, eight of the former shareholders of Usunco, some of whom are the officers and directors of Equicap, have agreed to place into escrow an aggregate of 10,140,846 shares of common stock issued in the Share Exchange. The placing of shares by the former shareholders of Usunco into escrow was tantamount to a reverse stock split followed by the grant of a restricted stock award. If the consolidated financial statements of Equicap for the fiscal year ending June 30, 2007, prepared in accordance with United States generally accepted accounting principles, consistently applied, reflect either (i) less than $2,320,000 of after-tax net income or (ii) earnings before income tax provision and before minority interest of less than $3,200,000, then 3,042,254 shares of common stock in escrow will be distributed to the investors on a pro rata basis for no additional consideration.

If either (i) the earnings per share reported in the Annual Report on Form 10-KSB of Equicap for the fiscal year ending June 30, 2008 is less than $0.343 on a fully diluted basis (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions), (ii) the earnings per share before income tax provision and before minority interest of the company for the fiscal year ending June 30, 2008, is less than $0.446 on a fully diluted basis (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions), (iii) the after tax net income reported in the Annual Report on Form 10-KSB of the company for the fiscal year ending June 30, 2008, is less than $10,000,000, or (iv) the earnings before income tax provision and before minority interest reported in the Annual Report on Form 10-KSB of the company for the fiscal year ending June 30, 2008, is less than $13,020,000, then 7,098,592 shares of common stock in escrow will be distributed to the investors on a pro rata basis for no additional consideration. Any shares not distributed to the investors will be returned to the persons who placed them in escrow. Any make good shares issued to the investors will be subject to the registration rights under the Registration Rights Agreement.

According to SAB 79, Accounting for Expenses or Liabilities by Principal Stockholder(s), if the performance criteria are not met these shares will be released to the investors and treated as an expense for the amount of the market value of the shares as of the date of release. Per SFAS No. 123R, Accounting for Stock-Based Compensation, if the performance criteria are met, the shares will be released back to the former shareholders of Usunco and treated as an expense for the amount of the market value of the shares as of the date of release. Based upon the current market value of $1.30, the potential impact of the release of shares upon the financial statements is estimated to be approximately $4.0 million and $9.2 million for fiscal years 2007 and 2008, respectively. This recognition of expense will not occur if the shares are forfeited or cancelled and are not released to either the investors or the former shareholders of Usunco.

NOTE 11 - SUBSEQUENT EVENTS

On July 6, 2007, the Board of Directors of Zhejiang Zhongchai Machinery Co., Ltd. (“Zhongchai”), the China based and 75% owned subsidiary of Equicap, Inc., approved and finalized a Share Purchase Agreement (“Share Purchase Agreement”) with Xinchang Keyi Machinery Co., Ltd., a corporation incorporated in the People’s Republic of China (“Keyi”). Pursuant to the Share Purchase Agreement, Zhongchai purchased all the outstanding equity of Shengte from Keyi, the sole owner of Shengte for approximately $3.7 million.

As described in Note 7 above, the Company was obligated to have a registration statement declared effective by August 5, 2007, for the sale of the common stock issued in the March 2007 private placement offering.  The registration statement was not declared effective within the stated time period, and currently there is a Registration Default. The Company will be obligated to pay the liquidated damages provided in the registration rights agreement until the Company has satisfied its obligation or the maximum amount of liquidated damages has been paid.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Zhejiang Shengte Transmission Co., Ltd.

We have audited the accompanying balance sheet of Zhejiang Shengte Transmission Co., Ltd. as of June 30, 2006, and the related statements of operations and comprehensive loss, stockholder’s equity, and cash flows, for the year ended June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zhejiang Shengte Transmission Co., Ltd. as of June 30, 2006, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Patrizio & Zhao, LLC

/S/ Patrizio & Zhao, LLC
Parsippany, New Jersey
August 3, 2007

ZHEJIANG SHENGTE TRANSMISSION CO., LTD.

BALANCE SHEET

JUNE 30, 2006

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$44,069
Accounts receivable, net	172,008
Advance payments	452,315
Inventory	81,638
Other receivables	9,221
Prepaid expenses	11,307

Total Current Assets	770,558

PROPERTY AND EQUIPMENT, NET	49,883

Total Assets	$820,441

LIABILITIES AND STOCKHOLDER’S EQUITY

LIABILITIES
Accounts payable and accrued expenses	$205,143
Advances from customers	1,252
Other payables	2,898

Total Liabilities	209,293

STOCKHOLDER’S EQUITY
Capital contribution	622,000
Retained earnings	(14,797)
Accumulated other comprehensive income	3,945

Total Stockholder’s Equity	611,148

Total Liabilities and Stockholder’s Equity	$820,441

The accompanying notes are an integral part of these financial statements.

ZHEJIANG SHENGTE TRANSMISSION CO., LTD.

STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEAR ENDED JUNE 30, 2006

REVENUE	$47,696

COST OF SALES	39,871

GROSS PROFIT	7,825

EXPENSES
Selling, general and administrative	23,477

LOSS FROM OPERATIONS	(15,652)

OTHER INCOME (EXPENSE)
Interest income	503
Other income	400
Other expense	(48)
Total Other Income (Expenses)	855

LOSS BEFORE PROVISION FOR INCOME TAX	(14,797)

PROVISION FOR INCOME TAX	-

NET LOSS	($ 14,797)

OTHER COMPRENSIVE INCOME
Foreign currency translation adjustment	3,945

COMPREHENSIVE LOSS	($ 10,852)

The accompanying notes are an integral part of these financial statements.

ZHEJIANG SHENGTE TRANSMISSION CO., LTD.

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED JUNE 30, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	($ 14,797)
Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation	1,831
Changes in assets and liabilities:
Accounts receivable	(172,008)
Inventory	(81,638)
Advance payments	(452,315)
Other receivables	(9,221)
Prepaid expenses	(11,307)
Accounts payable and accrued expenses	205,143
Advances from customers	1,252
Other payables	2,898

Total Adjustments	(515,365)

Net cash Used By Operating Activities	(530,162)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(51,714)

Net Cash Used By Investing Activities	(51,714)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions	622,000

Net Cash Provided By Financing Activities	622,000

EFFECT OF FOREIGN CURRENCY TRANSLATION ON CASH	3,945

NET INCREASE IN CASH AND CASH EQUIVALENTS	44,069

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	-

CASH AND CASH EQUIVALENTS AT END OF YEAR	$44,069

SUPPLEMENTAL INFORMATION:

CASH PAID FOR INCOME TAXES	$-

CASH PAID FOR INTEREST	$-

The accompanying notes are an integral part of these financial statements.

ZHEJIANG SHENGTE TRANSMISSION CO., LTD.

STATEMENT OF STOCKHOLDER’S EQUITY

AS OF JUNE 30, 2006

			Accumulated
	Capital	Retained	Other Comprehensive	Total Stockholder’s
	Contribution	Earnings	Income	Equity

BALANCE - JUNE 30, 2005	$—	$—	$—	$—

Shareholder contribution	622,000	—	—	622,000

Net Loss	—	(14,797)	—	(14,797)

Other Comprehensive Income	—	—	3,945	3,945

BALANCE - JUNE 30, 2006	$622,000	($14,797)	$3,945	$611,148

The accompanying notes are an integral part of these consolidated financial statements

ZHEJIANG SHENGTE TRANSMISSION CO., LTD.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2006

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Zhejiang Shengte Transmission Co., Ltd. (“Shengte” or “the Company”) was organized in the People’s Republic of China (“PRC”) as a limited liability company on February 24, 2006 with a registered capital of RMB 5 million. The Company is a manufacturer and distributor of gears and transmission systems mainly applied with diesel engines for industrial and agricultural machinery.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING METHOD

The Company uses the accrual method of accounting for financial statements and tax return purposes.

USE OF ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures at the date of the financial statements and during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," the Company considers all highly liquid instruments with original maturities of three months or less to be cash and cash equivalents.

ACCOUNTS RECEIVABLE

Trade accounts receivable are stated at the amount management expects to collect from balances outstanding at the end of the period.  Based on its assessment of the credit history with customers having outstanding balances and current relationships with them, management makes conclusions whether any realization of losses on balances outstanding at the end of the year will be deemed uncollectible based on the age of the receivables. The Company reserves 5% of accounts receivable balances that have been outstanding between three months and six months, 20% of receivable balances that have been outstanding within one year, 50% of receivable balances that have been outstanding for between one year and two years, and 100% of receivable balances that have been outstanding more than two years. All accounts receivable balances at June 30 have been outstanding within three month. Therefore, no allowance is deemed necessary.

The Company will write off the uncollectible receivables once the customers are bankrupt or there is a remote possibility that the Company will collect the outstanding balance.  The write-off must be reported to the local tax authorities and get the official approval from them.  To date, the Company has not written off any accounts receivable.

ADVANCE PAYMENTS

As a common practice in China, vendors often require advance payments for purchase of raw materials. Advance payments are short term in nature and bear no interest.

INVENTORY

Inventories are stated at the lower of cost or net realizable value.  Cost is calculated on the weighted-average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition.  We evaluate the net realizable value of our inventories on a regular basis and record a provision for loss to reduce the computed weighted-average cost if it exceeds the net realizable value.

ZHEJIANG SHENGTE TRANSMISSION CO., LTD.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2006

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

PROPERTY AND EQUIPMENT

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses.  The initial cost of the asset comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use.  Depreciation is provided using the straight-line method over the assets estimated useful life for periods ranging from five to ten years.  Significant improvements and betterments are capitalized where it is probable that the expenditure resulted in an increase in the future economic benefits expected to be obtained from the use of the asset beyond its originally assessed standard of performance.  Routine repairs and maintenance are expensed when incurred.  Gains and losses on disposal of fixed assets are recognized in the income statement based on the net disposal proceeds less the carrying amount of the assets.

IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets, such as property, plant and equipment and other non-current assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.  An impairment loss is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value.  If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value.  Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable.  Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value. At June 30, 2006, there was no impairment expense that was deemed necessary.

REVENUE RECOGNITION

Revenue consists of sales of gears and transmission systems. In accordance with the provisions of Staff Accounting Bulletin No. 103, revenue is recognized when merchandise is shipped, title and risk of loss pass to the customer and collectibility is reasonably assured. Revenue is recorded as the sales price of goods and services, net of applicable rebates, discounts and returns.

INCOME TAXES

The Company accounts for income taxes under the provision of Statement of Financial Accounting Standards (“SFAS” No.  109), “Accounting for Income Taxes,” whereby deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect  taxable income.  Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

FOREIGN CURRENCY TRANSLATION

The Company maintains its books and accounting records in Renminbi (“RMB”), the currency of the PRC, The Company’s functional currency is also RMB.  The Company has adopted SFAS 52 in translating financial statement amounts from RMB to the Company’s reporting currency, United States dollars (“US$”).  All assets and liabilities are translated at the current rate.  The shareholders’ equity accounts are translated at appropriate historical rate.  Revenue and expenses are translated at the weighted average rates in effect on the transaction dates.

Foreign currency translation adjustments due to exchange fluctuation, if any, are included in the Statement of Operations and Comprehensive Income as a component of other comprehensive income.

ZHEJIANG SHENGTE TRANSMISSION CO., LTD.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2006

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company considers the carrying amounts reported in the consolidated Balance Sheet for current assets and current liabilities qualifying as financial instruments and approximating fair value.

SHIPPING AND HANDLING COSTS

Shipping and handling cost are classified as selling expenses and are expensed as incurred.

ADVERTISING COSTS

Advertising costs are classified as selling expenses and are expensed as incurred. Advertising costs were insignificant during the year ended June 30, 2006.

PURCHASE DISCOUNTS

Purchase discounts, if applicable, are netted in the cost of goods sold.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not believe adoption of this statement will have a material impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy (i.e., levels 1, 2, and 3, as defined). Additionally, companies are required to provide enhanced disclosure regarding instruments in the level 3 category, including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not believe adoption of this statement will have a material impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132®” (“SFAS 158”) requires employers to recognize the overfunded or underfunded status of a defined benefit post-retirement plan as an asset or liability in its statement of financial position. Further, SFAS 158 requires employers to recognize changes in the funded status in the year in which the changes occur through comprehensive income. SFAS 158 is effective for fiscal years ending after December 15, 2006. The Company does not believe adoption of this statement will have a material impact on the Company’s financial statements.

ZHEJIANG SHENGTE TRANSMISSION CO., LTD.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2006

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

RECENT ACCOUNTING PRONOUNCEMENTS (continued)

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying misstatement that, when all relevant quantitative and qualitative factors considered, is material. SAB 108 is effective for fiscal years ending on or after November 15, 2006, with early application encouraged. The Company does not believe that SAB 108 will have a material impact on its financial position or results of operations.

In June 2006, the FASB ratified the consensus reached by the EITF related to ETIF Issue No. 06-5 “Accounting for Purchases of Life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life insurance” (“EITF 06-5”), which requires that a policyholder consider additional amounts included in the contractual terms of the policy in determining the amount that could be realized under the life insurance policy. EITF 06-5 provides additional guidance for determining the amount to be realized, including the policy level for which the analysis should be performed, amounts excluded and measurement criteria. EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The Company does not believe adoption of this statement will have a material impact on the Company’s financial statements.

NOTE 3 - INVENTORY

Inventory at June 30, 2006 consisted of the following:

Raw Materials	$17,224
Work in Process	64,414
Finished Goods	0
Total	$81,638

NOTE 4 - PROPERTY AND EQUIPMENT

A summary of property and equipment at June 30, 2007 is as follows:

Manufacturing equipment	$12,765
Office equipment and furniture	7,855
Vehicles	31,094
51,714

Accumulated depreciation	(1,831)

Total	$49,883

Depreciation expense for the year ended June 30, 2006 was $1,831.

ZHEJIANG SHENGTE TRANSMISSION CO., LTD.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2006

NOTE 5 - INCOME TAXES

The company is located in the PRC, and is therefore subject to central government and provincial and local income taxes within the PRC at the applicable tax rate on the taxable income as reported in the PRC statutory financial statements in accordance with relevant income tax laws.  The tax rate is 33%. For the year ended June 30, 2006, the company incurred an operating loss, and therefore the income tax expense was $ 0.

No provision for deferred tax liabilities has been made, since the Company had no material temporary differences between the tax bases of assets and liabilities and their carrying amount.

NOTE 6 - OFF-BALANCE SHEET ARRANGEMENTS

At June 30, 2006, we do not have any material commitments for capital expenditures or have any transactions, obligations or relationships that could be considered off-balance sheet arrangements.

NOTE 7 - SUBSEQUENT EVENTS

On July 6, 2007, the Board of Directors of Zhejiang Zhongchai Machinery Co., Ltd. (“Zhongchai”), the China based and 75% owned subsidiary of Equicap, Inc., approved and finalized a Share Purchase Agreement (“Share Purchase Agreement”) with Xinchang Keyi Machinery Co., Ltd., a corporation incorporated in the People’s Republic of China (“Keyi”). Pursuant to the Share Purchase Agreement, Zhongchai purchased all the outstanding equity of Shengte from Keyi, the sole owner of Shengte for approximately $3.7 million.

ZHEJIANG SHENGTE TRANSMISSION CO., LTD.

BALANCE SHEET

MARCH 31, 2007

(UNAUDITED)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$423,751
Accounts receivable, net of allowance of $13,335	253,361
Advance payments	1,563,306
Inventory	285,333
Other receivables	23,310
Prepaid expenses	15,361

Total Current Assets	2,564,422

PROPERTY AND EQUIPMENT, NET	359,455

Total Assets	$2,923,877

LIABILITIES AND STOCKHOLDER’S EQUITY

LIABILITIES
Short term loans payable	$1,901,967
Accounts payable and accrued expenses	343,131
Other payables	940

Total Liabilities	2,246,038

STOCKHOLDER’S EQUITY
Capital contribution	622,000
Retained earnings	30,138
Accumulated other comprehensive income	25,701

Total Stockholder’s Equity	677,839

Total Liabilities and Stockholder’s Equity	$2,923,877

The accompanying notes are an integral part of these financial statements.

ZHEJIANG SHENGTE TRANSMISSION CO., LTD.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006

REVENUE	$454,342	$-	$1,223,104	$-

COST OF SALES	380,055	-	1,102,582	-

GROSS PROFIT	74,287	-	120,522	-

EXPENSES
Selling, general and administrative	26,092	1,615	73,856	1,615

INCOME (LOSS) FROM OPERATIONS	48,195	(1,615)	46,666	(1,615)

OTHER INCOME (EXPENSE)
Interest income	278	319	516	319
Other expense	(489)	-	(1,299)	-
Total Other Income (Expenses)	(211)	319	(783)	319

INCOME BEFORE PROVISION FOR INCOME TAX	47,984	(1,296)	45,883	(1,296)

PROVISION FOR INCOME TAX	960	-	947	-

NET INCOME	$47,024	($ 1,296)	$44,936	($ 1,296)

OTHER COMPRENSIVE INCOME
Foreign currency translation adjustment	6,538	1,996	21,756	1,996

COMPREHENSIVE INCOME	$53,562	$700	$66,692	$700

The accompanying notes are an integral part of these financial statements.

ZHEJIANG SHENGTE TRANSMISSION CO., LTD.

STATEMENTS OF CASH FLOWS

	Nine Months Ended March 31,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$44,936	($ 1,296)
Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation	18,215	-
Bad debt allowance	13,335	-
Changes in assets and liabilities:
Accounts receivable	(94,688)	-
Inventory	(203,695)	-
Advance payments	(1,110,990)	(339,194)
Other receivables	(14,090)	(4,991)
Prepaid expenses	(4,054)	-
Accounts payable and accrued expenses	137,988	-
Advances from customers	(1,252)	-
Other payables	(1,958)	1,441

Total Adjustments	(1,261,189)	(342,744)

Net cash Used By Operating Activities	(1,216,253)	(344,040)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(327,788)	-

Net Cash Used By Investing Activities	(327,788)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contribution	-	622,000
Short term loans	1,901,967	-

Net Cash Provided By Financing Activities	1,901,967	622,000

EFFECT OF FOREIGN CURRENCY TRANSLATION ON CASH	21,756	1,996

NET INCREASE IN CASH AND CASH EQUIVALENTS	379,682	279,956

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	44,069	-

CASH AND CASH EQUIVALENTS AT END OF YEAR	$423,751	$279,956

SUPPLEMENTAL INFORMATION:

CASH PAID FOR INCOME TAXES	$-	$-

CASH PAID FOR INTEREST	$-	$-

The accompanying notes are an integral part of these financial statements.

ZHEJIANG SHENGTE TRANSMISSION CO., LTD.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2007 AND 2006

(UNAUDITED)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Zhejiang Shengte Transmission Co., Ltd. (“Shengte” or “the Company”) was organized in the People’s Republic of China (“PRC”) as a limited liability company on February 24, 2006 with a registered capital of RMB 5 million. The Company is a manufacturer and distributor of gears and transmission systems mainly applied with diesel engines for industrial and agricultural machinery.

NOTE 2 - INTERIM FINANCIAL STATEMENTS

These interim financial statements should be read in conjunction with Zhejiang Shengte Transmission Co., Ltd. audited financial statements for the year ended June 30, 2006, as not all disclosures required by generally accepted accounting principles for annual financial statements are presented. The interim financial statements follow the same accounting policies and methods of computations as the audited financial statements for the year ended June 30, 2006.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principals (GAAP) applicable to interim financial information and with the requirements of Form 10-QSB and Item 310 of Regulation S-B of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. Interim results are not necessarily indicative of results for a full year. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods have been included.

NOTE 4 - ACCOUNTS RECEIVABLE

Trade accounts receivable are stated at the amount management expects to collect from balances outstanding at the end of the period.  Based on its assessment of the credit history with customers having outstanding balances and current relationships with them, management makes conclusions whether any realization of losses on balances outstanding at the end of the year will be deemed uncollectible based on the age of the receivables. The Company reserves 5% of accounts receivable balances that have been outstanding between three months and six months, 20% of receivable balances that have been outstanding within one year, 50% of receivable balances that have been outstanding for between one year and two years, and 100% of receivable balances that have been outstanding more than two years. Bad debt allowance for the nine months ended March 31, 2007 was $13,335.

NOTE 5 - INVENTORY

Inventory at March 31, 2007 consisted of the following:

Raw Materials	$55,643
Work in Process	90,452
Finished Goods	139,238
Total	$285,333

ZHEJIANG SHENGTE TRANSMISSION CO., LTD.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2007 AND 2006

(UNAUDITED)

NOTE 6 - PROPERTY AND EQUIPMENT

A summary of property and equipment at March 31, 2007 is as follows:

Manufacturing equipment	$340,552
Office equipment and furniture	7,855
Vehicles	31,094
379,501

Accumulated depreciation	(20,046)

Total	$359,455

Depreciation expense for the nine months ended March 31, 2007 and 2006 was $18,215 and $-0-, respectively.

NOTE 7 - SHORT TERM LOANS

Short term loans represent loans made from non-related third parties for working capital purposes. These loans are short term in nature and bear no interest.

NOTE 8 - INCOME TAXES

The company is located in the PRC, and is therefore subject to central government and provincial and local income taxes within the PRC at the applicable tax rate on the taxable income as reported in the PRC statutory financial statements in accordance with relevant income tax laws.  The tax rate is 33%. For the nine months and three months ended March 31, 2007, the income tax expense was $947 and $960, respectively

No provision for deferred tax liabilities has been made, since the Company had no material temporary differences between the tax bases of assets and liabilities and their carrying amount.

NOTE 9 - OFF-BALANCE SHEET ARRANGEMENTS

At March 31, 2007, the company did not have any material commitments for capital expenditures or have any transactions, obligations or relationships that could be considered off-balance sheet arrangements.

NOTE 10 - SUBSEQUENT EVENTS

On July 6, 2007, the Board of Directors of Zhejiang Zhongchai Machinery Co., Ltd. (“Zhongchai”), the China based and 75% owned subsidiary of Equicap, Inc., approved and finalized a Share Purchase Agreement (“Share Purchase Agreement”) with Xinchang Keyi Machinery Co., Ltd., a corporation incorporated in the People’s Republic of China (“Keyi”). Pursuant to the Share Purchase Agreement, Zhongchai purchased all the outstanding equity of Shengte from Keyi, the sole owner of Shengte for approximately $3.7 million.

Unaudited Pro Forma Condensed Financial Statements

The following unaudited pro forma condensed financial statements of Equicap, Inc (the “Company”) have been prepared to indicate how the financial statements of the Company might have looked if the merger with Zhejiang Shengte Transmission Co., Ltd and transactions related to that Merger had occurred as of the beginning of the period presented.

The pro forma condensed financial statements should be read in conjunction with a reading of the historical financial statements of the Company and Zhejiang Shengte Transmission Co., Ltd. The pro forma condensed financial statements are presented for illustrative purposes only and are not intended to be indicative of actual financial condition or results of operations had the merger been in effect during the periods presented, or of financial condition or results of operations that may be reported in the future.

Equicap, Inc.
Unaudited Pro Forma Condensed Balance Sheet
March 31, 2007

	Historical		Pro Forma
	Equicap, Inc.	Zhejiang Shengte Transmission Co., Ltd	Adjustments	Notes	Combined
ASSETS

CURRENT ASSETS
Cash & cash equivalents	$12,871,855	$423,751	$(3,626,000)	(a)	$9,669,606
Accounts receivable, net of allowance	236,534	253,361	-		489,895
Advance payments	-	1,563,306	-		1,563,306
Inventory	61,327	285,333	-		346,660
Other receivables	-	23,310	-		23,310
Prepaid expenses	-	15,361	-		15,361

Total Current Assets	13,169,716	2,564,422	(3,626,000)		12,108,138

PROPERTY AND EQUIPMENT, NET	-	359,455	-		359,455

OTHER ASSET
Goodwill	-	-	2,948,161	(b)	2,948,161
Deferred compensation	308,381	-	-		308,381

Total Assets	$13,478,097	$2,923,877	$(677,839)		$15,724,135

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$639,836	$343,131	$-		$982,967
Taxes payable	39,866	-	-		39,866
Other payables	17,910	1,902,907	-		1,920,817

Total Current Liabilities	697,612	2,246,038	-		2,943,650

MINORITY INTEREST	2,600,000	-	12,984	(c)	2,612,984

STOCKHOLDERS' EQUITY
Capital contribution	-	622,000	(622,000)	(d)	-
Common stock	28,169	-	-		28,169
Stock subscriptions receivable-IBC	(5,330)	-	-		(5,330)
Stock subscriptions receivable-Usunco	(33,120)	-			(33,120)
Additional paid-in capital	11,117,636	-			11,117,636
Retained earnings	(944,567)	30,138	(37,673)	(d)	(952,102)
Accumulated Other comprehensive income	17,697	25,701	(31,150)	(d)	12,248

Total Stockholders' Equity	10,180,485	677,839	(690,823)		10,167,501

Total Liabilities and Stockholders' Equity	$13,478,097	$2,923,877	$(677,839)		$15,724,135

Equicap, Inc.
Unaudited Pro Forma Condensed Statements of Operations
For the Year Ended June 30, 2006

	Historical		Pro Forma
	Equicap, Inc.	Zhejiang Shengte Transmission Co., Ltd	Adjustments	Notes	Combined

SALES	$961,632	$47,696	$-		$1,009,328

COST OF SALES	758,767	39,871	-		798,638

GROSS PROFIT	202,865	7,825	-		210,690

EXPENSES
Selling, general and administrative	70,393	23,477	-		93,870
Total Expenses	70,393	23,477			93,870

INCOME (LOSS) FROM OPERATIONS	132,472	(15,652)	-		116,820

OTHER INCOME (EXPENSE)
Interest income	-	503	-		503
Other income	-	400	-		400
Other expenses	(30,449)	(48)	-		(30,497)
Total Other Income (Expenses)	(30,449)	855	-		(29,594)

INCOME BEFORE PROVISION FOR INCOME TAX	102,023	(14,797)	-		87,226

PROVISION FOR INCOME TAXES	41,466	-	-		41,466

NET INCOME (LOSS) BEFORE MINORITY INTEREST	$60,557	$(14,797)	-		$45,760

MINORITY INTEREST	-	-	(3,699)	(c)	(3,699)

NET INCOME (LOSS)	$60,557	$(14,797)	$(3,699)		$49,459

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE	$0.00				$0.00

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	18,323,944				18,323,944

Equicap, Inc.
Unaudited Pro Forma Condensed Statements of Operations
For the Nine Months Ended March 31, 2007

	Historical		Pro Forma
	Equicap, Inc.	Zhejiang Shengte Transmission Co., Ltd	Adjustments	Notes	Combined

SALES	$1,206,077	$1,223,104	$-		$2,429,181

COST OF SALES	1,100,715	1,102,582	-		2,203,297

GROSS PROFIT	105,362	120,522	-		225,884

EXPENSES
Selling, general and administrative	1,108,588	73,856	-		1,182,444
Total Expenses	1,108,588	73,856	-		1,182,444

INCOME (LOSS) FROM OPERATIONS	(1,003,226)	46,666	-		(956,560)

OTHER INCOME (EXPENSE)
Interest income	-	516	-		516
Other income	-	-	-		-
Other expense	(1,073)	(1,299)	-		(2,372)
Total Other Income (Expense)	(1,073)	(783)	-		(1,856)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAX	(1,004,299)	45,883	-		(958,416)

PROVISION FOR INCOME TAXES	825	947	-		1,772

NET INCOME (LOSS) BEFORE MINORITY INTEREST	($1,005,124)	$44,936	-		(960,188)

MINORITY INTEREST	-	-	11,234	(c)	11,234

NET INCOME (LOSS)	($1,005,124)	$44,936	$11,234		($971,422)

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE	($0.05)				($0.05)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	19,568,101				19,568,101

Equicap, Inc.

Notes to Pro Forma Adjustments

The Company acquired Shengte as a relatively recently started, turn-key operation, for which it paid a premium price in an arms length negotiation. Management believes that the benefits to the Company of acquiring an operating business are several. In the rapidly expanding economic climate of the PRC, time to market is an important factor, which if reduced gives significant advantage. Moreover, because construction materials, manufacturing equipment and personnel are in high demand and can be difficult to locate and obtain or hire, acquiring a complete manufacturing facility provides benefits over the Company establishing its own facility. The Shengte plant and equipment are relatively new and form a complete facility which is an advantage when much manufacturing production in the PRC is aged and subject to legacy costs. Shengte has experienced management, skilled employees, and operations in place. The plant is in production and will be able to supply additional product to support the Company’s current distribution channels which management believes will improve distribution margins and add value by extension and expansion of the current product lines of the Company.

a)	Adjustment to record the cash used in the purchase of Shengte.

b)
Adjustment to record the purchase price of Shengte over the carrying value of the assets and liabilities has been allocated to goodwill based on management’s determination that there are no specifically identifiable intangible assets such as trademarks, agreements, contracts, customer lists, patented technology, or other such identifiable intangible assets that can be recognized as an asset apart from goodwill, per SFAS 141 paragraph 39 Appendix A.

c)
Adjustment to record the minority interest of Shengte, which has been acquired through ZhongChai, the 75% owned subsidiary of Equicap. The minority interest adjustment represents the 25% interest of Shengte that is not owned by Equicap.

d)	Adjustment to equity to eliminate the consolidated equity of Shengte.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The laws of Nevada permit the indemnification of directors, employees, officers and agents of Nevada corporations. Our bylaws provide that we shall indemnify to the fullest extent permitted by Nevada law any person whom we are able to indemnify under that law.

The provisions of Nevada law that authorize indemnification limit their application only to circumstances where the indemnified person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws.

To the extent that we indemnify our management for liabilities arising under securities laws, we have been informed by the SEC that this indemnification is against public policy and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee	$402.71
Legal Fees and Expenses	15,000.00
Accounting Fees and Expenses.	10,000.00
Financial Printing and Engraving.	1,000.00
Blue Sky Fees and Expenses.	2,500.00
Miscellaneous.	1,097.29
TOTAL	$30,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

(A) On December 13, 2005, the Registrant entered into an Amendatory Agreement with Duluth Venture Capital Partners, LLC ("Duluth") with respect to $132,912 in accounts payable owed by the company. Duluth had purchased such accounts payable from the Registrant sole officer and director, Stephen M. Siedow. The accounts payable reflected amounts advanced by Mr. Siedow for accounting, legal and other expenses of the Registrant. Pursuant to the Amendatory Agreement, the Registrant agreed to convert the accounts payable into a Convertible Promissory Note ("Note"). The Note was non-interest bearing, payable on demand and convertible into 600,000 shares of the Registrant's common stock (the "Duluth Shares").

On December 28, 2005, Duluth entered into a Securities Purchase Agreement (the "Purchase Agreement") with La Pergola Investments Ltd. ("La Pergola"), Fountainhead Investments, Inc. ("Fountainhead"), Gaha Ventures, LLC ("Gaha"), and G4, LLC (together with La Pergola, Fountainhead, and Gaha, the "Purchasers"), pursuant to which Duluth agreed to convert the Note and sell all of the Duluth Shares to the Purchasers for a purchase price, in the aggregate, of $492,500. The Duluth Shares represented approximately 60.60% of the then issued and outstanding capital stock of the Registrant calculated on a fully-diluted basis.

In addition, on December 28, 2005, La Pergola, Fountainhead and Gaha acquired 6,333, 6,334 and 6,333 shares of the Registrant's common stock, respectively, from Sheridan Clearing Corporation (collectively, the "Sheridan Shares," and together with the Duluth Shares, the "Shares").

The Purchasers acquired the Shares in the following amounts and own the following respective percentages of the outstanding common stock of the company:

Name	Number of Shares	Percentage of Registrant
LaPergola Investments Ltd.	174,333	17.6%
Fountainhead Investments, Inc.	222,334	22.4%
Gaha Ventures, LLC	114,333	11.5%
G4, LLC	108,000	10.9%

Each Purchaser used his, her or its personal funds or working capital, as applicable, to acquire the Shares from Duluth. None of the Purchasers borrowed any funds to acquire the Shares.

(B) On March 9, 2007, in connection with the securities exchange agreement for the acquisition of Usunco Automotive Limited, the Registrant issued an aggregate of 18,323,944 shares of common stock to nine individuals or entities in exchange for all the outstanding equity securities of Usunco Automotive Limited. The exchange was made as a private placement under Section 4(2) of the Securities Act on the basis of representations by the recipient stockholders of Usunco Automotive Limited that each was a sophisticated investor and an accredited investor under Regulation D promulgated under the Securities Act of 1933, which representations were set forth in the securities exchange agreement dated March 7, 2007, for the transaction.

(C)  On March 7, 2007, in connection with a securities exchange agreement for the acquisition of Usunco Automotive Limited, the Registrant entered into an agreement to convert outstanding debt of $100,000 for 702,132 shares of common stock with Fountainhead Investments, Inc. The shares were issued on March 9, 2007. The shares were issued on the basis that the investor was an accredited investor, under Section 4(2) of the Securities Act of 1933.

(D) On March 7, 2007, the Registrant entered into a securities purchase agreement to sell 8,450,704 shares of common stock to eleven investors, each of which is an accredited investor. The sale of securities was consummated on March 9, 2007. In connection with the sale of the common stock to the investors, the Registrant issued 161,633 shares and a warrant to purchase 422,535 shares of common stock to the placement agent (or its designees) in connection with is services for the reverse merger transaction and the private placement. The issuances of the securities was made based on an exemption under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated under the Securities Act of 1933. The investors and the placement agent certified that they were accredited investors and had the ability to assess an investment in the Registrant. The Registrant filed a Form D in respect of the offering.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.	Description of Document
4.1	Form of common stock Purchase Warrant Agreement issued to vFinance Investments, Inc., dated March 7, 2007*

5.1	Opinion of Graubard Miller***

10.1	Form of Securities Purchase Agreement with investors, dated March 7, 2007*

10.2	Form of Lock-up Agreement for certain management persons, dated March 7, 2007*

10.3	Form of Make Good Escrow Agreement with certain management persons, vFinance Investments, Inc. and investors, dated March 7, 2007*

10.4.	Form of Registration Rights Agreement with investors, vFinance Investments, Inc. and certain former stockholders of the registrant, dated March 7, 2007*

10.5	Joint Venture Agreement dated July 4, 2006 between Xinchai Holding Group Co., Ltd. and Usunco Automotive Limited in respect of Zhejiang Zhongchai Machinery Co., Ltd.*

10.6	Exclusive Distribution Agreement between Zhejiang Xinchai Holding Group Co. Ltd. and Zhejiang Zhongchai Machinery Co., Ltd., dated as of January 28, 2007*

10.7	Share Exchange Agreement dated March 7, 2007, among Usunco Automotive Limited and the stockholders of Usunco Automotive Limited and Equicap, Inc.*

10.8	Convertible Note Conversion Agreement dated March 7, 2007, between Equicap and Fountainhead Capital Partners Limited*

10.9	Consulting Agreement with Fountainhead Capital Partners Limited dated March 7, 2007*

10.10	Indemnification Agreement between Equicap and Mr. Thomas W. Colligan, dated March 7, 2007*

10.11	Escrow Agreement, dated March 2, 2007*

10.12	Lock-up Agreement with former Equicap persons*

23.1	Consent of Patrizio & Zhao, LLC (Equicap)**

23.2	Consent of Patrizio & Zhao, LLC (Shengte) **

23.3	Consent of Graubard Miller (Contained in Exhibit 5.1)***

*	Incorporated by reference from Form 8-K, Current Report, Event dated March 9, 2007

**	Filed herewith

***	Previously filed

ITEM 28. UNDERTAKINGS

The undersigned issuer undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(1) include any prospectus required by section 10(a)(3) of the Securities Act;

(2) reflect in the prospectus any facts or events arising after the effective date of the registration statement;

(3) include any additional or changed material information regarding the plan of distribution;

(4) for determining liability under the Securities Act, we will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering; and

(5) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) As indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) We undertake:

(1)  For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in the prospectus and the offering of such securities at that time shall be deemed to be the initial bona fide offering of the securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment to the Registration Statement on Form SB-2 and authorized this Amendment to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Santa Ana, California on August 13, 2007.

EQUICAP, INC.

By:	/s/ Peter Wang
Name: Peter Wang
Title: President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ Peter Wang	Chairman and President	August 13, 2007
Peter Wang	(Principal Executive Officer)

/S/ Jason Lu	Chief Executive Officer,	August 13, 2007
Jason Lu	and Director

/S/ David Ming He	Chief Financial Officer	August 13, 2007
David Ming He	(Principal Financial Officer
and Principal Accounting Officer)

/S/Haining Liu	Director	August 13, 2007
Haining Liu

Exhibit Index

Exhibit No.	Description of Document
4.1	Form of common stock Purchase Warrant Agreement issued to vFinance Investments, Inc., dated March 7, 2007*

5.1	Opinion of Graubard Miller***

10.1	Form of Securities Purchase Agreement with investors, dated March 7, 2007*

10.2	Form of Lock-up Agreement for certain management persons, dated March 7, 2007*

10.3	Form of Make Good Escrow Agreement with certain management persons, vFinance Investments, Inc. and investors, dated March 7, 2007*

10.4.	Form of Registration Rights Agreement with investors, vFinance Investments, Inc. and certain former stockholders of the registrant, dated March 7, 2007*

10.5	Joint Venture Agreement dated July 4, 2006 between Xinchai Holding Group Co., Ltd. and Usunco Automotive Limited in respect of Zhejiang Zhongchai Machinery Co., Ltd.*

10.6	Exclusive Distribution Agreement between Zhejiang Xinchai Holding Group Co. Ltd. and Zhejiang Zhongchai Machinery Co., Ltd., dated as of January 28, 2007*

10.7	Share Exchange Agreement dated March 7, 2007, among Usunco Automotive Limited and the stockholders of Usunco Automotive Limited and Equicap, Inc.*

10.8	Convertible Note Conversion Agreement dated March 7, 2007, between Equicap and Fountainhead Capital Partners Limited*

10.9	Consulting Agreement with Fountainhead Capital Partners Limited dated March 7, 2007*

10.10	Indemnification Agreement between Equicap and Mr. Thomas W. Colligan, dated March 7, 2007*

10.11	Escrow Agreement, dated March 2, 2007*

10.12	Lock-up Agreement with former Equicap persons*

23.1	Consent of Patrizio & Zhao, LLC (Equicap)**

23.2	Consent of Patrizio & Zhao, LLC (Shengte)**

23.3	Consent of Graubard Miller (Contained in Exhibit 5.1)***

*	Incorporated by reference from Form 8-K, Current Report, Event dated March 9, 2007

**	Filed herewith

***	Previously filed

Exhibit 23.1

August 13, 2007

United States Securities and Exchange Commission
100 F. Street, N. E.
Washington, D.C. 20549

Re:	Consent to be named in Amendment No. 4 to Form SB-2 Registration Statement, for the registration of 10,196,504 shares of common stock of Equicap, Inc.

Ladies and Gentlemen:

We consent to the use in this Amendment No. 4 to the Registration Statement of Equicap, Inc., a Nevada corporation, on Form SB-2 of our report dated June 8, 2007 (except for Note 7, as to which the date is August 6, 2007), appearing in this Registration Statement relating to the financial statements of Equicap, Inc. We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

Sincerely,

/S/ Patrizio & Zhao, LLC
Patrizio & Zhao, LLC
Parsippany, New Jersey

Exhibit 23.2

August 13, 2007

United States Securities and Exchange Commission
100 F. Street, N. E.
Washington, D.C. 20549

Re:	Consent to be named in Amendment No. 4 to Form SB-2 Registration Statement, for the registration of 10,196,504 shares of common stock of Equicap, Inc.

Ladies and Gentlemen:

We consent to the use in this Amendment No. 4 to the Registration Statement of Equicap, Inc., a Nevada corporation, on Form SB-2 of our report dated August 3, 2007, appearing in this Registration Statement relating to the financial statements of Zhejiang Shengte Transmission Co., Ltd. We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

Sincerely,

/S/ Patrizio & Zhao, LLC
Patrizio & Zhao, LLC
Parsippany, New Jersey